As filed with the Securities and Exchange Commission on July 19, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________

ACTIVECARE, INC.
(Exact name of registrant as specified in its charter)

_________________

Delaware	3669	87-0578125
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1365 West Business Park Drive
Suite 100
Orem, Utah 84058
(877) 219-6050
(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

_________________

Jeffrey Peterson
Chief Executive Officer
1365 West Business Park Drive
Suite 100
Orem, Utah 84058
(877) 219-6050
 (Name, address, including zip code, and telephone number
including area code, of agent for service)

_________________

With copies to:

Joseph M. Lucosky, Esq. Lawrence Metelitsa, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Tel. No.: (732) 395-4400 Fax No.: (732) 395-4401	Steven D. Uslaner, Esq. Mark F. Coldwell, Esq. Littman Krooks, LLP 655 Third Avenue, 20th Floor New York, NY 10017 Tel. No.: (212) 490-2020 Fax No.: (312) 490-2990

_________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered		Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.00001 per share(2)(3)		$17,250,000	$1,738
Warrants to Purchase Common Stock(3)(4)		—	—
Representatives’ Warrant to Purchase Common Stock(4)		N/A	—
Shares of Common Stock issuable upon exercise of the Warrants(2)(3)
Shares of Common Stock issuable upon exercise of Representatives’ Warrant(2)(5)		$1,078,125	$109
Total	$		$1,847

____________

(1)      Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)      Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)      Includes shares of common stock which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(4)      In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Warrants and Representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(5)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 125.0% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s warrants is $1,078,125 which is equal to 125% of $862,500 (5% of $17,250,000).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 19, 2016

______ Shares of Common Stock

Warrants to Purchase up to _____Shares of Common Stock

ActiveCare, Inc.

We are offering ________ shares of our common stock, $0.00001 par value per share, and warrants to purchase ______shares of our common stock at a public offering price of $____ per share and $0.01 per warrant. The warrants are exercisable immediately, have an exercise price of $___ per share and expire five years from the date of issuance.

Our common stock is presently quoted on the OTCQB under the symbol “ACAR”. We intend to apply to have our common stock and warrants listed on The NASDAQ Capital Market under the symbols “ACAR” and “ACARW,” respectively. No assurance can be given that our application will be approved. On July 18, 2016, the last reported sale price for our common stock on the OTCQB was $0.0489 per share. There is no established public trading market for the warrants. No assurance can be given that a trading market will develop for the warrants.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Combined Per Share and Warrant	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

____________

(1)      Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Joseph Gunnar & Co., LLC, the representative of the underwriters. See “Underwriting” for a description of compensation payable to the Underwriters

We have granted a 45-day option to the representative of the underwriters to purchase up to _____ additional shares of our common stock and/or warrants to purchase _______ shares of our common stock, solely to cover over-allotments, if any.

The underwriters expect to deliver our shares  and warrants to purchasers in the offering on or about______, 2016.

Joseph Gunnar & Co.

A leader in diabetes wellness, ActiveCare has partnered with your patient's health plan to bring clarity and visibility to the real-time status of patient health.

1 >>> Technology 2 >>> Strong Support 3 >>> Increased Compliance

FREE TESTING SUPPLIES - 24/7 MEDICAL TRIAGE

A combination of state-of-the-art technology and a 24/7 unique and active approach in caring for patients, results in improved outcomes.

405
SECURE EMAIL
DM Nurse
EMAIL/SMS
Physician
"Live" Call
Caregiver
Member

Imagine a member receiving a call minutes after recording a dangerously low or high reading. It may seem like science fiction – but with ActiveCare, it becomes a reality.

>>>
MANAGING DIABETES
201
Average Reading
30-days

1365 West Business Park Dr.
Orem, Utah 84058
Phone 877-219-6050
www.activecare.com

ActiveCare

ActiveCare

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	7
Use of Proceeds	21
Market for Our Common Stock and Related Stockholder Matters	22
Capitalization	23
Dilution	24
Management’s Discussion and Analysis of Financial Condition and Results of Operations	26
Business	39
Directors and Executive Officers	50
Executive Compensation	54
Security Ownership of Certain Beneficial Owners and Management	59
Transactions with Related Persons	61
Description of Capital Stock	63
Underwriting	68
Transfer Agent and Registrar	76
Legal Matters	76
Experts	76
Where You Can Find More Information	76
Index to Consolidated Financial Statements	F-1

You should rely only on information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

We have registered certain of our trademarks with the United States Patent and Trademark Office, including ActiveCare®, ActiveOne®, ActiveOne+® and ActiveHome®.

We also use certain trademarks, trade names, and logos that have not been registered. We claim common law rights to these unregistered trademarks, trade names and logos.

i

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our securities. You should read this prospectus carefully, especially the risks and other information set forth under the heading “Risk Factors”; “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus, before making an investment decision. Our fiscal year end is September 30 and our fiscal years ended September 30, 2015 and 2014 and our fiscal year ending September 30, 2016 are sometimes referred to herein as fiscal years 2014, 2015 and 2016, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company” or “our Company” and “ActiveCare” refer to ActiveCare, Inc., a Delaware corporation, and its wholly owned subsidiaries.

This prospectus assumes the over-allotment option of the underwriters has not been exercised, unless otherwise indicated.

Overview

Our focus is on the monitoring of individuals with diabetes. Diabetes is a pandemic that, as of 2014, affected approximately 9% of the U.S. population or 29 million Americans. Studies have shown that the annual cost of treating an individual with diabetes and the comorbidities associated with the disease is approximately $13,700 per year. This combination costs the U.S. health system up to $245 billion annually. A major driver of diabetic related claims is the lack of adherence to regular glucose monitoring. It is estimated that as much as 80% of diabetics are non-compliant with their treatment plans, despite physician recommendations.

We believe we offer a unique approach to caring for chronic illnesses such as diabetes by adding a “human touch” and monitoring component to traditional disease management. To that end, we have created a “CareCenter” where our highly trained “CareSpecialists” reach out to engage members so that they can monitor their condition on a regular and real-time basis. Our personalized and active monitoring approach allows for the necessary action to be taken today to avoid major and costly events in the future. ActiveCare provides its solution to self-insured companies (“SICs”) through third party administrators (“TPAs”) and a network of health insurance brokers. The members who directly engage with our CareCenter specialists are diabetic patients employed by these SICs.

Our CareSpecialists maintain consistent contact with our members helping them through the ups and downs of managing their glucose levels. For example, when test results exceed certain thresholds or a certain amount of time has passed without testing, members receive a prompt call from a CareSpecialist who will then triage the member and, if necessary, contact emergency personnel. This “live” and timely intervention provides the platform of insight for members to modify their behavior while reinforcing goals to better manage their disease. With real-time data, the CareSpecialists provide proactive support and encouragement to members before they become high risk. Our approach is designed to improve the health and wellness of our members while also lowering the overall costs of medical care paid by their employers.

Competitive Advantages/Operational Strengths:

Unique Solution: The challenge facing the healthcare system is how to motivate people with diabetes to monitor their glucose levels to improve their lives. In order to address this challenge, information is needed to determine who is actually testing or not testing and who has readings that are outside of acceptable parameters. Outside of our approach, we are not aware of any companies providing a service utilizing real-time information to help patients manage diabetes and reduce future medical costs.

Real-Time Visibility: Without actionable and reliable information being available, healthcare professionals have typically relied on a diabetic’s A1C (90-day blood glucose average) test results. These reports are unable to show the daily high and low blood glucose events. We believe that our solution focusing on consistent communications with patients and real time monitoring is highly preferable. Our state-of-the-art cellular glucometer allows for test results to automatically be sent wirelessly to ActiveCare immediately following each test. The only thing our member needs to do is test themselves and our CareSpecialists maintain consistent contact to provide advice, answer questions and to engage emergency personnel if needed.

Proactive Approach of our CareCenter: We believe that our 24/7 CareCenter sets us apart from all other diabetes management programs. Historically, diabetics would be contacted by disease management personnel after incurring high medical costs and being classified as high risk. This method is reactionary and does nothing to prevent diabetics from becoming high risk in the first place. With real-time data, the CareCenter provides proactive support and encouragement to our members before they become high risk.

Engagement Strategy and Reward Program: The entire experience of how our CareSpecialists interact with members has been retooled and refocused on increasing engagement. This engagement strategy is designed to foster increased testing through positive reinforcement involving an on-going testing rewards program, regular educational events and increased coordination with the group’s clinical team. Our rewards program is designed to incentivize members to test more often through monetary reward. This innovative program transforms testing into an exciting and fun activity and has the effect of significantly increasing the incidence of testing.

Management Team and Key Personnel Experience: Our management team and key personnel have significant technical and entrepreneurial experience, with over 20 years of experience in the remote monitoring industry.

In summary, our monitoring program and related services provide caregivers, physicians, disease management and wellness coordinators with real-time visibility into a member’s health. Our unique approach in caring for diabetes patients is designed to improve the health and wellness of our members while also lowering the overall costs of medical care paid by their employers. We believe our approach of combining monitoring technology with a human service touch will create a paradigm shift to increase testing and improve the health of those living with diabetes.

Our Risks and Challenges

An investment in our securities involves a high degree of risk including risks related to the following:

WE HAVE A HISTORY OF ACCUMULATED DEFICITS, RECURRING LOSSES AND NEGATIVE CASH FLOWS. IN ORDER FOR US TO REMOVE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WE MUST ACHIEVE PROFITABILITY, GENERATE POSITIVE CASH FLOWS FROM OPERATING ACTIVITIES OR OTHERWISE OBTAIN NECESSARY DEBT OR EQUITY FUNDING.

DUE TO OUR DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS, WE ARE SUBJECT TO A CONCENTRATION OF CREDIT RISK.

WE CURRENTLY DEPEND UPON A SINGLE SOURCE SUPPLIER FOR OUR PRODUCTS MAKING US VULNERABLE TO SUPPLY PROBLEMS AND PRICE FLUCTUATIONS, WHICH COULD HARM OUR BUSINESS.

Our profitability depends upon achieving success in our future operations through implementing our business plan, increasing sales, and expanding our customer base, for which no assurance can be given.

The commercial success of our products will depend upon the degree of market acceptance by physicians, hospitals, third-party payors, and others in the medical community.

SOME OF Our products are not based entirely on technology that is proprietary to us, which means that we do not have a technological advantage over our competitors WITH RESPECT TO CERTAIN OF OUR PRODUCTS, and that we must rely on the owners of the proprietary technology that is the basis for THESE products to protect that technology. We have no control over such protection.

SOME OF Our products are subject to the risks and uncertainties associated with the protection of intellectual property and related proprietary rights. We believe that our success depends in part on our ability to obtain and enforce patents, maintain trade secrets and operate without infringing on the proprietary rights of others in the United States and in other countries.

We also rely on trade secrets laws to protect portions of our technology for which patent protection has not yet been pursued or is not believed to be appropriate or obtainable.

In February 2016, we entered into A Loan and Security Agreement with PARTNERS FOR GROWTH IV, L.P. , and issued certain notes payable. THESE obligations are secured by the grant of a security interest in all of our assets. upon a default the lender may foreclose on all of our assets.

We are subject to a number of additional risks which you should be aware of before you buy our securities in this Offering. These risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary.

RECENT DEVELOPMENTS

On July 7, 2016, James Dalton resigned his positions as the Company’s Chief Executive Officer and Chairman. Mr. Dalton will remain with the Company in a consulting capacity.

Upon Mr. Dalton’s resignation, Jeffrey Peterson, the Company’s Chief Financial Officer, Secretary and Treasurer was appointed as the Company’s Chief Executive Officer. Concurrently, Mr. Peterson resigned from his Chief Financial Officer, Secretary and Treasurer positions.

On July 7, 2016, the Company appointed Bradley Robinson to the Board of Directors and Eric Robinson as the Company’s Chief Financial Officer, Secretary and Treasurer. Mr. Bradley Robinson and Mr. Eric Robinson are brothers.

History and Corporate Information

ActiveCare, Inc. was formed March 5, 1998 as a wholly owned subsidiary of Track Group (OTCQX: TRCK), a Utah corporation, formerly known as SecureAlert, Inc. (“Track Group”). We were spun off from Track Group in February 2009. Effective July 15, 2009, we changed our name to ActiveCare, Inc., and our state of incorporation to Delaware. The address of our principal office is 1365 West Business Park Drive, Suite 100, Orem, Utah 84058 and our telephone number is (877) 219-6050. Our web site is located at www.activecare.com. Our website and the information contained in, or accessible through, our website will not be deemed to be incorporated by reference into this prospectus and does not constitute part of this prospectus.

THE OFFERING

Securities offered by us:

________ shares of our common stock and warrants to purchase ______ shares of our common stock. Each warrant will have an exercise price of $__ per share, is exercisable immediately and will expire five years from the date of issuance.

Common stock outstanding before the offering as of July 15, 2016:	110,035,710 shares

Common stock to be outstanding after the offering	_____ shares

Option to purchase additional shares

We have granted the underwriters a 45 day option to purchase up to _____ additional shares of our common stock at a public offering price of $___ per share and/or warrants to purchase _______ shares of our common stock at a public offering price of $0.01 per warrant, solely to cover over-allotments, if any.

Use of proceeds

We intend to use the net proceeds of this offering for research and development activities; sales and marketing, purchase of inventory, repayment of certain indebtedness and for general working capital purposes. See “Use of Proceeds.”

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 7 before deciding to invest in our securities.

Trading Symbol

Our common stock is currently quoted on the OTCQB under the trading symbol “ACAR”. We intend to apply to the NASDAQ Capital Market to list our common stock under the symbol “ACAR” and our warrants under the symbol “ACARW.”

Lock-up

We and our directors, officers and principal stockholders have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days after the date of this prospectus, in the case of our directors and officers, and 90 days after the date of this prospectus, in the case of our principal stockholders. See “Underwriting” section on page 68.

NASDAQ listing requirements include, among other things, a stock price threshold. As a result, prior to effectiveness, the Company will need to take necessary steps to meet NASDAQ listing requirements, including but not limited to a reverse split of our common stock.

The common stock to be outstanding after this offering is based on 110,035,710 shares outstanding as of July 15, 2016, and excludes the following as of such date:

•         18,165,035 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $0.24707;

•         _______ shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering; and

•         ______ shares issuable upon exercise of outstanding warrants sold in this offering.

Unless otherwise stated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the years ended September 30, 2015 and 2014 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the six months ended March 31, 2016 and 2015 and the consolidated balance sheets data as of March 31, 2016 are derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the six months ended March 31, 2016 are not necessarily indicative of our operating results to be expected for the full fiscal year ending September 30, 2016 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our unaudited consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

SUMMARY STATEMENTS OF OPERATIONS DATA

	For the Six Months Ended March 31,		Fiscal Years Ended September 30,*
	(unaudited)	(unaudited)
	2016	2015	2015	2014
Total revenues	$3,684,566	$3,060,219	$6,597,981	$6,107,941
Cost of revenues	(2,855,094)	(2,291,906)	(5,196,827)	(6,437,943)
Gross profit (loss)	829,472	768,313	1,401,154	(330,002)
General and administrative expenses	(4,774,494)	(4,725,475)	(10,358,410)	(9,800,374)
Research and development expenses	(81,412)	(72,156)	(106,526)	(215,074)
Other income (expense), net	(7,064,901)	464,494	(2,277,655)	(1,663,570)
Discontinued operations	0	(187,565)	(186,232)	(1,452,567)
Net loss	(11,091,335)	(3,752,389)	(11,527,669)	(13,461,587)
Net loss to common shareholders	$(18,229,040)	$(4,142,627)	$(12,823,749)	$(16,433,649)
Basic and diluted net loss per share:	$(0.22)	$(0.09)	$(0.25)	$(0.47)
Weighted average common shares outstanding	82,872,000	47,622,000	51,444,000	35,010,000

____________

*         derived from audited consolidated financial statements

The following table presents consolidated balance sheets data as of March 31, 2016 on:

•         an actual basis;

•         a pro forma basis, giving effect to the sale by us of          shares of common stock in this offering at an assumed public offering price of $         per share after deducting underwriting discounts and commissions and estimated offering expenses

The pro forma information will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	Actual	Pro Forma(1)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$147,247	$
Working capital (deficit)	(15,840,276)
Total assets	2,159,941
Total liabilities	25,647,949
Total stockholders’ equity (deficit)	(23,488,008)

____________

(1)      A $1.00 increase or decrease in the assumed public offering price per share would increase or decrease our cash and cash equivalents, working capital (deficit), total assets and total stockholders’ equity (deficit) by approximately $________, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

RISK FACTORS

Investing in our common stock involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our common stock. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related To Our Business

BECAUSE OF OUR HISTORY OF ACCUMULATED DEFICITS, RECURRING LOSSES, NEGATIVE CASH FLOWS FROM OPERATING ACTIVITIES, NEGATIVE TOTAL EQUITY AND CERTAIN DEBT BEING IN DEFAULT, WE MUST IMPROVE PROFITABILITY AND MAY BE REQUIRED TO OBTAIN ADDITIONAL FINANCING IF WE ARE TO CONTINUE AS A “GOING CONCERN.”

We incurred negative cash flows from operating activities and recurring net losses for the six months ended March 31, 2016 and in fiscal years 2015 and 2014. We had negative working capital at the end of each of those years. As of September 30, 2015 and 2014, our accumulated deficit was $91,840,158 and $78,327,447, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements included in this prospectus do not include any adjustments that might result from the outcome of this uncertainty. In order for us to remove substantial doubt about our ability to continue as a going concern, we must achieve profitability, generate positive cash flows from operating activities and obtain necessary debt or equity funding. If we are unable to increase revenues or obtain additional financing, we will be unable to continue the development of our products and services and we may have to cease operations.

Our financial statements have been prepared on the assumption that we will continue as a going concern. Our independent registered public accounting firm has included an explanatory paragraph in its opinion on our financial statements for the fiscal years ended September 30, 2015 and 2014 stating that our recurring losses, negative cash flows from operating activities, negative working capital, negative total equity and certain debt that is in default, and other conditions, raise substantial doubt about our ability to continue as a going concern. It has been necessary to rely upon debt and the sale of our equity securities to sustain operations. Our management anticipates that we will require additional capital over the next 12 months to fund ongoing operations without taking into account the proceeds from this offering. There can be no guarantee that we will be able to obtain such funds, or obtain them on satisfactory terms, and that such funds would be sufficient. If such additional funding is not obtained, we may be required to scale back or cease operations.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FINANCING, BUSINESS OPERATIONS WILL BE HARMED AND IF WE DO OBTAIN ADDITIONAL FINANCING THEN EXISTING SHAREHOLDERS MAY SUFFER SUBSTANTIAL DILUTION.

As of March 31, 2016, we had cash of $147,247. We expect the net proceeds from this offering, along with our current cash position, will enable us to fund our operating expenses and capital expenditure requirements for at least the next 24 months. Thereafter, unless we achieve profitability, we anticipate that we will need to raise additional capital to fund our operations and to otherwise implement our overall business strategy. We currently do not have any contracts or commitments for additional financing. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail and possibly cease operations. In addition, any additional equity financing may involve substantial dilution to then existing shareholders.

DUE TO OUR DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS, WE ARE SUBJECT TO A CONCENTRATION OF CREDIT RISK.

As of June 30, 2016, three customers accounted for 71% of our total revenue for the preceding nine month period. As of September 30, 2015, revenues from three customers represented 69% of our 2015 total revenues.

The loss of any of these significant customers would likely have a material adverse effect on our business, financial condition and results of operations. In addition, in the case of insolvency of any of our significant customers, receivables from that customer might not be collectible, might not be fully collectible, or might be collectible over longer than normal terms, each of which could have a material adverse effect on our business, financial condition, liquidity and results of operations.

WE CURRENTLY DEPEND UPON A SINGLE SOURCE SUPPLIER FOR OUR PRODUCTS, MAKING US VULNERABLE TO SUPPLY PROBLEMS AND PRICE FLUCTUATIONS, WHICH COULD HARM OUR BUSINESS.

During fiscal years 2015 and 2014, we purchased substantially all of our products and supplies from one third-party vendor. We expect to rely on this single source third-party vendor for the manufacture of our Chronic Illness Monitoring products such as our current glucometer and the testing strips required for that device until such time as we develop our own testing products. Although there are other vendors who manufacture similar products and supplies, our systems would need to be modified to accommodate those products and supplies. Consequently, we are dependent on this contract manufacturer for the production of our products and will depend on third-party manufacturing resources to manufacture products we may add to our product line in the future.

Our reliance on this vendor also subjects us to risks that could harm our business, including:

•         we may not be able to obtain adequate supply in a timely manner or on commercially reasonable terms;

•         we may have difficulty locating and qualifying alternative suppliers;

•         our supplier manufactures products for a range of customers, and fluctuations in demand for the products they supply for others may affect its ability to deliver product to us in a timely manner; and

•         our supplier may encounter financial hardships unrelated to our demand for product, which could inhibit its ability to fulfill our orders and meet our requirements.

Any interruption or delay in the supply of products or materials, or our inability to obtain product from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competitive products, and could therefore have a material adverse effect on our business, financial condition, operating results and cash flows.

Our profitability depends upon MANY FACTORS for which no assurance CAN BE given.

Profitability depends upon many factors, including the ability to develop and maintain valuable product and monitoring solutions, our ability to identify and obtain the rights to additional products to add to our existing product line, success and expansion of our sales programs, expansion of our customer base, obtaining the right balance of expense levels and the overall success of our business activities. We anticipate that we will generate operating income in the next 12 months although no assurance can be given in this regard. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product offerings or even continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

The commercial success of our products will depend upon the degree of market acceptance by physicians, hospitals, third-party payors, and others in the medical community.

Ultimately, none of our current products or products in development, even if they receive approval, may ever gain market acceptance by physicians, hospitals, third-party payors or others in the medical community. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenue and we may not become profitable. The degree of market acceptance of our products, will depend on a number of factors, including:

•         the efficacy and potential advantages over alternative treatments;

•         the ability to offer our products and services for sale at competitive prices;

•         the willingness of the target population to accept and adopt our products and services;

•         the strength of marketing and distribution support and the timing of market introduction of competitive products and services; and

•         publicity concerning our products and services or competing products and services.

Even if a potential product displays a favorable profile, market acceptance of the product will not be known until after it is launched. Our efforts to educate the medical community and third-party payors on the benefits of our products and services may require significant resources and may never be successful. Such efforts to educate the marketplace may require more resources than are required by conventional technologies marketed by our competitors.

SOME OF Our products are not based entirely on technology that is proprietary to us, which means that we do not have a technological advantage over our competitors WITH RESPECT TO CERTAIN OF OUR PRODUCTS, and that we must rely on the owners of the proprietary technology that is the basis for THESE products to protect that technology. We have no control over such protection.

Our products utilize technology based in part on patents that have been licensed to us for use within our markets. Our success in adding to our existing product line will depend on our ability to acquire or otherwise license competitive technologies and products and to operate without infringing the proprietary rights of others, both in the United States and internationally. No assurance can be given that any licenses required from third parties will be made available on terms acceptable to us, or at all. If we do not obtain such licenses, we could encounter delays in product introductions while we attempt to adopt alternate sources. We could also find that the manufacture or sale of products requiring such licenses is not possible. Litigation may be necessary to defend against claims of infringement, to protect trade secrets or know-how owned by us, or to determine the scope and validity of the proprietary rights of others. Such litigation could have an adverse and material impact on us and on our operations.

Recent changes in insurance and health care laws have created uncertainty in the health care industry.

The Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act, each enacted in March 2010, generally known as the Health Care Reform Law, significantly expanded health insurance coverage to uninsured Americans and changed the way health care is financed by both governmental and private payers. We expect expansion of access to health insurance to increase the demand for our products and services, but other provisions of the Health Care Reform Law could affect us adversely. Additionally, further federal and state proposals for health care reform are likely. We cannot predict what further reform proposals, if any, will be adopted, when they may be adopted, or what impact they may have on us.

The collection, retention and disclosure of personal information and patient health information is regulated by law and subjects us and our business associates to potential liability for unauthorized disclosure and other use of such information.

State, federal and foreign laws, such as the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), regulate the confidentiality of sensitive personal information and the circumstances under which such information may be released. These measures may govern the disclosure and use of personal and patient medical record information and may require users of such information to implement specified security measures, and to notify individuals in the event of privacy and security breaches. Evolving laws and regulations in this area could restrict the ability of our customers to obtain, use or disseminate patient information, or could require us to incur significant additional costs to re-design our products in a timely manner to reflect these legal requirements, either of which could have an adverse impact on our results of operations. Other health information standards, such as regulations under HIPAA, establish standards regarding electronic health data transmissions and transaction code set rules for specified electronic transactions, for example, transactions involving claims submissions to third-party payers. These also continue to evolve and are often unclear and difficult to apply. In addition, under the federal Health Information Technology for Economic and Clinical Health Act (HITECH Act), which was passed in 2009, some of our business that was previously only indirectly subject to federal HIPAA privacy and security rules became directly subject to such rules because we may serve as “business associates” to persons or entities that are subject to these rules. On January 17, 2013, the Office for Civil Rights of the Department of Health and Human Services released a final rule implementing the HITECH Act and making certain other changes to HIPAA privacy and security requirements. Compliance with the rule was required by September 23, 2013, and increased the requirements applicable to some of our business. Failure to maintain the confidentiality of sensitive personal information in accordance with the applicable regulatory requirements, or to abide by electronic health data transmission standards, could expose us to breach of contract claims, fines and penalties, costs for remediation and harm to our reputation.

Our industry is fragmented, and we MAY experience intense competition from a variety of sources, many of which MAY BE better financed and better managed than we are.

We face, and will continue to face, competition in the Chronic Illness Monitoring market. Many of our competitors and potential competitors may have greater access to capital and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Moreover, many of our competitors may have greater name recognition and experience in the Chronic Illness Monitoring industry. Smaller and other early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. There can be no assurance that competition from other companies will not render our products and services noncompetitive.

THE LOSS OF ONE OR MORE MEMBERS OF OUR SENIOR MANAGEMENT OR KEY EMPLOYEES MAY ADVERSELY AFFECT OUR ABILITY TO IMPLEMENT OUR STRATEGY.

Our success depends to a significant extent upon the continued services of Mr. Jeffrey Peterson. The loss of the services of Mr. Peterson could have a material adverse effect on our growth, revenues, and prospective business. This individual is committed to the Company and willing to devote a large amount of time and energy to the Company. This employee could leave us with little or no prior notice. We do not have “key person” life insurance policies covering any of our employees. Additionally, there are a limited number of qualified technical personnel with significant experience in the design, development, manufacture, and sale of our products, and we may face challenges hiring and retaining these types of employees.

We depend on our experienced management team and the loss of one or more key executives could have a negative impact on our business. We also depend on our ability to retain and motivate key employees and attract qualified new employees. If we lose a member of the management team or a key employee, we may not be able to replace him or her. Integrating new employees into our management team and training new employees with no prior experience in our industry could prove disruptive to our operations, require a disproportionate amount of resources and management attention and ultimately prove unsuccessful. An inability to attract and retain sufficient technical and managerial personnel could limit or delay our development efforts, which could have a material adverse effect on our business, financial condition and results of operations.

Our NEWLY HIRED Chief Financial Officer WILL BE WORKING PART TIME FOR US RESULTING IN A potential lack of availability DUE TO OTHER ComMitments.

Mr. Eric Robinson, our newly hired Chief Financial Officer, Secretary and Treasurer, will be devoting two days a week in the performance of his duties to the Company. Mr. Robinson also has other obligations, which may result in a lack of availability when needed due to responsibilities at other jobs. We expect that he will be joining the Company on a full-time basis sometime in the future, but there can be no assurance given in this regard.

From time to time, we may be subject to expensive claims relating to product liability; our ability to insure against this risk is limited.

The use of any of our existing or potential products in clinical settings may expose us to liability claims. These claims could be made directly by persons who assert that inaccuracies or deficiencies in their test results were caused by defects in our products. Alternatively, we could be exposed to liability indirectly by being named as a third-party defendant in actions brought against companies or persons who have purchased our products. We have obtained limited product liability insurance coverage and we intend to expand our insurance coverage on an as needed basis as sales revenue increases. However, insurance coverage is becoming increasingly expensive, and no assurance can be given that we will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. There can also be no assurance that we will be able to obtain commercially reasonable product liability insurance for any products added to our product line in the future. A successful product liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

FUTURE CASH FLOW FLUCTUATIONS MAY AFFECT OUR ABILITY TO FUND OUR WORKING CAPITAL REQUIREMENTS OR ACHIEVE OUR BUSINESS OBJECTIVES IN A TIMELY MANNER.

Our working capital requirements and cash flows historically have been, and are expected to continue to be, subject to quarterly and yearly fluctuations, depending on such factors as timing and size of capital expenditures, levels of sales, timing of deliveries and collection of receivables, inventory levels, customer payment terms and supplier terms and conditions. We believe our cash on hand and availability under our line of credit will be sufficient to fund our current business model, and meet our customer commitments for at least the next 12 months. However, a greater than expected slow-down in capital spending by our customers may require us to adjust our current business model. As a result, our revenues and cash flows may be materially lower than we expect and we may be required to reduce our capital expenditures and investments or take other measures in order to meet our cash requirements. We may seek additional funds from liquidity-generating transactions and other conventional sources of external financing (which may include a variety of debt, convertible debt and/or equity financings). We cannot provide any assurance that our net cash requirements will be as we currently expect. Our inability to manage cash flow fluctuations resulting from the above factors could have a material adverse effect on our ability to fund our working capital requirements from operating cash flows and other sources of liquidity or to achieve our business objectives in a timely manner.

WE RECENTLY COMPLETED A DEBT FINANCING WHICH IS secured by the grant of a security interest in all of our assets and upon a default the lender may foreclose on all of our assets.

In February 2016, we entered into a loan and security agreement with Partners for Growth IV, L.P. (the “Loan and Security Agreement”) and issued certain notes payable in connection there with (the “PFG Notes” together with the Loan and Security Agreement, the “PFG Obligations”). The PFG Obligations, which currently have an outstanding balance of principal and interest in the aggregate of $2,777,669 as of June 30, 2016, are secured by the grant of a security interest in all of the Company’s assets. In the event of the Company’s failure to make such payments or to comply with the terms of the working capital line of credit under the Loan and Security Agreement or the PFG Notes, PFG can declare a default and seek to foreclose on the Company’s assets. If the Company is unable to repay or refinance such indebtedness it may be forced to cease operations and the holders of the Company’s common stock may lose their entire investment.

OUR BUSINESS MAY BE MATERIALLY AND ADVERSELY AFFECTED BY INCREASED LEVELS OF DEBT.

In order to finance our business or to finance possible acquisitions we may incur significant levels of debt compared to historical levels, and we may need to secure additional sources of funding, which may include debt or convertible debt financing, in the future. A high level of debt, arduous or restrictive terms and conditions relating to accessing certain sources of funding, failure to meet the financial and/or other covenants in our credit and/or support facilities and any significant reduction in, or access to, such facilities, poor business performance or lower than expected cash inflows could have adverse consequences on our ability to fund our business and the operation of our business. Other effects of a high level of debt include the following:

•         we may have difficulty borrowing money in the future or accessing sources of funding;

•         we may need to use a large portion of our cash flows from operations to pay principal and interest on our indebtedness, which would reduce the amount of cash available to finance our operations and other business activities;

•         a high debt level, arduous or restrictive terms and conditions, or lower than expected cash flows would make us more vulnerable to economic downturns and adverse developments in our business; and

•         if operating cash flows are not sufficient to meet our operating expenses, capital expenditures and debt service requirements as they become due, we may be required, in order to meet our debt service obligations, to delay or reduce capital expenditures or the introduction of new products and services, sell assets and/or forego business opportunities including acquisitions, research and development projects or product design enhancements.

WE MUST BE ABLE TO ESTABLISH AND MAINTAIN REQUIRED DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROLS OVER FINANCIAL REPORTING AND TO MEET THE PUBLIC REPORTING AND THE FINANCIAL REQUIREMENTS FOR OUR BUSINESS.

Our management has a legal and fiduciary duty to establish and maintain disclosure controls and control procedures in compliance with the securities laws, including the requirements mandated by the Sarbanes-Oxley Act of 2002. The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. Because we have limited resources, we may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting, and disclosure controls and procedures, if required. In addition, if we are required to obtain attestation by our independent registered public accounting firm, we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accounting firm. If we cannot assess our internal control over financial reporting as effective or provide adequate disclosure controls or implement sufficient control procedures, or our independent registered public accounting firm is unable to provide an unqualified attestation report on such assessment if required, investor confidence and share value may be negatively impacted.

RAPID GROWTH COULD RESULT IN A STRAIN ON OUR RESOURCES.

Because of our size, growth will likely place a significant strain on our financial, technical, operational and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of experienced managers, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute this aspect of our business plan.

Risks Related to Our Intellectual Property

SOME OF Our products MAY BE subject to the risks and uncertainties associated with the protection of intellectual property and related proprietary rights. We believe that our success depends in part on our ability to obtain and enforce patents, maintain trade secrets and operate without infringing on the proprietary rights of others in the United States and in other countries.

We own or have license rights under several patents; we have also applied for several additional patents and those applications are awaiting action by the United States Patent Office. There is no assurance those patents will issue or that when they do issue they will include all of the claims currently included in the applications. Even if they do issue, those new patents and our existing patents must be protected against possible infringement. The enforcement of patent rights can be uncertain and involve complex legal and factual questions. The scope and enforceability of patent claims are not systematically predictable with absolute accuracy. The strength of our own patent rights depends, in part, upon the breadth and scope of protection provided by the patent and the validity of our patents, if any.

We also rely on trade secrets laws to protect portions of our technology for which patent protection has not yet been pursued or is not believed to be appropriate or obtainable.

These laws may protect us against the unlawful or unpermitted disclosure of any information of a confidential and proprietary nature, including but not limited to our know-how, trade secrets, methods of operation, names and information relating to vendors or suppliers and customer names and addresses. We intend to protect this unpatentable and unpatented proprietary technology and processes, in addition to other confidential and proprietary information in part, by entering into confidentiality agreements with employees, collaborative partners, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and other confidential and proprietary information will not otherwise become known or be independently discovered or reverse-engineered by competitors.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD AFFECT OUR ABILITY TO COMPETE.

There can be no assurance that trade secrets and other intellectual property will not be challenged, invalidated, misappropriated or circumvented by third parties. In some instances, we have augmented our technology base by licensing the proprietary intellectual property of others. In the future, we may not be able to obtain necessary licenses on commercially reasonable terms. We enter into confidentiality and invention assignment agreements with our employees and enter into non-disclosure agreements with our suppliers and appropriate customers so as to limit access to and prevent disclosure of our proprietary information. These measures may not suffice to deter misappropriation or third party development of similar technologies. Moreover, the laws concerning intellectual property vary among nations and the protection provided to our intellectual property by the laws and courts of foreign nations may not be as advantageous to us as the remedies available under U.S. law.

Costly litigation may be necessary to protect our intellectual property rights and we may be subject to claims alleging the violation of the intellectual property rights of others.

We may face significant expense and liability as a result of litigation or other proceedings relating to patents and intellectual property rights of others. In the event that another party has also filed a patent application or been issued a patent relating to an invention or technology claimed by us in pending applications, we may be required to participate in an interference proceeding declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial uncertainties and costs for us, even if the eventual outcome was favorable to us. We, or our licensors, also could be required to participate in interference proceedings involving issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology, substantially modify it or to license rights from prevailing third parties.

The cost to us of any patent litigation or other proceeding relating to our licensed patents or patent applications, even if resolved in our favor, could be substantial, especially given our early stage of development. Our ability to enforce our patent protection could be limited by our financial resources, and may be subject to lengthy delays. A third party may claim that we are using inventions claimed by their patents and may go to court to stop us from engaging in our normal operations and activities, such as research, development and the sale of any future products and services. Such lawsuits are expensive and would consume significant time and other resources. There is a risk that a court will decide that we are infringing the third party’s patents and will order us to stop the activities claimed by the patents. In addition, there is a risk that a court will order us to pay the other party damages for having infringed their patents.

Moreover, there is no guarantee that any prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially acceptable terms. In addition, third parties may, in the future, assert other intellectual property infringement claims against us with respect to our services, technologies or other matters.

We have limited foreign intellectual property rights and may not be able to protect our intellectual property rights throughout the world.

We have limited intellectual property rights outside the United States. Filing, prosecuting and defending patents on devices in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property to the same extent as laws in the United States. Consequently, we may not be able to prevent third parties from mimicking our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patents to develop their own products and further, may export otherwise infringing products to territories where we have patents, but enforcement is not as strong as that in the United States.

Many companies have encountered significant problems in protecting and defending intellectual property in foreign jurisdictions. The legal systems of certain countries, particularly China and certain other developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property, particularly those relating to medical devices and biopharmaceutical products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. To date, we have not sought to enforce any issued patents in these foreign jurisdictions. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. The requirements for patentability may differ in certain countries, particularly developing countries. Certain countries in Europe and developing countries, including China and India, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, we and our licensors may have limited remedies if patents are infringed or if we or our licensors are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

THIRD PARTIES MAY CLAIM IN THE FUTURE THAT WE ARE INFRINGING DIRECTLY OR INDIRECTLY UPON THEIR INTELLECTUAL PROPERTY RIGHTS, AND THIRD PARTIES MAY INFRINGE UPON OUR INTELLECTUAL PROPERTY RIGHTS.

Many of the markets we serve are characterized by vigorous protection and pursuit of intellectual property rights, which may result in protracted and expensive litigation. Third parties may claim in the future that we are infringing directly or indirectly upon their intellectual property rights, and we may be found to be infringing or to have infringed directly or indirectly upon those intellectual property rights. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. Moreover, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions against development and sale of certain of our products, services and solutions. Our success depends in large part on our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secrets, know-how, confidentiality provisions and licensing arrangements to establish and protect our intellectual property rights. If we fail to successfully protect and enforce these rights, our competitive position could suffer. Our pending patent and trademark registration applications may not be allowed, or competitors may challenge the validity or scope of our patents or trademark registrations. In addition, our patents may not provide us a significant competitive advantage. We may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and our competitive position may be harmed before we do so. In addition, competitors may design around our technology or develop competing technologies.

Risks Relating to Ownership of our Common Stock

WE CURRENTLY DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK. AS A RESULT, YOUR ONLY OPPORTUNITY TO ACHIEVE A RETURN ON YOUR INVESTMENT IS IF THE PRICE OF OUR COMMON STOCK APPRECIATES.

We currently do not expect to declare or pay dividends on our common stock. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment will be if the market price of our common stock appreciates and you sell your shares at a profit.

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST DUE TO THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

We are in a capital intensive business and we do not have sufficient funds to finance the growth of our business or to support our projected capital expenditures. As a result, we will require additional funds from future equity or debt financings, including sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 200,000,000 shares of common stock and 10,000,000 shares of preferred stock. Additionally, the Board of Directors may subsequently approve increases in authorized common stock up. The potential issuance of such additional shares of common stock or preferred stock or convertible debt may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

Our Amended and Restated Certificate of Incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders, which could have an anti-takeover effect and could adversely affect holders of our common stock.

Our authorized capital includes preferred stock issuable in one or more series. Our board of directors has the authority to issue preferred stock and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of those shares without any further vote or action by stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of additional preferred stock, while providing desirable flexibility in connection with possible financings and acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the voting power of our outstanding voting securities, which could deprive our holders of common stock of a premium that they might otherwise realize in connection with a proposed acquisition of our company.

There can be no assurances that our shares AND/OR WARRANTS will be listed on the NASDAQ Capital Market and, if they are, our shares will be subject to potential delisting if we do not meet or continue to maintain the listing requirements of the NASDAQ Capital Market.

We intend to apply to list the shares of our common stock on the NASDAQ Capital Market, or NASDAQ. An approval of our listing application by NASDAQ will be subject to, among other things, our fulfilling all of the listing requirements of NASDAQ. In addition, NASDAQ has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing, or de-listing from NASDAQ, would make it more difficult for shareholders to dispose of our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

THERE IS CURRENTLY ONLY A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK AND NO PUBLIC MARKET FOR OUR WARRANTS. FAILURE TO DEVELOP OR MAINTAIN A TRADING MARKET COULD NEGATIVELY AFFECT ITS VALUE AND MAKE IT DIFFICULT OR IMPOSSIBLE FOR YOU TO SELL YOUR SHARES.

There is currently only a limited public market for our common stock and no market for our warrants. An active public market for our common stock and/or warrants may not develop or be sustained. Failure to develop or maintain an active trading market could make it difficult for you to sell your shares or warrants without depressing the market price for such securities or recover any part of your investment in us. Even if an active market for our common stock and warrants does develop, the market price of such securities may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our securities.

If and when a larger trading market for our SECURITIES develops, the market price of SUCH SECURITIES is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your sECURITIES at or above the price at which you acquired them.

The stock market in general and the market for smaller health service companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities that you purchase in this offering at or above the price you paid for such securities. The market price for our securities may be influenced by many factors that are beyond our control, including, but not limited to:

•         variations in our revenue and operating expenses;

•         market conditions in our industry and the economy as a whole;

•         actual or expected changes in our growth rates or our competitors’ growth rates;

•         developments or disputes concerning patent applications, issued patents or other proprietary rights;

•         developments in the financial markets and worldwide or regional economies;

•         variations in our financial results or those of companies that are perceived to be similar to us;

•         announcements by the government relating to regulations that govern our industry;

•         the recruitment or departure of key scientific or management personnel;

•         sales of our common stock or other securities by us or in the open market;

•         changes in the market valuations of other comparable companies;

•         general economic, industry and market conditions; and

•         the other factors described in this “Risk Factors” section.

The trading price of our shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our securities. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

Efforts to comply with the applicable provisions of Section 404 of the Sarbanes-Oxley Act will involve significant expenditures, and non-compliance with Section 404 of the Sarbanes-Oxley Act may adversely affect us and the market price of our common stock.

Under current SEC rules, we have been required to report on our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, and related rules and regulations of the SEC. We will be required to review on an annual basis our internal control over financial reporting, and on a quarterly and annual basis to evaluate and disclose changes in our internal control over financial reporting. This process may result in a diversion of management’s time and attention and may involve significant expenditures. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations, and we may not be able to ensure that the process is effective or that our internal control over financial reporting is or will be effective in a timely manner. In the event that we are unable to maintain or achieve compliance with the applicable provisions of Section 404 of the Sarbanes-Oxley Act and related rules, we and the market price of our common stock may be adversely affected.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock and warrants.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our certificate of incorporation and bylaws:

•         authorize the issuance of “blank check” preferred stock that could be issued by our Board of Directors to thwart a takeover attempt;

•         provide that vacancies on our Board of Directors, including newly created directorships, may be filled by a majority vote of directors then in office;

•         place restrictive requirements (including advance notification of stockholder nominations and proposals) on how special meetings of stockholders may be called by our stockholders;

•         do not provide stockholders with the ability to cumulate their votes; and

•         provide that our Board of Directors or a majority of our stockholders may amend our bylaws.

Risks Related to the Offering

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $____ per share, based on the assumed public offering price of $_____ per share. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

In the event that our common stock AND WARRANTS ARE listed on the NASDAQ our stock price could fall and we could be delisted in which case broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stocks” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our securities have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Speculative nature of warrants.

The warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an exercise price of ___ per share (___% of public offering price of our common stock in this offering), prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

We may need additional capital, and the sale of additional shares or equity or debt securities could result in additional dilution to our stockholders.

We believe that our existing cash, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for at least the next 24 months. We may, however, require additional cash resources due to changed business conditions or other future developments. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain one or more credit facilities. The sale of additional equity securities could result in additional dilution to our stockholders and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

If we raise additional funds through government or other third-party funding, collaborations, strategic alliances, licensing arrangements or marketing and distribution arrangements, we may have to relinquish valuable rights to our technologies, future revenue stream or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products that we would otherwise prefer to develop and market ourselves.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock and the issuance of additional shares will dilute all other stockholders.

Sales of a substantial number of shares of our common stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock. After completion of this offering at an assumed offering price of $         per share, our existing stockholders will own approximately     % of our common stock assuming there is no exercise of the underwriters’ over-allotment option.

After completion of this offering at an assumed offering price of $         per share there will be           shares of our common stock outstanding. In addition, our certificate of incorporation, as amended, permits the issuance of up to approximately          additional shares of common stock after the completion of this offering. Thus, we have the ability to issue substantial amounts of common stock in the future, which would dilute the percentage ownership held by the investors who purchase shares of our common stock in this offering.

We and our officers, directors and certain stockholders have agreed, subject to customary exceptions, not to, without the prior written consent of Joseph Gunnar & Co., LLC, the representative of the underwriters, during the period ending 180 days from the date of this offering in the case of us and our directors and officers and 90 days from the date of this offering in the case of our stockholders who beneficially own more than 5% of our common stock, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our common stock, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing.

After the lock-up agreements with our principal stockholders pertaining to this offering expire 90 days from the date of this offering unless waived earlier by the representative, up to          of the shares that had been locked up will be eligible for future sale in the public market. After the lock-up agreements with our directors and officers pertaining to this offering expire 180 days from the date of this offering unless waived earlier by the managing underwriter, up to          of the shares (net of any shares also restricted by lock-up agreements with our principal stockholders) that had been locked up will be eligible for future sale in the public market. Sales of a significant number of these shares of common stock in the public market could reduce the market price of the common stock.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the common stock and warrants in the offering will be approximately $         million, after deducting the underwriting discounts and commissions and estimated offering expenses, or $         million if the underwriters exercise their over-allotment option in full.

We currently expect to use the net proceeds of this offering primarily for the following purposes:

•         approximately $3,000,000 for research and development for new products and improvements to existing products including but not limited to our proprietary glucometer and development of behavior predictive software;

•         approximately $2,000,000 for the purchase of inventory;

•         approximately $1,000,000 to upgrade sales and marketing capabilities including but not limited to professional relations and adding additional staff;

•         approximately $1,950,000 for the repayment of certain debt and other obligations; and

•         the remainder for working capital and other general corporate purposes.

We believe that the expected net proceeds from this offering and our existing cash and cash equivalents, together with interest thereon, will be sufficient to fund our operations for at least the next 24 months, although we cannot assure you that this will occur.

The amount and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion and flexibility in the application of the net proceeds. Pending these uses, the proceeds will be invested in short-term bank deposits.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market and Other Information

Our common stock is quoted on the OTC Markets Group Inc.’s OTCQB Link quotation platform (the “OTCQB”) under the trading symbol “ACAR”. We intend to apply to the NASDAQ Capital Market to list our common stock under the symbol “ACAR” and our warrants under the symbol “ACARW.”

Immediately following the offering, we expect to have one class of common stock, and two (2) classes of preferred stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock, outstanding. As of July 15, 2016, there were approximately 1,752 registered holders of record of our common stock, and the last reported sale price of our common stock on the OTCQB was $0.0489 per share.

Our Common Stock was initially quoted on the OTCQB in 2009 and the following table sets forth the high and low sales price of our common stock on the OTCQB for the periods set forth below. These prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

	U.S. $
PERIOD	High	Low
Fiscal Year Ending September 30, 2016:
Quarter Ended June 30, 2016	0.11	..04
Quarter Ended March 31, 2016	0.18	0.026
Quarter Ended December 31, 2015	0.135	0.023
Fiscal Year Ending September 30, 2015:
Quarter Ended September 30, 2015	0.2799	0.1126
Quarter Ended June 30, 2015	0.35	0.20
Quarter Ended March 31, 2015	0.425	0.05
Quarter Ended December 31, 2014	0.44	0.12
Fiscal Year Ending September 30, 2014:
Quarter Ended September 30, 2014	0.61	0.22
Quarter Ended June 30, 2014	0.75	0.35
Quarter Ended March 31, 2014	1.00	0.60
Quarter Ended December 31, 2013	1.42	0.80

Dividend Policy

To date, we have not paid any dividends on our common stock and do not anticipate paying any such dividends in the foreseeable future. The declaration and payment of dividends on the common stock is at the discretion of our board of directors and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our board of directors may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future. In addition, the payment of cash dividends is prohibited under our current financing agreements.

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of March 31, 2016. Such information is set forth on the following basis:

•         actual basis.

•         on a pro forma basis, giving effect to the sale by us of shares of common stock in this offering at an assumed public offering price of $         per share at an assumed public after deducting underwriting discounts and commissions and estimated offering expenses.

The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Actual		Pro Forma(1) (2)
Cash and cash equivalents	$147,247	$
Total indebtedness	25,647,949
Stockholders’ equity (deficit):
Preferred stock, $0.00001 par value: 10,000,000 shares authorized; 45,000 shares of Series D; 70,070 shares of Series E; and, shares of Series D, shares of Series E, outstanding and outstanding pro forma	1		—
Common Stock, $0.00001 par value; 200,000,000 shares authorized; 110,035,710 shares issued and outstanding actual, [•] shares issued and outstanding pro forma	1,072
Additional paid-in capital	86,580,117
Accumulated deficit	(110,069,198)
Accumulated other comprehensive loss	—
Total stockholders’ equity (deficit)	(23,488,008)

____________

(1)      Excludes (i) 18,165,035 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.23 per share as of March 31, 2016, (ii) shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering, and (iii) shares of common stock issuable upon the exercise of the underwriters’ over-allotment option.

(2)      A $1.00 increase or decrease in the assumed public offering price per share would increase or decrease our pro forma cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $______ assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

DILUTION

If you invest in our securities, your investment will be diluted immediately to the extent of the difference between the public offering price per share of common stock you pay in this offering, and the pro forma net tangible book value per share of common stock immediately after this offering.

Net tangible book value (deficit) represents the amount of our total tangible assets reduced by our total liabilities. Tangible assets equal our total assets less intangible assets. Pro forma net tangible book value per share represents our pro forma net tangible book value divided by the number of shares of common stock outstanding, after giving effect to (a) the conversion of 115,070 shares of Series D and Series E preferred stock into approximately 702,834 shares of common stock. As of March 31, 2016, our actual net tangible deficit value was $23,488,008 and our net tangible book deficit per share was $0.22. The calculation of net tangible book value as of March 31, 2016 assumes the conversion of Series D and Series E preferred stock into common stock at the conversion rates in effect at March 31, 2016.

After giving effect to the sale of shares of common stock at the assumed public offering price of $       per share, and after deducting the underwriting discount and commission and estimated offering expenses, our pro forma net tangible book value (deficit) as of March 31, 2016 would have been $      , or $       per share. This represents an immediate increase in pro forma net tangible book value (deficit) of $       per share to existing stockholders and immediate dilution of $       per share to new investors purchasing shares in the offering.

The following table illustrates this per share dilution:

	As of March 31, 2016(1)	Pro Forma(2)
Assumed public offering price per share
Net tangible book value per share as of March 31, 2016	$(0.22)	$
Increase in pro forma net tangible book value per share attributable to new investors		$
Pro forma net tangible book value per share after giving effect to this offering
Dilution in net tangible book value per share to new investors

____________

(1)      The calculation of net tangible book value (deficit) as of March 31, 2016 [assumes the conversion of Series D and Series E preferred stock into common stock at the conversion rates in effect at March 31, 2016.

(2)      Calculated on a pro forma basis, giving effect to the conversion of all our outstanding shares of preferred stock into common stock.

The information above is as of March 31, 2016 and excludes the following:

•         ; and

•

If the underwriter’s overallotment option is exercised, our adjusted pro forma net tangible book value following the offering will be $     per share, and the dilution to new investors in the offering will be $     per share.

A $1.00 increase or decrease in the assumed public offering price per share would increase or decrease our pro forma as adjusted net tangible book value after this offering by approximately $    , and dilution per share to new investors by approximately $     for an increase of $1.00, or $(    ) for a decrease of $1.00, after deducting the underwriting discount and estimated offering expenses payable by us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements present our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products and services, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

•         changes in the market acceptance of our products and services;

•         increased levels of competition;

•         changes in political, economic or regulatory conditions generally and in the markets in which we operate;

•         our relationships with our key customers;

•         adverse conditions in the industries in which our customers operate;

•         our ability to retain and attract senior management and other key employees;

•         our ability to quickly and effectively respond to new technological developments;

•         our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

•         other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the “Summary Statements of Operations Data” and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements reflecting our management’s current expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this prospectus particularly on page 7 entitled “Risk Factors”.

Overview

ActiveCare, Inc. is a Delaware corporation, formed March 5, 1998. Our fiscal year ends on September 30.

Our focus is on the monitoring of individuals with diabetes. Diabetes is a pandemic that, in the United States alone, as of 2014 affected approximately 9% of the U.S. population or 29 million Americans. Studies have shown that the annual cost of treating an individual with diabetes and the comorbidities associated with the disease is approximately $13,700 per year. This combination costs the U.S. health system up to $245 billion annually. A major driver of diabetic-related claims is the lack of adherence to regular glucose monitoring. It is estimated that less than 20% of diabetics monitor their blood glucose levels on a regular basis, despite physician recommendations. ActiveCare offers what it believes to be a unique approach to caring for chronic illnesses such as diabetes by adding a “human touch” and monitoring component to traditional disease management. To that end, ActiveCare has created a “CareCenter” where its highly trained staff reaches out to assist its members in real-time. Historically, disease management, such as diabetes has been reserved for only the extreme high risk and high claim members. However, the ActiveCare solution brings clarity and light to the diabetic population, identifying who needs help today. Knowing who to worry about allows for the necessary action to be taken today to avoid major and costly events in the future.

Going Concern

We have financed operations primarily through the sale of equity securities, long-term debt and short-term debt. Until revenues are sufficient to meet our needs, we will continue to attempt to secure financing through equity or debt securities. We continue to incur negative cash flows from operating activities and net losses. We had minimal cash, negative working capital, and negative total equity as of March 31, 2016 and September 30, 2015, and are in default with respect to certain debt. We determined that our goodwill of $825,894 was impaired during the fourth fiscal quarter of 2015, and it was expensed. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements included in this prospectus on Form 10-Q do not include any adjustments that might result from the outcome of this uncertainty.

In order for us to eliminate substantial doubt about our ability to continue as a going concern, we must achieve profitability, generate positive cash flows from operating activities and obtain the necessary debt or equity funding to meet our projected capital investment requirements. Our management’s plans with respect to this uncertainty consist of raising additional capital by issuing debt or equity securities and increasing the sales of our products and services. There can be no assurance that we will be able to raise sufficient additional capital or that revenues will increase rapidly enough to offset operating losses. If we are unable to increase revenues or obtain additional financing, we will be unable to continue the development of our products and services and may have to cease operations.

Research and Development Program

During the six months ended March 31, 2016, we spent approximately $81,000, compared to $72,000 during the same period in 2015, on research and development related to chronic illness monitoring. The research and development program focuses on ongoing improvements to methods and systems along with new technologies for the capture and analysis of data, as well as scalable architectures to migrate to production applications and deployments.

Critical Accounting Policies

Our consolidated financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (or US GAAP). Our fiscal year ends September 30.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with US GAAP. The preparation of these consolidated financial statements requires making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported revenues and expenses for the reporting periods. On an ongoing basis, we evaluate such estimates and judgments. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ (perhaps significantly) from these estimates under different assumptions or conditions. The following summary includes accounting policies that we deem to be most critical to our business. Management considers an accounting estimate to be critical if:

•         It requires assumptions to be made that were uncertain at the time the estimate was made, and

•         Changes in the estimate or different estimates that could have been selected could have a material impact on the consolidated results of operations or financial condition.

While our significant accounting policies are more fully described in Note 2 to our audited financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.

Liability Related to Options and Warrants

The fair value of each stock option or warrant is estimated on the date of grant using a binomial option-pricing model or the Monte Carlo valuation model. The expected life of stock options or warrants represents the period of time that the stock options or warrants are expected to be outstanding, based on the simplified method. Expected volatilities are based on historical volatility of the Company’s common stock, among other factors. The Company uses the simplified method within the binomial option-pricing valuation model due to the Company’s short trading history. The risk-free rate related to the expected term of the stock options or warrants is based on the US Treasury yield curve in effect at the time of grant. The dividend yield is zero.

During the six months ended March 31, 2015, the Company measured the fair value of the warrants using a binomial valuation model.

During the six months ended March 31, 2016, the Company measured the fair value of warrants classified as liabilities on the date of issuance and on each re-measurement date using the Monte Carlo valuation model. For this liability, the Company and valuation specialists developed their own assumptions that do not have observable inputs or available market data to support the fair value. This method of valuation involves using inputs such as the fair value of the Company’s common stock, stock price volatility, the contractual term of the warrants, risk–free interest rates and dividend yields. Due to the nature of these inputs, the valuation of the warrants uses Level 3 measurements.

Fair Value of Financial Instruments

We measure the fair values of our assets and liabilities using the US GAAP hierarchy. The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable, and accrued liabilities approximate fair values due to the short-term nature and liquidity of these financial instruments. Derivative financial instruments are recorded at fair value based on current market pricing models. The carrying amounts reported for notes payable approximate fair value because the underlying instruments are at interest rates which approximate current market rates.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. Specific reserves are estimated by management based on certain assumptions and variables, including the customer’s financial condition, age of the customer’s receivables and changes in payment histories. Accounts receivable are written off when management determines the likelihood of collection is remote. A receivable is considered to be past due if any portion of the receivable balance has not been received by the contractual payment date.

Inventory

Inventory consists of glucometers and diabetic supplies and is recorded at the lower of cost or market, cost being determined using the first-in, first-out (“FIFO”) method. Inventory held by distributors is reported as inventory until the supplies are shipped to the end user by the distributor. We estimate an inventory reserve for obsolescence and excessive quantities. Due to competitive pressures and technological innovation, it is possible that estimates of net realizable values could change in the near term.

Goodwill

Goodwill is reviewed for impairment annually or more frequently when an event occurs or circumstances change that indicate that the carrying value may not be recoverable. Our annual testing date is September 30. The estimates of fair value are based on the best information available as of the date of the assessment, which primarily incorporates management assumptions about expected future cash flows and the Company’s overall market capitalization. Future cash flows can be affected by changes in industry or market conditions. Goodwill was impaired by $825,894 as of September 30, 2015, due, in part, to a potentially long-term reduction in the market capitalization of the Company subsequent to September 30, 2015.

Impairment of Long-Lived Assets

Purchased intangible assets with finite lives are amortized using the straight-line method over the estimated economic lives of the assets, which range from two to twenty years. Long-lived assets, including intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. No long-lived assets were considered to be impaired for the six months ended March 31, 2016.

Extinguishment of Debt

We compare the cash flows of a modified note payable on the date of modification to the original terms of the note payable. The original note is derecognized and a gain or loss on the extinguishment is recognized if the present value of the cash outflows of the original note payable is 10% or more than the modified note payable.

Revenue Recognition

For the 2014 period presented, revenues came from two sources: (1) sales of Chronic Illness Monitoring products and services; and (2) sales from CareServices. The CareServices segment was sold in December 2014 and, therefore, the 2015 period only reflects revenues from Chronic Illness Monitoring. Information regarding revenue recognition policies relating to the Chronic Illness Monitoring and CareServices business segments is contained in the following paragraphs.

Chronic Illness Monitoring

Chronic Illness Monitoring revenues are recognized when persuasive evidence of an arrangement exists, delivery of the product or service to the end user has occurred, prices are fixed or determinable and collection is reasonably assured.

We enter into agreements with insurance companies, disease management companies, third-party administrators, and self-insured companies (collectively, the customers) to lower medical expenses by distributing diabetic testing products and supplies to employees (end users) covered by their health plans or the health plans they manage. Cash is due from the customer or the end user’s health plan as the products and supplies are deployed to the end user. We also monitor the end user’s test results in real-time with our 24x7 CareCenter. Customers who are billed separately for monitoring are obligated to pay as the service is performed and revenue is recognized ratably over the period of the contract. The term of these contracts is generally one year and, unless terminated by either party, will automatically renew for another year. Collection terms are net 30 days after claims are submitted. There is no contingent revenue in these contracts.

We also enter into agreements with distributors who take title to products and distribute those products to the end user. Delivery is considered to occur when the supplies are delivered by the distributor to the end user. Cash is due from the distributor, the customer or the end user’s health plan as initial products are deployed to the end user. Subsequent sales (resupplies) are shipped directly from us to the end user and cash is due from the customer or the end user’s health plan.

Shipping and handling fees are typically not charged to end users. The related freight costs and supplies directly associated with shipping products to end users are included as a component of cost of revenues. Sales of Chronic Illness Monitoring products and services contain multiple elements.

Multiple-Element Arrangements

We evaluate each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. In order to account for elements in a multiple-element arrangement as separate units of accounting, the deliverables must have stand-alone value upon delivery. In determining whether monitoring services have stand-alone value, the nature of our monitoring services, whether we sell supplies to new customers without monitoring services, and availability of monitoring services from the other vendors are factors that are considered.

When multiple elements included in an arrangement are separable into different units of accounting, the arrangement consideration is allocated to the identified separate units of accounting based on the relative selling prices. Multiple-element arrangements accounting guidance provides a hierarchy to use when determining the relative selling price for each unit of accounting. Vendor-specific objective evidence (VSOE) of selling price, based on the price at which the item is regularly sold by the vendor on a stand-alone basis, should be used if it exists. If VSOE of selling price is not available, third-party evidence (TPE) of selling price is used to establish the selling price if it exists. If VSOE of selling price and TPE of selling price are not available, then the best estimate of selling price is to be used. Total consideration under our multiple-element contracts is allocated to supplies and monitoring through application of the relative fair value method.

CareServices

CareServices included contracts in which we leased monitoring devices and provided monitoring services to end users as Personal Emergency Response System for the elderly (PERS; “I’ve fallen and can’t get up” service). We typically entered into contracts on a month-to-month basis with end users that used CareServices. These contracts could be cancelled by either party at any time with 30-days’ notice. Under a standard contract, the device and service became billable on the date the end user ordered the device, and remained billable until the device was returned to the Company. Revenues were recognized at the end of each month the service had been provided. In those circumstances in which payment was received in advance, we recorded deferred revenue.

CareServices revenue was recognized when persuasive evidence of an arrangement existed, delivery of the device or service had occurred, prices were fixed or determinable, and collection was reasonably assured. Shipping and handling fees were included as part of net revenues. The related freight costs and supplies directly associated with shipping products to end users were included as a component of cost of revenues. All CareServices sales were made with net 30-day payment terms.

The CareServices segment was sold in December 2014.

Stock-Based Compensation

We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in the statement of operations over the period during which the employee is required to provide service in exchange for the award — the requisite service period. The grant-date fair values of the equity instruments are estimated using option-pricing models adjusted for the unique characteristics of those instruments.

Results of Operations

Three Months Ended March 31, 2016 and 2015

Revenues

Revenues for the three months ended March 31, 2016, were $1,597,000 compared to $1,552,000 for the same period in 2015, an increase of $45,000, or 3%. The increase is primarily due to resupply shipments to end users who were newly enrolled during fiscal years 2015 and 2014, and sales to new customers.

Cost of Revenues

Cost of revenues for the three months ended March 31, 2016, was $1,262,000, compared to $1,089,000 for the same period in 2015, an increase of $173,000, or 16%. The increase in cost of revenues is primarily due to increases in revenues and the reserve for inventory obsolescence.

Gross Profit

Gross profit for the three months ended March 31, 2016, was $335,000, compared to $463,000 for the same period in 2015, a decrease of $128,000 for the reasons described above. We expect gross profit to improve throughout the remainder of fiscal year 2016 as we acquire more Chronic Illness Monitoring members and retain existing members.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended March 31, 2016, were $2,428,000, compared to $2,374,000 for the same period in 2015, an increase of $54,000. Included in selling, general and administrative expenses is $1,073,000 and $1,252,000 of stock-based compensation incurred during the three months ended March 31, 2016 and 2015, respectively. The increase in expenses incurred is primarily due to an increase in legal and professional fees expense, offset, in part, by decreases in stock-based compensation expense, payroll expense, investor relations expense and rent expense.

Research and Development Expenses

Research and development expenses for the three months ended March 31, 2016, were $59,000, compared to $27,000 for the same period in 2015, an increase of $32,000. We expect to continue investing in research and development as we develop new platforms for Chronic Illness Monitoring and as funds become available.

Loss on Derivatives Liability

Loss on derivatives liability for the three months ended March 31, 2016, was $2,853,000, compared to no gains or losses for the same period in 2015. The derivatives liability recorded as of March 31, 2016 relates to variable conversion price adjustments on outstanding notes payable and warrants issued during the current fiscal year.

Interest Expense

Interest expense for the three months ended March 31, 2016, was $631,000, compared to $273,000 for the same period in 2015, an increase of $358,000. The increase is primarily due to additional notes payable issued and modifications made to existing notes payable during the fiscal year ended September 30, 2015, and the six months ended March 31, 2016.

Gain (loss) on extinguishment of debt

During February 2016, we terminated notes payable to third parties with outstanding principal, net of discounts, of $697,000 and accrued interest of $39,000, for $1,123,000 in cash, and incurred fees in connection with these terminations of $50,000 to third parties and $75,000 to a related party, which resulted in a loss on extinguishment of debt of $512,000.

During February 2016, we modified notes payable to related parties to subordinate to other notes payable also issued during February 2016. The modifications also reduced the conversion price of the related-party notes to $0.06 per common share, which was below the fair value of the stock on the date of the modifications, and limited conversion to a maximum of 29,250,000 shares of common stock. The modifications resulted in a loss on extinguishment of debt of $2,032,000. During February 2016, we modified a note payable to subordinate it to notes payable also issued during February 2016, and reduced the conversion price of the modified note to $0.06 per common share, which resulted in a loss on extinguishment of debt of $381,000.

During February 2016, we modified a note payable to related parties to bifurcate the note into two notes payable. We assigned the majority bifurcated note and part of the smaller bifurcated note to a third party, which then converted the amounts into a convertible note payable. The fair value of the conversion feature was recorded as a derivative liability and resulted in a loss on extinguishment of debt of $182,000.

During February 2016, notes payable with outstanding principal balances totaling $350,000 plus accrued interest of $16,000 were converted into 9,287,985 shares of common stock, at $0.04 per common share, which was below the fair value of the stock on the date of conversion. The conversion resulted in a loss on induced conversion of debt of $148,000 and a gain on extinguishment of debt of $64,000.

During January 2015, we modified a note payable to reduce the outstanding principal, net of discount, of $1,095,000 and accrued interest of $49,000 to $375,000, which resulted in a gain on extinguishment of debt of $769,000.

Loss on induced conversions of debt

During February 2016, we converted notes payable with outstanding principal balances totaling $233,333 into 5,800,000 shares of common stock, at $0.04 per common share, which was below the fair value of the Company’s stock on the date of conversion. This resulted in a loss on induced conversion of debt of $231,000.

During February 2016, we converted notes payable with outstanding principal balances totaling $350,000 plus accrued interest of $16,000 into 9,287,985 shares of common stock, at $0.04 per common share, which was below the fair value of the stock on the date of conversion. The conversion resulted in a loss on induced conversion of debt of $148,000 and a gain on termination of debt of $64,000.

Discontinued Operations

During December 2014, we sold substantially all of our customer contracts and equipment leased to customers associated with our CareServices segment. During the three months ended March 31, 2015, we recognized a loss from discontinued operations of $100.

Net Loss

Net loss for the three months ended March 31, 2016, was $8,772,000, compared to $1,229,000 for the same period in 2015, for the reasons described above.

Deemed Dividend on Preferred Stock

During February 2016, we redeemed all 5,361 outstanding shares of our Series F Convertible Preferred Stock (“Series F Preferred Stock”) and related accrued dividends in exchange for 10,000,000 shares of common stock and notes payable of $5,900,000. We also exchanged warrants held by Series F preferred stockholders for the purchase 5,534,097 shares of common stock for new warrants for the purchase of the same number of shares with new terms. We recorded a deemed dividend of $6,484,000 as a result of these transactions.

Dividends on Preferred Stock

Dividends on preferred stock for the three months ended March 31, 2016, were $250,000, compared to $195,000 for the same period in 2015. The increase in dividends is due to an increase in the dividend rate of the Series F preferred stock from 8% to 25%, as provided by the certificate of designation of the Series F preferred stock.

Results of Operations

Six Months Ended March 31, 2016 and 2015

Revenues

Revenues for the six months ended March 31, 2016, were $3,685,000 compared to $3,060,000 for the same period in 2015, an increase of $625,000, or 20%. The increase is primarily due to resupply shipments to end users who were newly enrolled during fiscal years 2015 and 2014, and sales to new customers.

Cost of Revenues

Cost of revenues for the six months ended March 31, 2016, was $2,855,000, compared to $2,292,000 for the same period in 2015, an increase of $563,000, or 25%. The increase in cost of revenues is primarily due to an increase in revenue and the cost of warranty liabilities, offset, in part, by a reduction in the reserve for inventory obsolescence during the six months ended March 31, 2016.

Gross Profit

Gross profit for the six months ended March 31, 2016, was $829,000, compared to $768,000 for the same period in 2015, an increase of $61,000 for the reasons described above. We expect gross profit to improve throughout the remainder of fiscal year 2016 as we acquire more Chronic Illness Monitoring members and retain existing members.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the six months ended March 31, 2016, were $4,774,000, compared to $4,725,000 for the same period in 2015, an increase of $49,000. Included in selling, general and administrative expenses is $2,253,000 and $2,422,000 of stock-based compensation incurred during the six months ended March 31, 2016 and 2015, respectively. The increase in expenses incurred is primarily due to an increase in legal and professional fees expense, offset, in part, by decreases in stock-based compensation expense, payroll expense, investor relations expense and rent expense.

Research and Development Expenses

Research and development expenses for the six months ended March 31, 2016, were $81,000, compared to $72,000 for the same period in 2015, an increase of $9,000. We expect to continue investing in research and development as we develop new platforms for Chronic Illness Monitoring and as funds become available.

Gain (Loss) on Derivatives Liability

Loss on derivatives liability for the six months ended March 31, 2016, was $2,807,000, compared to a gain of $106,000 for the same period in 2015. The derivatives liability recorded as of March 31, 2016, relates to variable conversion price adjustments on outstanding notes payable and warrants. The gain on derivatives liability recorded during the six months ended March 31, 2015, relates to a variable conversion feature for the Series F preferred stock associated with a milestone adjustment that occurred during the quarter ended December 31, 2014. This adjustment eliminated the variable conversion feature of Series F preferred stock.

Interest Expense

Interest expense for the six months ended March 31, 2016, was $1,122,000, compared to $624,000 for the same period in 2015, an increase of $498,000. The increase is primarily due to additional notes payable issued and modifications made to existing notes payable during the fiscal year ended September 30, 2015, and the six months ended March 31, 2016.

Gain (loss) on extinguishment of debt

During February 2016, we terminated notes payable to third parties with outstanding principal, net of discounts, of $697,000 and accrued interest of $39,000, for $1,123,000 in cash, and incurred fees of $50,000 to third parties and $75,000 to a related party, which resulted in a loss on extinguishment of debt of $512,000 in connection with these terminations.

During February 2016, we modified notes payable to related parties to subordinate to notes payable also issued during February 2016. The modifications also reduced the conversion price to $0.06 per common share, which was below the fair value of the stock on the date of the modifications, and limited conversion to a maximum of 29,250,000 shares of common stock, which was below the fair value of the stock on the date of the modifications. The modifications resulted in a loss on extinguishment of debt of $2,032,000. During February 2016, we modified a note payable to subordinate to notes payable also issued during February 2016, reducing the conversion price to $0.06 per common share, which resulted in a loss on extinguishment of debt of $381,000.

During February 2016, we modified a note payable to related parties to bifurcate the note into two notes payable. We assigned the majority bifurcated note and part of the smaller bifurcated note to a third party, which then converted the amounts into a convertible note payable. The fair value of the conversion feature was recorded as a derivative liability and resulted in a loss on extinguishment of debt of $182,000.

During February 2016, notes payable with outstanding principal balances totaling $350,000 plus accrued interest of $16,000 were converted into 9,287,985 shares of common stock, at $0.04 per common share, which was below the fair value of the stock on the date of conversion. The conversion resulted in a loss on induced conversion of debt of $148,000 and a gain on extinguishment of debt of $64,000.

During January 2015, we modified a note payable to reduce the outstanding principal, net of discount, of $1,095,000 and accrued interest of $49,000 to $375,000, which resulted in a gain on extinguishment of debt of $769,000.

Loss on induced conversions of debt

During February 2016, we converted notes payable with outstanding principal balances totaling $233,333 into 5,800,000 shares of common stock, at $0.04 per common share, which was below the fair value of the Company’s stock on the date of conversion, which resulted in a loss on induced conversion of debt of $231,000.

During February 2016, we converted notes payable with outstanding principal balances totaling $350,000 plus accrued interest of $16,000 into 9,287,985 shares of common stock, at $0.04 per common share, which was below the fair value of the stock on the date of conversion. The conversion resulted in a loss on induced conversion of debt of $148,000 and a gain on extinguishment of debt of $64,000.

Discontinued Operations

During December 2014, we sold substantially all of our customer contracts and equipment leased to customers associated with our CareServices segment. During the six months ended March 31, 2015, we recognized a loss from discontinued operations of $188,000.

Net Loss

Net loss for the six months ended March 31, 2016, was $11,091,000, compared to $3,752,000 for the same period in 2015, for the reasons described above.

Deemed Dividend on Preferred Stock

During February 2016, we redeemed all 5,361 outstanding shares of our Series F preferred stock and related accrued dividends in exchange for 10,000,000 shares of common stock and notes payable of $5,900,000. We also exchanged warrants held by Series F preferred stockholders for the purchase 5,534,097 shares of common stock for new warrants for the purchase of the same number of shares with new terms. We recorded a deemed dividend of $6,484,000 as a result of these transactions.

Dividends on Preferred Stock

Dividends on preferred stock for the six months ended March 31, 2016, were $653,000, compared to $390,000 for the same period in 2015. The increase in dividends is due to an increase in the dividend rate of the Series F preferred stock from 8% to 25%, as provided by the certificate of designation of the Series F preferred stock.

Results of Operations

Fiscal Year 2015 Compared to Fiscal Year 2014

Net Revenues

Net revenues for fiscal year 2015 were $6,598,000 compared to $6,108,000 for fiscal year 2014, an increase of $490,000, or 8%. The increase is primarily due to resupply shipments to end users who were newly enrolled during fiscal year 2015 and 2014 and increased sales to new customers offset, in part, by the deferral of monitoring revenue.

Cost of Revenues

Cost of revenues for fiscal year 2015 was $5,197,000, compared to $6,438,000 for fiscal year 2014, a decrease of $1,241,000. The decrease in cost of revenues is due to the cost of an obsolescence reserve for inventory during fiscal year 2014 not being repeated to the same extent in fiscal year 2015.

Gross Profit (Loss)

Gross profit for fiscal year 2015 was $1,401,000, compared to a gross loss for fiscal year 2014 of $330,000, an increase of $1,731,000. The increase in gross profit primarily resulted from the absence of a reserve for inventory obsolescence in 2015 that was needed in the prior fiscal year. We expect gross profit to improve in fiscal year 2016 as we acquire more Chronic Illness Monitoring customers, retain existing customers and manage inventory.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for fiscal year 2015 were $10,358,000, compared to $9,800,000 for fiscal year 2014, an increase of $558,000, or 6%. The increase in expenses was primarily due to increases in stock-based compensation of $2,177,000, offset, in part, by a decrease in legal and professional expenses of $588,000 and depreciation and amortization expense of $832,000.

Research and Development Expenses

Research and development expenses for fiscal year 2015 were $107,000, compared to $215,000 for fiscal year 2014, a decrease of $109,000. We expect to continue investing in research and development as we develop new platforms for Chronic Illness Monitoring.

Loss on Extinguishment of Debt

During fiscal year 2015, we entered into settlement agreements on notes payable and accounts payable with related and unrelated parties that resulted in new notes. In connection therewith, a loss on extinguishment of debt of $928,000 was recorded. See Notes 8 and 9 to the consolidated financial statements.

Gain on Derivatives Liability

Gain on derivatives liability for fiscal year 2015 was $129,000, compared to a gain on derivatives liability of $373,000 for fiscal year 2014. The derivatives liability recorded as of September 30, 2015 relates to a variable conversion feature at a 15% discount from the fair value of the Company’s common stock on the maturity date. The derivatives liability recorded as of September 30, 2014 relates to a variable conversion feature for the Series F preferred stock related to a potential milestone adjustment. The derivatives liability as of September 30, 2014 was eliminated due to the milestone adjustment occurring during the quarter ended December 31, 2014. This adjustment eliminated the variable conversion feature of Series F preferred stock.

Loss on Induced Conversion of Debt and Sale of Common Stock

In order to induce the conversion of certain debt to common stock, during 2014, the Company offered a conversion rate to all debt holders of $0.75 of debt per share of common stock, which was below the market price of the stock. During the fiscal year ended September 30, 2014, debt and accrued interest of approximately $541,000 were converted to shares of common stock. During fiscal year 2014, debt and accrued interest due to related parties of approximately $1,786,000 were converted to shares of common stock at $0.60 per share of common stock, which was below the market price of the stock. The difference between the offered price and the market price of all common stock was issued is recorded as a loss on induced conversion of debt of approximately $114,000.

Gain on Liability Settlements

During fiscal year 2015, we entered into agreements which settled payables due to third parties, which resulted in gains totaling $261,000.

Interest Expense

Interest expense for fiscal year 2015 was $977,000, compared to $1,936,000 for fiscal year 2014. The decrease is mainly due to stock-based loan origination fees of $813,000 related to short-term debts, debt conversions, and late payment fees during fiscal year 2014. During fiscal year 2015, other loan origination fees related to short-term debts, debt conversion, and late payment fees totaled $120,000.

Impairment of Goodwill

Subsequent to fiscal year 2015, our market capitalization experienced a significant decrease for an extended period of time. As a result, the Company impaired its goodwill by $825,894 as of September 30, 2015.

Discontinued Operations

During December 2014, we sold substantially all of our customer contracts and equipment leased to customers associated with our CareServices segment. Additional equipment held in stock was sold to the buyer pursuant to a written invoice. The purchase price included a cash receipt of $412,280 for the customer contracts and $66,458 for the leased equipment. During fiscal years 2015 and 2014, we recognized a loss from discontinued operations of $186,000 and $1,453,000, respectively.

Net Loss

Net loss for fiscal year 2015 was $11,528,000, compared to $13,462,000 for fiscal year 2014 for the reasons described above.

Dividends on Preferred Stock

Dividends on preferred stock for fiscal year 2015 were $995,000, compared to $737,000 for fiscal year 2014. The increase is due an increase in the dividend rate from 8% to 20% for dividends on Series F preferred stock, which was issued during fiscal year 2014.

Liquidity and Capital Resources

Our primary sources of liquidity are the proceeds from the sale of our equity securities and debt. We have not historically financed operations from cash flows from operating activities. We anticipate that we will continue to seek funding to supplement revenues from the sale of our products and services through the sale of equity and debt securities until we achieve positive cash flows from operating activities.

Our cash balance as of March 31, 2016, was $147,000. At that time, we had a working capital deficit of $15,840,000, compared to a working capital deficit of $5,424,000 as of September 30, 2015. The increase in working capital deficit is primarily due to reductions in inventory and additions to accrued liabilities, notes payable, and derivatives liabilities related to the issuance of notes payable, and related-party notes payable becoming current, offset, in part, by reductions in accounts payable and additions to prepaid expenses related to fees associated with a line of credit.

Operating activities for the six months ended March 31, 2016, used cash of $2,244,000, compared to $421,000 for the same period in 2015. The increase in cash used in operating activities is primarily due to the increase in accounts receivable and decrease in accounts payable during the six months ended March 31, 2016, compared to the respective decrease in accounts receivable and increase in accounts payable during the same period in 2015, offset, in part, by the decrease in inventory during the six months ended March 31, 2016, compared to the same period in 2015.

Investing activities for the six months ended March 31, 2016, used cash of $4,000, compared to cash provided by investing activities of $469,000 for the same period in 2015. The decrease in cash provided by investing activities is primarily due to the sale of substantially all of our customer contracts and equipment leased to customers associated with CareServices in December 2014.

Financing activities for the six months ended March 31, 2016, provided cash of $2,224,000, compared to $259,000 for the same period in 2015. The increase in cash provided by financing activities is primarily due to the net increase in proceeds from the issuance of debt during the six months ended March 31, 2016, compared to the same period in fiscal year 2015, offset, in part, by a net increase in principal payments on debt during the six months ended March 31, 2016, compared to the same period in fiscal year 2015.

We had an accumulated deficit as of March 31, 2016, of $110,069,000, compared to $91,840,000 as of September 30, 2015. Our total stockholders’ deficit as of March 31, 2016, was $23,488,000 compared to $8,608,000 as of September 30, 2015. These changes were primarily due to our net loss and the redemption of preferred stock for notes payable, new warrants, derivative liabilities and shares of common stock, offset, in part, by the issuance of additional shares of common stock for the conversion of notes payable during the six months ended March 31, 2016.

Our cash balance as of September 30, 2015 was $172,000. At that time, we had a working capital deficit of $5,424,000, compared to a working capital deficit of $6,011,000 as of September 30, 2014. The reduction in working capital deficit is primarily due to conversions of related-party accounts payable and modifications of current related-party notes into long-term related-party notes payable and the reductions in accrued expenses, offset, in part, by reductions in accounts receivable due to customer collections, the sale of substantially all of our customer contracts and equipment leased to customers associated with CareServices.

Operating activities in fiscal year 2015 used cash of $779,000, compared to $4,413,000 in fiscal year 2014. The decrease in cash used in operating activities is primarily due to the decrease in net loss and the decrease in cash payments to vendors.

Investing activities in fiscal year 2015 provided cash of $464,000, compared to $99,000 in fiscal year 2014. The increase in cash provided by investing activities is primarily due to the sale of substantially all of our customer contracts and equipment leased to customers associated with CareServices in December 2014.

Financing activities in fiscal year 2015 provided cash of $290,000, compared to $4,485,000 in fiscal year 2014. The decrease in cash provided from financing activities is primarily due to the net increase in proceeds from the sale of preferred stock and issuance of debt during fiscal year 2014 over 2015, offset, in part by, a net decrease in principal payments on debt during fiscal year 2015 compared to fiscal year 2014.

We had an accumulated deficit as of September 30, 2015 of $91,840,000, compared to $78,327,000 as of September 30, 2014. Our total stockholders’ deficit as of September 30, 2015 was $8,608,000 compared to $5,144,000 as of September 30, 2014. These changes were primarily due to our net loss for fiscal year 2015.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued ASU 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under US GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing US GAAP. In August 2015, the FASB voted to defer the effective date of the new revenue standard by one year. The standard is effective for annual periods beginning after December 15, 2017, and interim periods therein, which will be effective for the Company for the quarter ending December 31, 2018. The Company is assessing the impact, if any, of implementing this guidance on its consolidated financial position, results of operations and liquidity.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This standard sets forth management’s responsibility to evaluate, each reporting period, whether there is substantial doubt about the Company’s ability to continue as a going concern, and if so, to provide related disclosures. The standard is effective for annual reporting periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016, which will be effective for the Company for the quarter ending December 31, 2017. The Company is assessing the impact, if any, of implementing this guidance on its evaluation of going concern.

In November 2014, the FASB issued ASU 2014-16, Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity. The ASU clarifies how current guidance should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Specifically, the amendments clarify that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of a host contract. The ASU is effective for fiscal years and interim periods beginning after December 15, 2015, which will be effective for the Company for the quarter ending December 31, 2016. The Company is assessing the impact, if any, of implementing this guidance on its consolidated financial position, results of operations and liquidity.

In June 2015, the FASB issued ASU 2015-10, Technical Corrections and Improvements. The purpose of this ASU is to clarify guidance, correct unintended application of guidance, or make minor improvements to guidance. The ASU is effective for fiscal years and interim periods beginning after December 15, 2015, which will be effective for the Company for the quarter ending December 31, 2016. The Company is assessing the impact, if any, of implementing this guidance on its consolidated financial position, results of operations and liquidity.

In July 2015, the FASB issued ASU 2015-11, Inventory: Simplifying the Measurement of Inventory. The purpose of this ASU is to more closely align the measurement of inventory in US GAAP with the measurement of inventory in International Financial Reporting Standards. This ASU requires entities to measure most inventories at the “lower of cost and net realizable value.” Additionally, some of the amendments are designed to more clearly articulate the requirements for the measurement and disclosure of inventory. The ASU is effective for fiscal years and interim periods beginning after December 15, 2016, which will be effective for the Company for the quarter ending December 31, 2017. The Company is assessing the impact, if any, of implementing this guidance on its consolidated financial position, results of operations and liquidity.

Recent Developments

Subsequent to March 31, 2016, and prior to the date hereof, the Company entered into certain transactions to restructure its capitalization, consolidate certain obligations and obtain additional debt financing. These transactions included the conversion of outstanding preferred stock into common stock and debt, the conversion of outstanding debentures and other notes into common stock, as well as the repayment or restructuring of debt obligations of the Company as follows:

•         The Company borrowed an additional $500,000 under an existing note payable agreement with Partners for Growth IV, L.P. (“PFG”) with interest at 12.75% per annum, maturing in March 2019. The additional amount payable is secured by substantially all of the Company’s assets under a security agreement.

•         The Company entered into a note payable agreement with Bluestone Advisors, LLC (“Bluestone”), an affiliate of the Company’s Chief Executive, Jeffrey Peterson, for $250,000 with interest at 18% per annum, maturing in September 2016, which is subordinated to a note payable and line of credit with PFG. In connection with the issuance of the note, the Company issued 1,000,000 shares of common stock to Bluestone as an origination fee, the fair value of which will be amortized over the term of the note.

•         The Company received a $200,000 cash advance from Bluestone, which was also repaid during April 2016, with $2,600 of fees and interest.

•         The Company issued 189,538 shares of common stock to settle accrued dividends for Series D preferred stock. Of these shares, 152,853 were issued to Tyumen Holdings, LLC, an entity affiliated with the Company’s Chief Executive Officer, Jeffrey Peterson.

•         The Company issued 140,365 fully vested shares of common stock to an employee for services which are included in accrued liabilities as of March 31, 2016.

•         The Company issued 1,000,000 shares of common stock for loan origination fees to a third party, the fair value of which is included in accrued liabilities as of March 31, 2016

•         The Company issued 476,190 shares in lieu of payment on a note payable at the option of the holder according to the terms of the agreement.

•         The Company received cash advances totaling $575,000 and repaid $225,000 plus $12,000 in fees.

•         The Company sold $250,000 of future customer receipts to a third party for $325,000 in cash.

•         The Company amended a note payable to extend the maturity date to the earlier of the Qualified Offering (defined as an equity offering of $10,000,000 or more) or October 31, 2016.

BUSINESS

Overview

Our focus is on the monitoring of individuals with diabetes. Diabetes is a pandemic that, as of 2014, affected approximately 9% of the U.S. population or 29 million Americans. Studies have shown that the annual cost of treating an individual with diabetes and the comorbidities associated with the disease is approximately $13,700 per year. This combination costs the U.S. health system up to $245 billion annually. A major driver of diabetic related claims is the lack of adherence to regular glucose monitoring. It is estimated that as much as 80% of diabetics are non-compliant with their treatment plans, despite physician recommendations.

We believe we offer a unique approach to caring for chronic illnesses such as diabetes by adding a “human touch” and monitoring component to traditional disease management. To that end, we have created a “CareCenter” where our “CareSpecialists” reach out to engage members so that they can monitor their condition on a regular and real-time basis. Our personalized and active monitoring approach allows for the necessary action to be taken today to avoid major and costly events in the future.

The Problem: Diabetes and its Effect on Healthcare

Diabetes is the condition in which the body does not properly process food for use as energy. Most of the food we eat is turned into glucose, or sugar, for our bodies to use as energy. In order to do so, our pancreas makes a hormone called insulin to help glucose get into the cells of our bodies. Diabetes results from the body not producing sufficient levels of insulin needed to convert sugar, starches and other food into energy needed for daily life. In some instances, the body does not respond appropriately to insulin, a condition called “insulin resistance,” resulting in elevated blood glucose levels. With heightened glucose levels, the blood thickens becoming concentrated, almost “gel-like,” causing the heart and other organs to work harder in order to pump and circulate the blood throughout the body.

Diabetes can cause serious health complications including heart disease, blindness, kidney failure and lower extremity amputations. The National Diabetes Statistics Report for 2014 estimates that there are 29.1 million people or 9.3% of the U.S. population suffering from diabetes, consisting of 21 million diagnosed cases and 8.1 million undiagnosed cases. Diabetes is the seventh leading cause of death in the United States.

There are two different types of diabetes:

Type I Diabetes — Accounting for between 5% – 10% of all diagnosed cases of diabetes as reported by the Centers for Disease Control and Prevention, type I diabetes is a chronic disease that usually appears during childhood or the teen years in which the pancreas does not produce insulin. For unknown reasons, the immune system of people with type I diabetes attacks various cells in the body, including the insulin-producing ones of the pancreas. This results in the body having a total depletion of the insulin hormone. When insulin is not present, it disrupts the process in which the body’s cells use sugar to convert energy. In turn, this causes the build-up of sugar in the blood, leading to complications such as dehydration, weight loss and ultimately, serious damage to the body. There is no cure for type I diabetes and it is not preventable.

Type II Diabetes — Type II diabetes accounts for between 90% – 95% of all diagnosed cases of diabetes and differs from type I diabetes in that the body cannot use insulin properly, a condition called insulin resistance. At first, a patient’s pancreas makes extra insulin to make up for it. But, over time the pancreas is not able to keep up and cannot make enough insulin to keep blood glucose at normal levels. Type II diabetes can develop at any age, most commonly becoming apparent during adulthood. However, type II diabetes in children is rising.

Whereas type I diabetes cannot be prevented, type II diabetes can be prevented or delayed with proper management. Proper management and control begins with adherence to treatment plans prescribed by medical providers. These plans are a combination of lifestyle changes, medication and regular testing (the American Diabetes Association recommends 3-4 tests per day). By testing at least 3 times per day, an individual with type II diabetes can learn how to control their chronic illness through proper food intake, weight control and exercise.

If a diabetic does not properly manage his disease, his blood will thicken. This causes the heart and other organs to work harder in order to pump and circulate the blood and leads to the following comorbidities:

•         Blindness — diabetes is a leading cause of blindness.

•         Stroke — diabetics are 1.5 times as likely to have a stroke.

•         Heart attack — diabetics are 1.8 times as likely to have a heart attack.

•         Kidney disease — diabetes is the leading cause of kidney failure.

•         Amputation — diabetes is the leading cause of non-traumatic lower limb amputations.

The problem is clearly evident: between 50-80% of those with diabetes remain non-compliant with their treatment plans. Traditional programs remain ineffective because they provide no real-time visibility into their patients’ conditions. Vital readings and information into a patient’s daily health and behaviors remain trapped on the meter and are often never shared or seen by a qualified medical professional.

With actionable and reliable information unavailable, healthcare professionals rely mainly on patients’ self-reporting and their A1C (90 day blood glucose average) test results. While these data points provide some historic insight, they are unable to show the daily high and low blood glucose events. We believe that something different is needed to effect and change behavior.

With no visibility into their daily health, there is no way to monitor an individual’s condition. Without active monitoring, there is no way to know if someone needs help before their situation becomes critical and requires medical intervention either through the ER or a patient hospital stay. In our estimation, current diabetes management programs lack the ability to share and transfer information in “real-time.” This results in only a reactionary approach that focuses and supports members after they have had a high cost claim and are considered high risk.

The ActiveCare Solution

The ActiveCare solution is focused on getting diabetic patients to test and manage their chronic illness on a regular and real-time basis. ActiveCare provides its solution to self-insured companies (“SICs”) through third party administrators (TPAs) and a network of health insurance brokers. Due to HIPAA regulations, a SIC cannot administer its own health plan due to privacy regulation and are required to have an unaffiliated third party administer the healthcare plan. The members that directly engage with our CareCenter specialists (or CareSpecialists) are diabetic patients employed by these SICs.

An ActiveCare member’s introduction to our program begins with their receipt of a state-of-the-art cellular glucometer and testing supplies. Our CareSpecialist will then meticulously walk the new member through how to use the new device and directs the member to register on a private and secure website that records all of the member’s readings. From that point forward, the CareSpecialist creates a personal working relationship with the diabetic member — encouraging testing; helping the member better understand the test results and how to respond to high or low readings — all on a real-time basis. It is this relationship that facilitates better health for our members, while ultimately saving the healthcare provider significant dollars in reduced claims.

As part of these efforts, we have staffed our CareCenter with highly trained “CareSpecialists” that maintain consistent contact with our members helping them through the ups and downs of managing their glucose levels. For example, when test results exceed certain thresholds (e.g., glucose readings being too high or too low) or a certain amount of time has passed without testing, members receive a prompt call from a CareSpecialist who will triage the member and, if necessary, contact emergency personnel. This “live” and timely intervention provides the platform of insight for members to modify their behavior while reinforcing goals to better manage their disease. Based on our internal data, we believe that that each CareSpecialist can handle approximately 2,000 active diabetic members and makes 300 outbound calls per week, as well as responding to emergency calls when readings are out of stated parameters. With real-time data, the CareSpecialists provide proactive support and encouragement to members before they become high risk. Our approach is designed to improve the health and wellness of members while also lowering the overall costs of medical care paid by their employers.

Our “CareCenter” is centrally located at our headquarters in Orem, Utah and can monitor diabetics throughout the United States. Our CareCenter location is also an ideal location for locating and training our CareSpecialists as it is within a five mile radius of some of the top universities with access to over 70,000 graduating students to draw from as CareSpecialists. If we desire to expand our service offerings in other countries, we would set up additional CareCenters in such regions as needed, in order to meet the appropriate dialect, customs and regulation required to support the end member.

Training of our CareSpecialists

CareSpecialists receive extensive initial and on-going training comparable to the training received by 911 emergency dispatchers (National Academy of Emergency Dispatchers). Upon being hired, a CareSpecialist goes through a two week course, in which they have classroom training on the ActiveCare solution; what diabetes is; corporate culture, opportunity within the Company; meeting Company personnel; how to on-board members and how to handle compliance calls and alert calls. This classroom training takes place for the first week, with half of each day dedicated to the classroom, with the remaining half day shadowing a team lead. The second week trainees perform calls while a team leader is there to assist and intervene if needed. During the following 90 days, the new hire is on probation and their phone calls are heavily audited, a review of attendance, production and behavior is analysed and 911 certification is obtained. Further training continues throughout the employment of a CareSpecialist which includes but is not limited to the following:

•         How to coach and handle diabetics.

-         Proper diet

-         Proper testing

-         Managing their disease, including various motivating techniques to change behavior

-         Communicating with doctors and nurses.

•         Emergency Medical Dispatch training.

-         Instructions in life-threatening situations.

-         Certified through the National Academy of Emergency Dispatch.

•         Software training in helping diabetics understand their charts and goals.

Strategy and Results

The ActiveCare Solution brings forth a strategy that utilizes real-time information to immediately improve a patient’s outcome. As members receive a prompt call from our CareSpecialist following such time as their test results exceed certain thresholds (e.g., glucose readings being too high or too low) or a certain amount of time has passed without testing, we are in position to triage the member and, if necessary, contact emergency personnel. With real-time data, the CareSpecialists provide proactive support and encouragement to members before they become high risk. To this end, we provide documentation of progress of individuals or populations over time. In the form of regular reports, members, employers, disease management providers and channel partners are provided relevant data detailing the progress of any group, sub-group, or individual in the ActiveCare program.

The outcomes of the ActiveCare approach have been significant. Based on our internal data, testing trends for ActiveCare members show that the more frequently a member tests, the lower their blood sugar will be. Without testing, there is no way for a member with diabetes to monitor and control their condition. Regular testing allows members to better monitor and modify behaviors to improve their health. The American Diabetes Association has advocated for years that the best way to control diabetes is by testing at least three times per day.

A peer-reviewed study funded by ActiveCare (the “ActiveCare Study”) documented the efficacy of the ActiveCare program and was published in the January 2014 edition of US Endocrinology. The ActiveCare Study began with half of program participants actively engaged in the program as the study group, and those choosing not to participate as the control group. In a year-over-year comparison, the diabetics who did not actively engage in the ActiveCare diabetes management program saw an average increase in medical costs of $282 per person which we believe is directly correlated to costs associated with complications that may have been avoided through proper testing. The diabetics in the study group who regularly tested their blood sugar levels and actively participated in our diabetes program showed a year-over-year reduction of medical costs of $3,384. We believe that these results suggest that through ActiveCare’s engagement programs, including but not limited to incentives and points systems (as described below) combined with comprehensive solution of real time monitoring, the benefits to the healthcare system result in healthier patients and lower overall costs of care.

Competitive Advantages/Operational Strengths:

Unique Solution: The challenge facing the healthcare system is not whether to implement proper glucose monitoring and control, but rather how to motivate people with diabetes to monitor their glucose levels to improve their lives. In order to address this challenge, information is needed to determine who is actually testing or not testing and who have readings that are outside of acceptable parameters. Outside of our approach, we are not aware of any companies providing a service utilizing real-time information to help patients manage diabetes and reduce future medical costs.

Real-Time Visibility: Without actionable and reliable information being available, healthcare professionals have typically relied on a diabetic’s A1C (90-day blood glucose average) test results. While it does provide some historic insight, these reports are unable to show the daily high and low blood glucose events. We believe that our solution focusing on consistent communications with patients and real time monitoring is highly preferable. Our state-of-the-art cellular glucometer and testing supplies allow for test results to automatically be sent wirelessly to ActiveCare immediately following each test. The only thing a member of our service needs to do is test themselves and our CareSpecialists maintain regular contact to provide advice, answer questions and to engage emergency personnel if needed. ActiveCare provides caregivers, physicians, disease management, and wellness coordinators with real-time visibility into a member’s health.

Proactive Approach of our CareCenter: We believe that our 24/7 Care Center sets us apart from all other diabetes management programs. Historically, diabetics would be contacted by disease management personnel only after incurring high medical costs and being classified as high risk. This method is reactionary and does nothing to prevent diabetics from becoming high risk in the first place. With real-time data, the CareCenter provides proactive support and encouragement to our members before they become high risk. In addition, this “live” and timely intervention provides the platform of insight for members to modify their behavior while reinforcing goals to better manage their disease.

Engagement Strategy and Reward Program: The entire experience of how CareSpecialists interact with members has been retooled and refocused on increasing engagement. This engagement strategy is designed to foster increased testing through positive reinforcement involving an on-going testing rewards program, regular educational events and increased coordination with the group’s clinical team. Our rewards program is designed to incentivize members to test more often through monetary reward. Similar to other rewards programs from credit cards or airlines, members will earn points for each test they take, which accumulates in the members’ rewards account over the course of the year. Members can redeem the points through a rewards catalog within their account. This innovative program transforms testing into an exciting and fun activity and has the effect of significantly increasing the incidence of testing.

Management Team and Key Personnel Experience: Our management team and key personnel have significant technical and entrepreneurial experience, with over 20 years of experience in the remote monitoring industry.

We believe our unique approach of combining monitoring technology with a human service touch will create a paradigm shift to increase testing and improve the health of those living with diabetes.

Growth Strategy:

Increase Marketing and Sales Force: We market our products and services through a channel partner approach by establishing relationships with insurance companies, disease management companies, third-party administrators (“TPAs”) and self-insured companies (“SICs”). TPAs administer the claims, payments, co-pays, and medical coding for SICs and effectively act as the medical benefits administrators for their customers, who typically are not large enough to justify a fully operational in-house department. Disease management companies are hired by insurance companies and SICs to actively engage with members and employees with the goal that more interaction will reduce significant health care claims. Through TPAs and broker networks, we have serviced over 26,000 individuals with diabetes from over 800 SICs.

As our company continues to evolve, we will seek to expand our channel partner strategy with the goal of increasing revenues. The expansion of existing SICs secured through this model provides us with a high volume of members to accomplish these goals. In addition to this channel partner strategy, we also anticipate initiating [in the near future] a direct sales model. In this model, we anticipate that sales executives with existing relationships and a regional market presence will call directly on large SICs (with over 2,000 employees). This direct sales model will allow the ActiveCare value proposition to be promoted directly by the sales executive to SICs and will provide direct insight to the Company’s executives on the progress of the sale.

Increase Testing and Membership: The key to the ActiveCare Strategy is member engagement. When ActiveCare brings on a new client, the number of members of that client with diabetes who are testing is usually around 18%. Currently with ActiveCare’s Engagement Strategy, that figure typically more than doubles to 40%. Part of the ActiveCare Strategy is to increase that percentage to 60% through various incentive programs that will also increase daily testing to three times per day.

These programs are coordinated with our customers (SICs) and include the following:

•         Financial rewards to member for their initial adoption

•         Financial rewards for testing multiple times per day

•         Onsite events to help train and educate members

•         Mailers, emails and videos that motivate and educate the member

We expect this engagement to not only increase the health of the diabetic population that uses the testing and monitoring services provided by our CareCenters, but also to increase our revenues and gross profits in a significant manner. This increase is achieved by increasing members testing behavior and the sales of test-strips. Members are resupplied test-strips on an as-needed basis as they test. As ActiveCare facilitates members to test more frequently, its revenues should increase on the increased level of sales strips alone. More importantly, increased monitoring is expected to result in our diabetic customers statistically having lower claims. This aligns ActiveCare’s increased sales goals with that of the healthcare provider who has a significant interest in improving the health of its members thereby reducing the attendant medical costs.

Data Mining: The CareCenter is the real-time recipient of all test results which are delivered using the cellular glucometers that we provide to members. In addition to the real-time monitoring performed by our CareSpecialists, we also have in-house statisticians who analyze the test results data and provide written reports to our clients. This information is gathered, sorted and analyzed by ActiveCare, which in turn produces reports to the given groups (SICs, TPAs or Disease Management personnel). With this information, disease management personnel are offered real time visibility into the daily health of the members they are treating. The ultimate objective is to increase the percentage of diabetics who are regularly testing, which has been proven to be a major factor in reducing the cost of claims based on statistical data derived from the ActiveCare Study.

Technological Innovation/Product Development:

Hardware: ActiveCare currently purchases all of it glucometers from a third-party vendor and provides these glucometers to its members at no cost upon their enrollment in our program. However, ActiveCare is in the process of building its own proprietary glucometer with custom designed functions that we believe will increase member engagement and CareCenter interaction. To that end, we have engaged with a third-party manufacturer with specific expertise in manufacturing and applying for FDA approval for glucometers.

Our proprietary glucometer, which we expect to be available in January 2017, is contemplated to have the following new functionalities:

•         Voice communication through the glucometer. At the touch of a button the diabetic can be in instant contact with ActiveCare’s CareCenter where they can be coached on how to manage their diabetic problems

•         Touch screen technology which will simplify the diabetic’s usage of the glucometer.

•         Built-in reminders that alert the diabetic member that it is time to test.

In addition, since over 57% of all diabetics suffer from complications and other chronic conditions caused by diabetes such as heart disease, congestive heart failure and obesity, our growth strategy specifically contemplates that our glucometer will be equipped with technology allowing other chronic conditions to be monitored by us. This would include the monitoring of blood pressure, blood oxygen levels, weight and heart rate measurements. This will allow us to further improve the health of our members and has the potential to broaden ActiveCare’s revenue base from our existing members.

Software: For the past four years, our R&D/IT expenditures were focused on developing a secured web based platform that allow our members, SICs, TPAs and disease management specialists the best experience possible in managing diabetes. In order to further develop these tools given the highly sensitive environment of cybersecurity surrounding HIPAA, we have continued to develop our own proprietary software solutions in which we are able to identify diabetics, produce statistical reports, and most importantly, continually improve the portal in which our members, SICs, TPAs, and others can set up their own alerting parameters to help the member succeed in their goals they have set with their doctor or disease management personnel. It is when a member is able to connect with others, and garner their support that life-changing actions can occur. We believe that our software and personnel facilitate these changes.

Chronic Illness Monitoring of other diseases: We plan to invest in research and development and patent filings, as we broaden the services we offer. We will continue to look for ways to provide solutions for other chronic illness and disease states markets. Our ultimate objective is to become a chronic illness monitoring company measuring not only blood sugar for diabetics, but also blood pressure, weight, and blood oxygen levels. Once we have proven our full turn-key solution within the diabetes disease market, we believe that our clients will want to engage our services to monitor other chronic diseases. We have found that the human touch factor, coupled with innovating technologies, allows us to connect with our members and provide them the support and coaching they need to understand the disease which they have, and how to live a healthy life. Roughly one in every four Americans suffers from a chronic illness like diabetes. Approximately 84 million people in this country suffer from some form of cardiovascular disease. One in every three adults suffers from high blood pressure. Nearly 3.7 million people per year are admitted to the hospital with heart disease. Since we already provide our diabetes monitoring services to over 800 SICs, expanding the Company’s monitoring capabilities to other chronic illnesses is a logical extension of building out our business and increasing revenues.

Material Customers:

ActiveCare has three significant clients that accounted for 69% of our total revenues for our 2015 fiscal year as follows:

•         Key Benefit Administrators — Key Benefit Administrators, a nationally recognized employee benefit expert, accounted for 15% of 2015 revenues. As of July 15, 2016, approximately 16% of ActiveCare members come from Key Benefit Administrators.

•         Office of Group Benefits (OGB), State of Louisiana — OGB accounted for 42% of 2015 revenues. OGB is an entity that manages certain health benefits for the employees of the State of Louisiana. As of July 15, 2016, approximately 25% of ActiveCare members come from OGB.

•         Rx Benefits — Rx Benefits accounted for 12% of 2015 revenues. As of July 15, 2016 approximately 27% of ActiveCare members come from Rx Benefits.

Research and Development

Technology to facilitate data-driven chronic illness monitoring consists of three components: (1) biometric monitoring products and supplies, (2) medical and claims data aggregation, and (3) algorithms for the analysis of the data.

Biometric monitoring products and supplies are provided by numerous medical hardware providers and deliver a wide range of features and functionality. ActiveCare is agnostic to any specific device requirement, and has the ability to integrate and capture data from any 510(k) or HL7 compliant monitoring device (see “Regulatory Matters” on page 47 of this prospectus).

We are currently in the process of building our own proprietary glucometer with custom designed functions that we believe will strengthen member engagement and CareCenter interaction. As mentioned above, our proprietary glucometer is expected to incorporate an easy to use touch screen interface, voice communication technology, testing notifications and reminders, as well the technology to sync with other future devices and analyze data related to other chronic conditions.

During fiscal year 2015, we spent approximately $107,000, compared to $215,000 in fiscal year 2014, on research and development related to chronic illness monitoring. In addition to costs incurred in connection with our proposed and proprietary glucometer, the research and development program focused on ongoing improvements to methods and systems for the capture and analysis of data, as well as scalable architectures to migrate to production applications and deployments during fiscal year 2015 that were developed during fiscal years 2013 and 2012.

Sales and Marketing

We currently service over 800 SICs through relationships with TPAs, our health insurance broker network, disease management companies and others. We market directly to TPAs and healthcare brokers through participation in healthcare fairs and events as well as through direct contact with our staff and direct mailings of our marketing materials. We plan to continue to mine our existing network of SICs for members as we further prove out our business model and the efficacy of our programs.

Additionally, we are looking to deploy, upon consummation of this offering, a direct sales model to market directly to SICs. We anticipate that sales executives with existing relationships and a regional market presence will call directly on large SICs (with over 2,000 employees) which will effectively decrease our reliance on our relationship with TPAs and other third parties. Increasing our salesforce personnel will enable us to have a greater localized presence in the given geographic regions.

Competition

Over the past decade, technology device manufacturers have rushed to provide peripheral devices to capture data related to chronic health conditions rather than provide any assessment or intelligence regarding the data being captured. In most cases the data captured remains static on the peripheral device or data capture system, providing little to no perspective on the current and recent condition of the patient. In cases in which the data are utilized, the application of that data is typically limited to the “point of care” or physician’s office. The ActiveCare solution is a complex combination of components that provide an overall care system. ActiveCare’s combination of state-of-the-art technology including a cellular glucometer that sends test results to ActiveCare in real-time, along with its 24/7 CareCenter and engagement programs, provides a compressive and unique solution in the market. This real-time information allows ActiveCare’s 24/7 CareCenter to reach out to members moments after a dangerous reading. We believe that this real-time intervention along with AcitveCare’s proactive approach to engagement sets ActiveCare apart in the industry.

Our primary competitors are:

•         Livongo — Relatively new to the market, Livongo provides a cellular glucometer that reports to an online record. Generally, the focus of Livongo is with small pilot groups, in which they capture the members’ data who were already previously managing their disease.

•         GenesisHealth Technologies — Focused solely on the technology, GenesisHealth provides a cellular meter that sends results to an online record. Similar to traditional solutions focused solely on supplies, we do not believe that Genesis provides any solutions to increase engagement (i.e., get members testing) and therefore improve the health of members necessary to significantly reduce medical claims.

•         Telcare — Similar to GenesisHealth, Telcare is focused solely on the technology, in which they provide a cellular meter that sends results to an online record. Similar to traditional solutions focused solely on supplies, we do not believe that Telecare provides any solutions to increase engagement and therefore improve the health of members necessary to significantly reduce medical claims.

Intellectual Property

Trademarks. We have registered certain of our trademarks with the United States Patent and Trademark Office, including ActiveCare®, ActiveOne®, ActiveOne+®, and ActiveHome®. We also use certain trademarks, trade names, and logos that have not been registered. We claim common law rights to these unregistered trademarks, trade names and logos. We also own domain names, including www.activecare.com, and we claim ownership of certain unregistered copyrights of our website content. We also rely as well on a variety of proprietary rights that we license from third parties as described below.

Patents. We own the following patents and patent applications:

Patent or Application No.	Country	Issue/Filing Date	Title of Patent
9,161,198	United States	Issued 10/13/15	Systems and Devices for Emergency Tracking and Health Monitoring

8,942,676	United States	Issued 1/27/15	Systems and Devices for Emergency Tracking and Health Monitoring

14,286,695	United States	Pending 5/24/2014	System and Method for Identifying, Tracking and Treating Chronic Illness Using Real-time Biometric Data

7,251,471	United States	Issued 7/31/2007	Emergency Phone with Single Button Activation

We have exclusive licenses for the use of the following patents:

Exclusive License
8,797,210	United States	Issued 8/5/2014	Remote Tracking Device and System and Method for Two-Way Voice Communication Between Device and a Monitoring Center

7,545,318	United States	Issued 7/9/2009	Remote Tracking System and Device with Variable Sampling and sending capabilities based on environmental factors

We have non-exclusive licenses for the use of the following patents:

Patent or Application No.	Country	Issue/Filing Date	Title of Patent
Non-Exclusive License
6,612,985	United States	Issued	Method and System for Monitoring and Treating a Patient

6,307,481	United States	Issued 10/23/2001	Systems Within A Communication Device For Evaluating Movement Of A Body And Methods Of Operating The Same

6,501,386	United States	Issued 12/31/2002	Systems Within A Communication Device For Evaluating Movement Of A Body And Methods Of Operating The Same

6,661,347	United States	Issued 12/09/2003	Systems Within A Communication Device For Evaluating Movement Of A Body And Methods Of Operating The Same

6,703,939	United States	Issued 3/9/2004	System and Method For Analyzing Activity of A Body

6,864,796	United States	Issued 3/8/2005	Systems Within A Communication Device For Evaluating Movement Of A Body And Methods Of Operating The Same

7,095,331	United States	Issued 8/22/2006	System and Method For Analyzing Activity of A Body

7,145,461	United States	Issued 12/05/2006	System and Method For Analyzing Activity of A Body

Trade Secrets. We own certain intellectual property, including trade secrets, which we seek to protect, in part, through confidentiality agreements with employees and other parties. Even where these agreements exist, there can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.

Regulatory Matters

The testing, manufacture, distribution, advertising and marketing of medical devices in the United States is subject to extensive regulation by federal, state and local governmental authorities, including the Food & Drug Administration (“FDA”). Certain of our products may be subject to and required to receive regulatory clearances or approvals, as the case may be, before we may market them. Under United States law, a medical device is an article, which, among other things, is intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, in man or other animals (see Food, Drug & Cosmetic Act (the “Act”) § 201(h)).

Devices are subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical evaluation be conducted before a device receives clearance or approval for commercial distribution. The FDA classifies medical devices into one of three classes. Class I devices are relatively simple and can be manufactured and distributed with general controls. Class II devices are somewhat more complex and require greater scrutiny. Class III devices are new and frequently help sustain life. Examples of the varying levels of regulatory control are described in the following paragraphs.

In the United States, a company generally can obtain permission to distribute a new device in two ways — through a Section 510(k) premarket notification application (“510(k) submission”), or through a Section 515 premarket approval (“PMA”) application. The 510(k) submission applies to any device that is substantially equivalent to a “Predicate Device” (a device first marketed prior to May 28, 1976 or a device marketed after that date which was substantially equivalent to a pre-May 28, 1976 device). These devices are either Class I or Class II devices. Under the 510(k) submission process, the FDA will issue an order finding substantial equivalence to a Predicate Device and permitting commercial distribution of that device for its intended use. A 510(k) submission must provide information supporting its claim of substantial equivalence to the Predicate Device. The FDA permits certain low risk medical devices to be marketed without requiring the manufacturer to submit a premarket notification. In other instances, the FDA may not only require that a premarket notification be submitted, but also that such notification be accompanied by clinical data. If clinical data from human experiences are required to support the 510(k) submission, these data must be gathered in compliance with Integral Device Exemption (“IDE”) regulations for clinical trials performed in the United States. The FDA review process for premarket notifications submitted pursuant to section 510(k) should take about 90 days on average, but it can take substantially longer if the FDA has concerns. Furthermore, there is no guarantee that the FDA will “clear” the device for marketing, in which case the device cannot be distributed in the United States. There is no guarantee that the FDA will deem the device subject to the 510(k) process, as opposed to the more time-consuming, resource intensive and problematic process described below.

We do not currently manufacture our own chronic disease monitoring devices. We are currently negotiating a definitive agreement with a third party to manufacture our own proprietary cellular glucometer and strips. We expect that agreement to be finalized in the coming months and those products to be completed by January 2017. Manufacturers of medical devices are required to register with the FDA before they begin to manufacture devices for commercial distribution. As a result, any entity that manufactures products on our behalf will be subject to periodic inspection by the FDA for compliance with the FDA’s Quality System Regulation (“QSR”) requirements and other regulations. These regulations require us and our manufacturers to manufacture products and maintain documents in a prescribed manner with respect to design, manufacturing, testing and control activities. Further, we are required to comply with various FDA and other agency requirements for labeling and promotion. The Medical Device Reporting regulations require that we provide information to the FDA whenever there is evidence to reasonably suggest that a device may have caused or contributed to a death or serious injury or, if a malfunction were to occur, could cause or contribute to a death or serious injury. In addition, the FDA prohibits us from promoting a medical device for unapproved indications.

In the United States, Health Insurance Portability and Accountability Act (“HIPAA”) regulations require national standards for some types of electronic health information transactions and the data elements used in those transactions, security standards to ensure the integrity and confidentiality of health information and standards to protect the privacy of individually identifiable health information. Covered entities under HIPAA, which include health care organizations such as our clients, our employer clinic business model and our claims processing, transmission and submission services, are required to comply with the privacy standards, the transaction regulations and the security regulations. As a business associate of our clients who are covered entities, we are generally required by contract to comply with the HIPAA regulations as they pertain to handling of covered client data. However, the extension of these HIPAA obligations to business associates by law has created additional liability risks related to the privacy and security of individually identifiable health information.

In the United States, the federal Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 (the “HIPAA Statute”), and its related “Privacy Rules” (45 C.F.R. Part 164 Subparts A and E) and “Security Rules” (45 C.F.R. Part 164 Subpart C) and “Breach Notification Rules” (45 C.F.R. Part 164 Subpart D) as amended by the Health Information Technology for Economic and Clinical Health Act (the “HITECH Statute”) and any regulations promulgated thereunder (collectively, “HIPAA”), impose minimum requirements for the confidentiality, integrity and availability of individuals’ health information under certain conditions. Briefly, HIPAA requires “Covered Entities” as defined under HIPAA to comply with all applicable HIPAA requirements.

HIPAA also requires “Business Associates” to comply with the Security Rules as well as any additional specific obligations under HIPAA depending upon the services provided to “Covered Entities”. As a “Business Associate” of our clients who are “Covered Entities”, we are required to comply with the Security Rules in connection with our clients’ “Protected Health Information” or “PHI” as such terms are defined under HIPAA. Our obligations under the Security Rules and other applicable provisions of HIPAA are also imposed pursuant to contract with our “Covered Entity” clients. Such obligations under the Security Rules, other applicable requirements under HIPAA as well as contracts with “Covered Entity” clients (or with clients who are “Business Associates” where we would be deemed to be a “Subcontractor” under HIPAA) create liability risks for failure to abide by maintaining the confidentiality, integrity and availability of “PHI” in accordance with HIPAA and the contracts with “Covered Entity” (and “Business Associate”) clients.

Employees

As of July 15, 2016, we had thirty-six (36) full-time and two (2) part-time employees in the U.S. None of these employees are represented by a labor union or subject to a collective bargaining agreement. We have never experienced a work stoppage and our management believes that our relations with employees are good.

Legal Proceedings

On May 28, 2015, an investor in the Company, filed a lawsuit against the Company, James Dalton, our former CEO and Chairman, ADP Management, an entity controlled by David Derrick, our former Executive Chairman, and 4G Biometrics, a wholly owned subsidiary of the Company in the District Court of Utah-Central Division (Case No. 2:15-CV-00373-BCW). The lawsuit alleges a breach of contract, breach of the implied covenant of good faith and fair dealing, fraud and conspiracy to commit fraud and seeks damages in excess of $1,000,000, exclusive of interest and costs. The Company has engaged legal counsel regarding the matter. At this time, it is not possible to predict the outcome of the matter. The Company intends to vigorously dispute the litigation and believes it has meritorious defenses to the claims.

On November 4, 2015, the Company received a demand for payment of $275,000 from a former employee of the Company and former principal of 4G Biometrics who was terminated for cause in regards to his employment agreement. On December 4, 2015, the Company filed a complaint in the Third Judicial District Court in Salt Lake County, State of Utah (Case No. 150908531) against Kenith Lewis, a former employee, Randall K. Gardner, a former employee, and Darrell Meador, our President of Sales, all of whom are the former owners of 4G Biometrics, seeking damages in excess of $300,000 related to alleged misrepresentations made to induce ActiveCare to acquire 4G Biometrics. In February 2016, the Company entered into settlement agreements with each of Kenith Lewis and Randall K. Gardner and Darrell Meador whereby all parties released all claims against each other.

With the exception of the foregoing, the Company is not involved in any disputes and does not have any litigation matters pending.

DIRECTORS AND EXECUTIVE OFFICERS

As of the date of this prospectus, our directors, executive officers and significant employees are as follows:

Name	Age	Position
Jeffrey Peterson	38	Executive Chairman (Director) and Chief Executive Officer
Bradley Robinson	47	Director
Robert J. Welgos	77	Director
Eric Robinson	49	Chief Financial Officer, In-House Counsel, Secretary and Treasurer

Jeffrey S. Peterson — Chief Executive Officer and Chairman

Mr. Jeffrey Peterson was appointed as our Chief Executive Officer and Chairman on July 7, 2016. As a founding investor, Mr. Peterson was our Chief Financial Officer from September 2015 through July 7, 2016 and joined our Board of Directors in April 2014. He has been involved in numerous early stage ventures in the public and private sectors, with an emphasis in healthcare and technology. Mr. Peterson served in various capacities within ActiveCare from July 2011 through the present, including Director of Investor Relations and V.P. of Finance and Chief Financial Officer. From January 2010 until July 2012, he was the Director of Investor Relations for Track Group. Prior to Track Group, Mr. Peterson was a co-owner of a stock brokerage firm in Utah, where his roles included broker, market maker, AML officer and communications officer, while holding numerous FINRA security licenses.

He graduated from the University of Utah with a Bachelor of Arts Degree in Finance and Business Administration and is a founding member of the University Venture Fund. Mr. Peterson also currently holds board observation seats with Juneau Biosciences and CoNextions Medical.

In evaluating Mr. Petersons’ specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his numerous years of experience in finance, and his proven track record of success in such endeavors.

Bradley Robinson — Director

Mr. Bradley Robinson joined our Board of Directors in July 2016. Since March 2015 he has served as CEO of Predictive Technology Group, Inc. (PRED). PRED develops and commercializes discoveries and technologies involved in novel molecular diagnostic and stem cell/pharmaceutical therapeutic products. PRED has developed and/or acquired a number of technologies that open a window into the origin of human disease and the role that genes and their related proteins play in the disease’s onset and progression. Brad has been a founding member of three such ventures in healthcare, one of which (Specialized Health Products International, Inc. was publicly traded until its acquisition in March 2008 by C.R. Bard. Mr. Robinson was the CEO and co-founder of Infusive Technologies, LLC from November 2004 until September 2008 when it was acquired by Sagent Pharmaceuticals, Inc. As part of the acquisition, Mr. Robinson became President of the medical device division of Sagent Pharmaceuticals. Sagent Pharmaceuticals is a specialty injectable pharmaceutical products company. He left Sagent Pharmaceuticals to become Vice President of Business Development of Juneau BioSciences in May 2010. Juneau develops and commercializes genetic tests related to women’s healthcare. He was responsible for developing strategic partnerships and the company’s capitalization. From March 2011 until September 2013 he was Chief Executive Officer and President of LifeCord Genetics, LLC. Mr. Robinson earned an MBA/MIM from the Graduate School of International Management (Thunderbird).

We believe Mr. Robinson is qualified to serve on our Board of Directors because of his experience with the early stage structuring of ventures in the areas of pharmaceuticals, medical device and information technology.

Eric Robinson — Chief Financial Officer, In-House Counsel, Secretary and Treasurer

Mr. Eric Robinson joined ActiveCare as Chief Financial Officer, In-House Counsel, Secretary and Treasurer in July 2016. Mr. Robinson spent fourteen years in private practice as a corporate attorney, including eleven years as a partner in the Salt Lake City, Utah law firm of Blackburn & Stoll, LC. Mr. Robinson’s law practice focused on securities, corporate and other business transactions. During the past five years, Mr. Robinson has been principally employed as (i) General Counsel, Chief Financial Officer and director of MicroPower Global Limited, a company in the semiconductor business since 2009, (ii) as the General

Counsel, Chief Financial Officer and a director of Juneau Biosciences, LLC, a genetic research company, from 2008 until 2015 and (iii) a private attorney. Mr. Robinson also acts as a director and chairman of the audit committee of ClearOne, Inc. (NasdaqCM: CLRO). His legal practice includes working with companies in connection with public and private offerings of securities, corporate partnering, mergers and acquisitions, licensing and technology transfer and compensation planning. He graduated from the University of Utah with honors with a B.S. degree in accounting and he subsequently passed the CPA exam (unlicensed). He graduated from Vanderbilt University with a J.D. where he graduated Order of the Coif.

Robert J. Welgos — Director

Mr. Welgos joined our Board of Directors in June 2009. He has a Bachelor of Science in engineering from the Newark College of Engineering (1962), and worked for 38 years with Allied Signal Corp (now Honeywell International), in various technical department management positions, including being responsible for operations of Customer Technical Service Dept., Design Engineering, Testing Laboratories, and Process Laboratories. He also served as the Manager, North American Distributor Sales and Director of International Operations, where he established distribution networks throughout the Pacific Rim and South America. During this period, he was instrumental in the creation of joint ventures with Lucky Goldstar in Korea and Japan Synthetic Rubber in Japan. Mr. Welgos retired from Allied Signal Corp in 2000. Mr. Welgos is the Chairman of our board’s Audit Committee. Among other things, Mr. Welgos’ education and extensive experience in the industries described above qualify him to advise management in our research and development agenda and customer service solutions. In addition, his experience in Asia is important as we source our products and manufacturing.

Family Relationships

Mr. Bradley Robinson and Mr. Eric Robinson are brothers. There are no other family relationships among any of our directors or executive officers.

Board Composition and Director Independence

As of the date of this prospectus, our board of directors will consist of three members: Mr. Jeffrey Peterson, Mr. Robert J. Welgos and Mr. Bradley Robinson. We expect to appoint additional independent directors to the board of directors prior to the effectiveness of the registration statement of which this prospectus forms a part. The directors will serve until our next annual meeting and until their successors are duly elected and qualified. The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards.

In making the determination of whether a member of the board is independent, our board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption “Related Party Transactions”. The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. On the basis of such review and its understanding of such relationships and transactions, our board affirmatively determined that Mr. Welgos and Mr. Bradley Robinson are qualified as independent and do not have any material relationships with us that might interfere with his or her exercise of independent judgment.

Board Committees

Upon effectiveness of the registration statement of which this prospectus forms a part, our board of directors will establish an audit committee and a nominating and corporate governance committee. We recently formed a compensation committee, however such committee does not currently meet NASDAQ listing standards and is not currently governed by a charter.

Upon effectiveness of the registration statement of which this prospectus forms a part, each committee will have its own charter, which will be available on our website at www.activecare.com. Information contained on our website is not incorporated herein by reference. Each of the board committees will have the composition and responsibilities described below.

Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, we will have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended (the Exchange Act”). The Committee will consist of three “independent” members, within the meaning of Rule 10A-3 under the Exchange Act and the NASDAQ Stock Market Rules. Our board has determined that no one on the board is currently qualified as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee will oversee our accounting and financial reporting processes and oversee the audit of our financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this Committee include, but are not limited to:

•         selecting and recommending to our board of directors the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;

•         approving the fees to be paid to the independent registered public accounting firm;

•         helping to ensure the independence of the independent registered public accounting firm;

•         overseeing the integrity of our financial statements;

•         preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

•         resolving any disagreements between management and the auditors regarding financial reporting;

•         reviewing with management and the independent auditors any correspondence with regulators and any published reports that raise material issues regarding the Company’s accounting policies;

•         reviewing and approving all related-party transactions; and

•         overseeing compliance with legal and regulatory requirements.

Compensation Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, the members of our Compensation Committee will consist of three members. Each such member will be “independent” within the meaning of the NASDAQ Stock Market Rules. In addition, each member of our Compensation Committee will qualify as a “non-employee director” under Rule 16b-3 of the Exchange Act. Our Compensation Committee assists the board of directors in the discharge of its responsibilities relating to the compensation of the board of directors and our executive officers.

The Committee’s compensation-related responsibilities include, but are not limited to:

•         reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;

•         reviewing, approving and recommending to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers;

•         determining the need for an the appropriateness of employment agreements and change in control agreements for each of our executive officers and any other officers recommended by the Chief Executive Officer or board of directors;

•         providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;

•         reviewing our incentive compensation and other equity-based plans and recommending changes in such plans to our board of directors as needed, and exercising all the authority of our board of directors with respect to the administration of such plans;

•         reviewing and recommending to our board of directors the compensation of independent directors, including incentive and equity-based compensation; and

•         selecting, retaining and terminating such compensation consultants, outside counsel or other advisors as it deems necessary or appropriate.

Nominating and Corporate Governance Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, there will be three members of our Nominating and Corporate Governance Committee. Each such member will be “independent” within the meaning of the NASDAQ Stock Market Rules. The purpose of the Nominating and Corporate Governance Committee is to recommend to the board nominees for election as directors and persons to be elected to fill any vacancies on the board, develop and recommend a set of corporate governance principles and oversee the performance of the board.

The Committee’s responsibilities include:

•         recommending to the board of directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the board;

•         considering candidates proposed by stockholders in accordance with the requirements in the Committee charter;

•         overseeing the administration of the Company’s code of business conduct and ethics;

•         reviewing with the entire board of directors, on an annual basis, the requisite skills and criteria for board candidates and the composition of the board as a whole;

•         the authority to retain search firms to assist in identifying board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee;

•         recommending to the board of directors on an annual basis the directors to be appointed to each committee of the board of directors;

•         overseeing an annual self-evaluation of the board of directors and its committees to determine whether it and its committees are functioning effectively; and

•         developing and recommending to the board a set of corporate governance guidelines applicable to the Company.

The Nominating and Corporate Governance Committee may delegate any of its responsibilities to subcommittees as it deems appropriate. The Nominating and Corporate Governance Committee is authorized to retain independent legal and other advisors, and conduct or authorize investigations into any matter within the scope of its duties.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our corporate website at www.activecare.com. We expect that any amendments to such code, or any waivers of its requirements, will be disclosed on our website.

EXECUTIVE COMPENSATION

The following table summarizes information concerning the compensation awarded to, earned by, or paid to, our Chief Executive Officer (Principal Executive Officer) and our two most highly compensated executive officers other than the Principal Executive Officer during fiscal years 2015 and 2014 (collectively, the “Named Executive Officers”) who were serving in such capacities as of September 30, 2015, as well as Michael Jones, who served as our Chief Executive Officer from April 2014 until March 1, 2015.

Summary Compensation Table

Name and principal	Year ended	Salary	Bonus	Stock awards	Warrants issued	All other compensation	Total
position	9/30	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)
Michael Jones,	2015	$67,500	—	$240,550	$—	$7,947	$315,997
PEO	2014	$158,918	—	$42,016	$—	$25,654	$226,588

James J. Dalton	2015	$120,000	—	$954,828	$20,472	$982	$1,096,282
Chief Executive Officer, Executive Chairman

Jeffrey Peterson	2015	$60,000	—	$1,245,941	$—	$3,035	$1,308,976
Chief Financial Officer, Vice President of Finance	2014	$114,450	—	$424,190	$5,165	$—	$543,805

Darrell Meador,	2015	$135,000	50,000	$197,162	$12,569	$19,769	$414,501
President of Sales	2014	$158,918	—	$129,791	$109,138	$25,683	$423,530

______________

(1)      Column (i) includes long-term care insurance and other personal benefits. The amounts included in that column, representing premiums paid by us for the applicable insurance policies.

(2)      All amounts except those reported in column (c) and column (i) are non-cash amounts and represent stock or warrants to purchase common stock .

(3)      Amounts in column (e) represent non-cash compensation expense of stock grants based on the market value of the stock on the grant date.

During fiscal year 2015, we granted shares of common stock as compensation for past and future service. The schedule below includes stock granted during fiscal year 2015. The granted stock does not include stock quantities, values or deferred balances for accrued amounts or stock granted in prior years being amortized during fiscal year 2015.

	Stock granted	Value of granted stock	Amount deferred	Amount recognized	Amortization of past deferrals	Total stock awards
Michael Jones,	399,815	$99,470	$—	$89,350	$151,200	$240,550
PEO

James J. Dalton	7,957,380	$1,699,828	$745,000	$954,828	$—	$954,828
Chief Executive Officer, Executive Chairman

Jeffrey Peterson	2,738,297	$561,084	$270,000	$247,920	$998,021	$1,245,941
Chief Financial Officer, Vice President of Finance

Darrell Meador,	506,123	$129,158	$—	$119,037	$78,125	$197,162
President of Sales

All of the shares issued to Mr. Jones were issued in lieu of salary. Of the shares issued to Mr. Dalton, 2,000,000 shares were issued for his consulting services provided prior to his role as Chief Executive Officer; 5,281,624 shares were issued in lieu of salary and among these shares 4,000,000 shares will vest monthly over two years; 370,200 shares were issued as incentive bonus for meeting a certain milestone; and 305,556 shares were issued for prepaid future services. All of the shares issued to Mr. Peterson, 2,738,297 shares were issued in lieu of salary and among these shares, 2,000,000 shares vest monthly over two years. Of the shares issued to Mr. Meador, 256,123 shares were issued in lieu of salary, and 250,000 shares were issued as incentive bonus for meeting sales goals.

During the fiscal year ended September 30, 2014, we granted Mr. Jones, 21,450 shares in lieu of salary and 360,000 shares for continued service which vest quarterly over two years. We granted Mr. Peterson, 76,334 shares in lieu of salary, which vest quarterly over two years, and 3,996,000 shares for continued service, which also vest quarterly over two years. We also granted Mr. Meador 21,450 shares in lieu of salary.

(4) Amounts in column (f) represent non-cash compensation expense of warrants to purchase common stock granted based on the fair value calculated using a binomial option-pricing model. During 2015, we did not grant any options to purchase shares of common stock to the officers named in this schedule. We reduced the exercise price of Mr. Dalton’s warrants to purchase 511,200 shares of common stock from $1.00 per share to $0.30 per share and we recognized an additional $20,472 of compensation expense.

During 2014, we did not grant any options to purchase shares of common stock to the officers named in this schedule. We reduced the exercise price of Mr. Meador’s warrants to purchase 433,333 shares of common stock from $1.00 per share to $0.50 per share and we recognized an additional $20,946 of compensation expense and $672 of deferred compensation to be amortized in the same manner as the related warrants. We reduced the exercise price of Mr. Peterson’s warrants to purchase 650,000 shares of common stock from $1.10 per share to $0.50 per share. The warrants were exercised upon reduction and the 650,000 shares of common stock issued vest quarterly over two years. We recognized an additional $5,165 of compensation expense and $36,157 of deferred compensation to be amortized ratably over two years.

Compensation-Setting Process/Role of Our Compensation Committee

Although we established a compensation committee, in 2014, the committee has not met and does not currently meet NASDAQ listing standards. During 2015, our board of directors was responsible for overseeing our executive compensation program, establishing our executive compensation philosophy, and determining specific executive compensation, including cash and equity. Upon effectiveness of the registration statement of which this prospectus forms a part, we intend to reorganize our compensation committee, which will consist of three independent directors. Unless otherwise stated, the discussion and analysis below is based on decisions by the board of directors.

During 2015, our board of directors considered one or more of the following factors when setting executive compensation, as further explained in the discussions of each compensation element below:

•         the experiences and individual knowledge of the members of our board of directors regarding executive compensation, as we believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

•         corporate and/or individual performance, as we believe this encourages our executive officers to focus on achieving our business objectives;

•         the executive’s existing equity award and stock holdings; and

•         internal pay equity of the compensation paid to one executive officer as compared to another — that is, that the compensation paid to each executive should reflect the importance of his or her role to the company as compared to the roles of the other executive officers, while at the same time providing a certain amount of parity to promote teamwork.

With our transition to being a company listed on NASDAQ, our compensation program following this offering may, over time, vary significantly from our historical practices. For example, we expect that following this offering, in setting executive compensation, the new compensation committee may review and consider, in addition to the items above, factors such as the achievement of predefined milestones, tax deductibility of compensation, the total compensation that may become payable to executive officers in various hypothetical scenarios, the performance of our common stock and compensation levels at public peer companies.

Executive Compensation Program Components

Base Salary

We provide base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty when having a meaningful portion of their compensation “at risk” in the form of equity awards covering the shares of a company for whose shares there has been limited liquidity to date. The board of directors recognizes the importance of base salaries as an element of compensation that helps to attract highly qualified executive talent.

Base salaries for our executive officers were established primarily based on individual negotiations with the executive officers when they joined us and reflect the scope of their anticipated responsibilities, the individual experience they bring, the board members’ experiences and knowledge in compensating similarly situated individuals at other companies, our then-current cash constraints, and a general sense of internal pay equity among our executive officers.

The board does not apply specific formulas in determining base salary increases. In determining base salaries for 2015 for our continuing named executive officers, no adjustments were made to the base salaries of any of our named executive officers as the board determined, in their independent judgment and without reliance on any survey data, that existing base salaries, taken together with other elements of compensation, provided sufficient fixed compensation for retention purposes.

Outstanding Equity Awards at September 30, 2015

The following table summarizes the outstanding equity award holdings held by our named executive officers at September 30, 2015.

Name (a)	Number of Securities Underlying Unexercised Warrants (#) Exercisable (b)	Number of Securities Underlying Unexercised Warrants (#) Unexercisable (c)	Warrant Exercise Price ($) (e)	Warrant Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
Michael Jones, PEO	—	—	$—	—	—	$—

James J. Dalton
Chief Executive Officer, Executive Chairman	511,200	—	$0.30	6/21/2016 10/3/2016	3,500,000	$420,000

Jeffrey Peterson
Chief Financial Officer, Vice President of Finance	—	—	$—	—	1,750,000	$210,000

Darrell Meador,
President of Sales	173,333	260,000	$0.50	6/20/2017	—	$—

____________

(1)      Column (c) includes warrants to purchase shares of common stock with various vesting periods. The unexercisable warrants held by Mr. Meador to purchase 260,000 shares of common stock vest at the rate of 43,333 shares for every 5,000 members added.

(2)      Column (g) includes unvested shares of common stock that vest quarterly over a remaining period of 21 months and will be completely vested on June 23, 2017 or will vest immediately in the event of a change in control.

Director Compensation

All independent members of the board are compensated $2,500 a month for their service in such capacity.

Employment Agreements

During April 2015, James J. Dalton was appointed Executive Chairman of the Board of Directors and Chief Executive Officer. On September 23, 2015, we entered into a written Employment Agreement containing compensation and other terms related to Mr. Dalton’s appointment effective July 1, 2015. The term of the Employment Agreement was one year.

The compensation payable to Mr. Dalton under the Employment Agreement included a base salary of $40,000 per month, 15% fee for any loans that Mr. Dalton personally guarantees for the Company, plus member bonus upon the achievement of certain milestones up through and inclusive of December 31, 2015. We also granted Mr. Dalton 4,976,068 shares of common stock as a signing bonus, of which 976,068 shares were vested immediately, and 4,000,000 shares to be vested monthly over a two-year period starting July 2015. During fiscal year 2015, we granted 5,555,643 shares of common stock with a fair value of $1,000,016 to Mr. Dalton according to the Employment Agreement as a signing bonus, loan guarantee fees, and a bonus for achievement of certain milestones. Prior to the Employment Agreement, we also entered into a written Consulting Agreement with Mr. Dalton. The compensation payable to Mr. Dalton under the Consulting Agreement included a base salary of $25,000 per month starting January 2015, 2,000,000 shares of common stock, plus a member bonus upon the achievement of certain milestones. During fiscal year 2015, we vested 2,000,000 shares of the common stock, however, we did not grant any shares for the member bonus due to the limitation of the milestones related to the Consulting Agreement. During fiscal year 2015, $2,057,516 was recognized as compensation expense, and $540,000 as deferred compensation, which will be amortized monthly through June 2016. During fiscal year 2015, we also granted Mr. Dalton 305,556 shares of common stock with a fair value of $55,000 for future services.

Mr. Dalton resigned from his position as Chief Executive Office on July 7, 2016, terminating his employment agreement with the Company. On July 7, 2016, Mr. Dalton entered into a consulting agreement with the Company the details of which are provided below. The Company will pay Mr. Dalton severance of $20,000 per month for a period of six months in addition to the consulting agreement described below.

On July 7, 2016, the Company appointed Eric Robinson as its new Chief Financial Officer, Secretary and Treasurer. It is anticipated that Mr. Robinson will devote 2 days per week to the Company and be compensated at a rate of $120,000 per year. The Company is negotiating the terms of an employment agreement in good faith and expects to enter into an agreement with Mr. Robinson prior to the closing of this offering.

Consulting Agreements

ADP Management

On February 29, 2016, the Company entered into an amended and restated consulting agreement with ADP Management (“ADP”), an entity controlled by the former Executive Chairman of the Board of Directors David Derrick (the “ADP Agreement”). Pursuant to the ADP Agreement, ADP shall provide consulting services to the Company for an initial period of one (1) year, and shall automatically renew for consecutive one (1) month periods unless terminated by the Company or ADP. As consideration for ADP providing consulting services to the Company, the Company shall pay ADP at a rate of $250 per hour. ADP’s consulting services include but are not limited to developing business plans, making introductions to potential customers and/or suppliers, identifying qualified employees or other service providers, sales, marketing, manufacturing and other operating activities, and meeting with the Company’s and its affiliates’ respective managers, officers, employees, agents, and other service providers regarding the business, prospects and affairs of the Company and its affiliates. ADP shall not be entitled to any fees or consideration for (i) negotiating the purchase and/or sale of Company securities, (ii) making recommendations regarding transactions involving Company securities, (iii) or any other matters involving transactions of Company securities. The ADP Agreement will not terminate until all debt obligations of the Company owed to ADP or its affiliates have been repaid in full.

Bluestone Advisors, LLC

On September 23, 2015, the Company entered into a consulting agreement with Bluestone Advisors, LLC (“Bluestone”), an entity controlled by Jeffrey Peterson, the Company’s former Chief Financial Officer and current Chief Executive Officer (the “Bluestone Agreement”). Pursuant to the Bluestone Agreement, Bluestone shall provide consulting services to the Company for an initial period of one (1) year, and shall automatically renew for consecutive one (1) month periods unless terminated by the Company or Bluestone. As consideration for Bluestone providing consulting services to the Company, the Company shall pay Bluestone a monthly fee of $20,000. Additionally, the Company shall issue Bluestone 2,000,000 shares of the Company’s common stock and may issue additional securities on terms to be negotiated (the “Bluestone Issuances”). The Bluestone Issuances shall vest in 24 equal monthly installments, and shall fully vest immediately upon the death of Jeffrey Peterson, termination of the Bluestone Agreement, or a change in control. The Bluestone Agreement will not terminate until all debt obligations of the Company owed to Bluestone or its affiliates have been repaid in full.

On July 7, 2016, Mr. Peterson was appointed as the Company’s Executive Officer. The Company is currently negotiating the terms of an employment agreement with Mr. Peterson in good faith and expects to enter into an agreement with Mr. Peterson prior to the closing of this offering. Until such time as the Company can come to terms on an employment agreement, Mr. Peterson will be compensated at the same rate as he was being compensated under the Bluestone Agreement.

Dalton Consulting Agreement

On July 7, 2016, the Company entered into a Consulting Agreement with James Dalton, former Executive Chairman and Chief Executive Officer of the Company (the “Dalton Consulting Agreement”), pursuant to which Mr. Dalton shall provide certain consulting services to the Company including, but not limited to (i) developing business plans, (ii) making introductions to potential customers and/or suppliers, (iii) identifying qualified employees and other service providers, (iv) sales, marketing, manufacturing and other operating activities, and (v) meeting with the Company’s and its affiliates’ respective managers, officers, employees, agents, and other service providers regarding the business, prospects and affairs of the Company and its affiliates (the “Services”). Mr. Dalton may not engage in and shall not be entitled to any fees or consideration for (i) negotiating the purchase and/or sale of Company securities, (ii) making recommendations regarding transactions involving Company securities, (iii) or any other matters involving transactions of Company securities.

The Dalton Consulting Agreement is for an initial period of one (1) year, and shall automatically renew for consecutive one (1) month periods unless terminated by the Company or Mr. Dalton. As consideration for the Services, the Company shall pay Mr. Dalton at the rate of $250 per hour, but such compensation may not exceed $20,000 during any calendar month.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of July 15, 2016 (the “Table Date”) by:

•         each person or group who is known by us to own beneficially more than 5% of our outstanding shares of common stock;

•         each of our Named Executive Officers serving as of such date;

•         each of our directors; and

•         all of the executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to warrants that are currently exercisable or exercisable within 60 days of the Table Date is deemed to be outstanding and beneficially owned by the person holding the warrants. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 110,035,710 shares of common stock outstanding as of the Table Date. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o ActiveCare, Inc., 1365 West Business Park Drive, Suite 100, Orem, Utah 84058.

Name and Address of Beneficial Owner	Outstanding Common Stock		Percentage of Ownership of Common Stock	Outstanding Preferred Stock		Percentage Ownership of Preferred Stock
5% Beneficial Shareholders
Advance Technology Investors LLC(1)	11,459,639		9.99%	—		—
154 Rock Hill Road Spring Valley, NY 10977

James Dalton c/o ActiveCare, Inc., 1365 West Business Park Drive, Suite 100, Orem, UT 84058	9,396,799	(5)	8.51%	—		—

Officers and Directors
Eric Robinson(2) Chief Financial Officer, Secretary and Treasurer	1,875		*	—		—

Robert Welgos(2)(3) Director	371,704	(3)	*	13,843	(3)	19.76%

Bradley Robinson(2) Director	—		—	—		—

Jeffrey Peterson(2)(4) Chief Executive Officer, Chairman	40,980,727	(4)	31.48%	25,000	(4)	55.56%

Officers and Directors as a Group (4 persons)	41,354,306		31.75%	38,843		33.76%

____________

(1)      Includes 6,817,675 shares of common stock and warrants to purchase 450,000 shares of common stock, owned by Advanced Technology Investors LLC (“ATI”) and its related entity and a convertible promissory note (the “ATI Note”) that is currently convertible into 4,191,973 of shares. Due to a provision in in ATI Note they may not vote or take delivery of common shares that would result in ATI becoming the beneficial owner of more than 9.99% of the issued and outstanding common stock of the Company at any given time.

(2)      The address of each Officer and Director is c/o ActiveCare, Inc., 1365 West Business Park Drive, Suite 100, Orem, UT 84058.

(3)      Includes 102,451 shares of Common Stock issuable upon conversion of 13,843 shares of Series E Preferred Stock.

(4)      Of the total shares of common stock owned or controlled by Mr. Peterson, 12,863,171 shares are held by Tyumen Holdings, LLC, 979,291 shares by Wynnman’s Hill, LLC, 6,319,708 shares by Bluestone Advisors, LLC, 378,148 shares by Keystone Partners, LLC, 295,139 shares by Rimrock Capital, LLC, and 20,270 shares by Banyan Investment Company, LLC. 25,000 shares of Series D Preferred Stock are convertible into 125,000 shares of Common Stock. Further, Jeff Peterson et al. are able to obtain 20,000,000 under a convertible promissory note.

(5)      Includes 9,036,799 shares of common stock and warrants to purchase 360,000 shares of common stock. Mr. Dalton’s address is c/o ActiveCare, Inc., 1365 West Business Park Drive, Suite 100, Orem, UT 84058

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Related-Party Notes Payable

As of July 15, 2016, we owe an aggregate of $4,443,973 of notes payable and applicable interest to one of our officers, two of our former board members, and two of our former officers, or entities controlled by each, with annual interest rates ranging from 12% to 18%. The $4,443,973 is described in more detail in the following paragraphs.

Five entities controlled by Jeffrey S. Peterson, Chairman and Chief Executive Officer, (Banyan Investment Company, LLC, Keystone Partners, LLC, The Mark and Nancy Peterson Foundation, Rimrock Capital, LLC, and Bluestone Advisors, LLC) were owed notes payable and applicable interest totaling $3,785,026.

On August 14, 2013, the Company entered into a Loan Conversion Agreement with Michael Jones, former interim Chief Executive Officer (the “Jones Loan Agreement”). Pursuant to the Jones Loan Agreement, $250,000 of previously outstanding debt owed to Michael Jones by the Company (the “First Jones Loan”) was converted into 333,334 shares of Common Stock. Outstanding accrued interest of $13,644 under the First Jones Loan was memorialized in the Jones Loan Agreement as outstanding and accruing interest at a rate of 12% per annum. As of July 15, 2016, $18,426 was outstanding, including applicable interest, under the Jones Loan Agreement.

On February 18, 2016, the Company issued ADP a Promissory Note in the aggregate amount of $542,004.94 (the “ADP Note”). The ADP Note bears interest at a rate of 18% per annum and is convertible at ADP’s sole discretion into Common Stock at a conversion price of $0.06 per share, up to a maximum of 9,250,000 shares of Common Stock. The ADP Note has a maturity date of January 1, 2017. As of July 15, 2016, an aggregate of $581,564 was outstanding under the ADP Note. During fiscal year 2015, ADP converted $291,667 of secured borrowings along with $25,000 of loan origination fee into an unsecured note payable, which is included in the $581,564.

On May 10, 2012, the Company entered into a Loan Agreement with Michael Acton, former Chief Financial Officer of the Company (the “Acton Loan Agreement”). Under the Acton Loan Agreement, Michael Acton shall make advances to the Company, at the Company’s option, up to an aggregate principal amount of $30,000. All advances made under the Acton Loan Agreement were to be paid by June 30, 2012. The Acton Loan Agreement pays interest at a rate of 12% per annum. On May 10, 2012 and pursuant to the Acton Loan Agreement, the Company issued Michael Acton a Promissory Note (the “Acton Note”) in the principal amount of $30,000 and 1,000 shares of Series D preferred stock as a loan origination fee. The Acton Note had a maturity date of June 30, 2012 and accrues interest at a rate of 12% per annum. As of July 15, 2016, the Acton Note is in default with an aggregate of $22,063 currently outstanding.

On May 14, 2013, the Company entered into a Loan Agreement with William Martin, a former director of the Company (the “Martin Loan Agreement”). Under the Martin Loan Agreement, William Martin shall make advances to the Company, at the Company’s option, up to an aggregate principal amount of $26,721. All advances made under the Martin Loan Agreement were to be repaid by September 30, 2013. The Martin Loan Agreement pays interest at a rate of 12% per annum and is convertible into shares of the Common Stock at a conversion rate of $0.75 per share. Mr. Martin was issued 2,600 shares of common stock as a loan origination fee. As of July 15, 2016, The Martin Loan Agreement is in default and an aggregate of $36,894 is currently outstanding.

During February 2015, we modified the exercise price of warrants previously issued to the former Executive Chairman of the Board of Directors from $1.00 to $0.30 per share, according to an agreement entered into prior to his appointment as the Executive Chairman, and recognized additional expense of $20,472.

Related Party Contracts

During fiscal year 2015, Purizer Corporation, an entity controlled by Mr. Derrick, introduced and helped us enter into an agreement with a customer. In connection with the sales contract, we granted Purizer

Corporation 250,000 shares of common stock with fair value of $53,500. We also agreed to pay Purizer Corporation 8.5% of revenue from this customer as long as the sales contract remains in full force.

On February 29, 2016, the Company entered into an amended and restated consulting agreement with ADP Management, an entity controlled by the former Executive Chairman of the Board of Directors David Derrick (“ADP”). See Executive Compensation — Consulting Agreements” above. The Company paid as a bonus to ADP a fee of $180,000 related to a debt financing transaction with Prestige Capital.

During September 2015, the Company entered into a one-year consulting agreement with Bluestone Advisors, LLC, an entity controlled by Mr. Jeffrey S. Peterson, who assumed a new role as Chief Financial Officer of the Company. See Executive Compensation — Consulting Agreements” above. The Company also issued 359,375 shares of common stock to Bluestone in connection with a guaranty of certain obligations of the Company.

Policy on Future Related Party Transactions

All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by the audit committee, or a similar committee consisting of entirely independent directors, according to the terms of our Code of Business Conduct and Ethics and our Related-Party Transaction Policies and Procedures.

DESCRIPTION OF CAPITAL STOCK

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Delaware law and is qualified by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Authorized Capital Stock

We are authorized to issue up to 210,000,000 shares of capital stock consisting of: 200,000,000 shares of Common Stock, par value $0.00001 per share and 10,000,000 shares of preferred stock, par value of $0.00001 per share. As of July 15, 2016, 110,035,710 shares of Common Stock were issued and outstanding and 115,070 shares of preferred stock which are convertible into 702,834 shares of common stock were issued and outstanding.

Common Stock

Each holder of our Common Stock is entitled to one vote for each share held of record. Holders of our Common Stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to receive our net assets pro rata. Each holder of Common Stock is entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future. We anticipate that any earnings generated from operations will be used to finance our growth.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, with a par value of $0.00001 per share. Pursuant to the Company’s Certificate of Incorporation, the Board of Directors has the authority to amend the Company’s Certificate of Incorporation, without further stockholder approval, to designate and determine the preferences, limitations and relative rights of the preferred stock before any issuance of the preferred stock and to create one or more series of preferred stock, fix the number of shares of each such series, and determine the preferences, limitations and relative rights of each series of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, and liquidation preferences. Our certificate of incorporation provides that only holders of an affected series of preferred stock have the ability to vote on an amendment to the certificate of incorporation that solely relates to the terms of such preferred stock.

Series A Convertible Preferred Stock

The rights and preferences of the Series A Preferred are as contained in the First Amended and Restated Designation of Rights and Preferences of the Series A Preferred (the “Series A Designation”) filed with the Secretary of State of Delaware by the Company on March 24, 2010. As of July 15, 2016, there were no shares of Series A Preferred issued and outstanding.

Series B Convertible Preferred Stock

The rights and preferences of the Series B Preferred are as contained in the Designation of Rights and Preferences of the Series B Preferred (the “Series B Designation”) filed with the Secretary of State of Delaware on March 24, 2010. As of July 15, 2016, there were no shares of Series B Preferred issued and outstanding.

Series C Convertible Preferred Stock

The rights and preferences of the Series C Preferred are as contained in the Amended and Restated Designation of Rights and Preferences of the Series C Convertible Preferred Stock of the Company (the “Series C Designation”) filed with the Secretary of State of Delaware on April 27, 2010. As of July 15, 2016, there were no shares of Series C Preferred issued and outstanding.

Series D Convertible Preferred Stock

The Company is authorized to issue up to 1,000,000 shares of Series D convertible preferred stock (“Series D preferred stock”). As of May 9, 2016, the Company had 45,000 shares of Series D preferred stock issued and outstanding. Series D preferred stock is convertible into common stock at $1.00 per share, the conversion price is adjustable if there are distributions of common stock or stock splits by the Company. The Series D preferred stock votes on an as-converted basis. The Series D preferred stock has a dividend rate of 8%, payable quarterly. The Company may redeem the Series D preferred shares at a redemption price equal to 120% of the original purchase price with 15 days’ notice. In December 2013, 893,218 shares of Series D preferred stock were converted to 6,252,526 shares of common stock. The conversion rate of seven shares of common stock was greater than the designated conversion rate of five shares of common stock and, therefore, the fair value of the additional 1,786,436 shares was recorded as a deemed dividend. During fiscal year 2015, the Company accrued $24,800 of dividends on Series D preferred stock and settled $31,051 of accrued dividends by issuing 118,068 shares of common stock. The Series D preferred stock has liquidation preference of $1.00 per share.

During fiscal year 2014, the Company accrued $84,212 of dividends on Series D preferred stock and settled $77,961 of the accrued dividends by issuing 85,477 shares of common stock.

Series E Convertible Preferred Stock

The Company is authorized to issue up to 400,000 shares of Series E convertible preferred stock (“Series E preferred stock”). As of May 9, 2016, the Company had 70,070 shares of Series E preferred stock issued and outstanding. Series E preferred stock is convertible into common stock at $1.00 per share, the conversion price is adjustable if there are distributions of common stock or stock splits by the Company. The designation also provides that the Series E preferred stock is non-voting and receives a monthly dividend of 3.322% for 25 to 32 months. In addition, the convertibility and the redemption price of the Series E preferred stock is gradually reduced by dividend payments over 25 to 32 months. After the dividend payment term, the redemption price of Series E preferred stock is $0, the Series E preferred stock has no convertibility to common stock and the holders are entitled to receive a pro-rata share of cumulative royalties totaling 4% of the Company’s gross profits payable quarterly for a two-year period.

During fiscal year 2014, $83,473 of debenture loans and accrued interest converted into 8,347 shares of Series E preferred stock. During fiscal years 2015 and 2014, the Company accrued dividends of $326,863 and $320,071, respectively, to Series E preferred shareholders. During fiscal years 2015 and 2014, the Company paid dividends of $0 and $258,284, respectively, to Series E preferred shareholders. As of September 30, 2015 and 2014, the redemption price for the Series E preferred stock was $477,829.

Series F Variable Rate Convertible Preferred Stock

The rights and preferences of the Series F Preferred are as contained in the Amended and Restated Designation of Rights and Preferences of the Series F Variable Rate Convertible Preferred Stock of the Company (the “Series F Designation”) filed with the Secretary of State of Delaware on March 27, 2014. As of July 15, 2016, there were no shares of Series F Preferred issued and outstanding.

Anti-Takeover Effects of Provisions of the DGCL and our Certificate of Incorporation and Bylaws

Provisions of the DGCL and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Statute. We were subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

As of July 11, 2016 we are not subject to Section 203 of the DGCL because we do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders and we have not elected by a provision in our original certificate of incorporation to be governed by Section 203. Unless we adopt an amendment of our certificate of incorporation by action of our stockholders expressly electing not to be governed by Section 203, we would generally become subject to Section 203 of the DGCL at such time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders, except that the restrictions contained in Section 203 would not apply if the business combination is with an interested stockholder who became an interested stockholder before the time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders.

Amendments to Our Certificate of Incorporation. Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•         increase or decrease the aggregate number of authorized shares of such class;

•         increase or decrease the par value of the shares of such class; or

•         alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the Board of Directors. Our certificate of incorporation and bylaws provide that, subject to limitations, any vacancy occurring in our board of directors for any reason may be filled by a majority of the remaining members of our board of directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors. Each such directors shall hold office until his or her successor is elected and qualified, or until the earlier of his or her death, resignation or removal.

Special Meetings of Stockholders. Under our bylaws, special meetings of stockholders may be called by a majority of the directors or by the President or upon written request of the holders of 10% of the outstanding shares entitled to vote. Under the DGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval, except as may be required under the listing rules of any stock exchange on which our common stock is then listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation on Directors’ Liability

Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent Delaware law permits. Specifically, no director will be personally liable for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•         for any breach of the director’s duty of loyalty to us or our stockholders;

•         for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•         for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•         for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities.

Our certificate of incorporation also provides that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our certificate of incorporation also provides that we shall have the power to indemnify our employees and agents to the fullest extent permitted by law and also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We obtained directors’ and officers’ liability insurance, effective June 24, 2016.

We entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses, judgments, fines and settlement amounts, among others, incurred by such person in any action or proceeding arising out of such person’s services as a director or executive officer in any capacity with respect to any employee benefit plan or as a director, partner, trustee or agent of another entity at our request. We believe that these provisions in our restated certificate of incorporation and amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the indemnification provisions of our restated certificate of incorporation and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is incorporated by reference as an exhibit to this prospectus.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

UNDERWRITING

Joseph Gunnar & Co., LLC is acting as representative of the underwriters (the “Representative”). Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock and warrants listed next to its name in the following table:

Name of Underwriter	Number of Shares	Number of Warrants
Joseph Gunnar & Co., LLC
Total

The underwriters are committed to purchase all the shares of common stock and warrants offered by us if they purchase any shares of common stock and warrants. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the shares of common stock and/or warrants covered by the underwriters’ over-allotment option described below. The underwriters are offering the shares of common stock and warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions

The underwriters propose initially to offer the shares of common stock and warrants to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $[ ] per share of common stock and warrant. If all of the shares of common stock and warrants offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representatives of the underwriters.

	Per Combined Share and Warrant	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Non-accountable expense allowance	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received at the closing of the offering (excluding any proceeds received upon any subsequent exercise of the over-allotment option).

We have also agreed to pay the representative’s expenses relating to the offering, including (a) all actual filing fees incurred in connection with the review of this offering by the Financial Industry Regulatory Authority, or FINRA, and all fees and expenses relating to the listing of our shares of common stock and warrants on NASDAQ; (b) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual and not to exceed $15,000 in the aggregate; (c) all actual fees, expenses and disbursements relating to the registration or qualification of securities offered under state securities laws, or “blue sky” laws, or under the securities laws of foreign jurisdictions designated by the representative, including reasonable fees and disbursements of “blue sky” counsel not to exceed $_______ ; (d) all actual fees, expenses and disbursements relating to the registration, qualification or exemption of our shares of common stock and warrants under the securities laws of such foreign jurisdictions as the representative may reasonably designate; (e) the costs of all mailing and printing of the underwriting documents as the representative may reasonably deem necessary; (f) the costs associated with two sets of bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, not to exceed the sum of $3,000; (g) the fees and expenses of the representative’s legal counsel not to exceed $75,000, $25,000 of which has been paid in advance and will be returned to us to the extent that offering expenses are not actually incurred in compliance with FINRA Rule 5110(f)(2)(C); (h) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (i) up to $20,000 of the representative’s actual accountable road show expenses for the offering and (j) the representatives’ cost of mailing prospectuses to potential investors, provided, however, that expenses that are set forth in clauses (b), (f), (g) and (i) above shall not exceed $________ in the aggregate.

The total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, commissions and expenses, are approximately $_______and are payable by us.

Over-Allotment Option

We have granted to the underwriters an option to purchase up to ______ additional shares of common stock at the public purchase price of $____ and/or warrants to purchase up to _________additional shares of our common stock at a public purchase price of $0.01, less underwriting discounts and commissions. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of common stock and/or warrants by the underwriters in excess of the total number of shares of common stock and/or warrants set forth in the table above. If any of these additional shares and/or warrants are purchased, the underwriters will offer the additional shares and/or warrants on the same terms as those on which the shares and warrants are being offered. We will pay the expenses associated with the exercise of the over-allotment option.

Representatives’ Warrants

We have agreed to issue to the representative the representative’s warrants to purchase up to ______ shares of common stock (5% of the shares of common stock sold in this offering, plus 5% of any shares of common stock sold upon exercise of the over-allotment option, if any). We are registering hereby the issuance of the representative’s warrants and the shares of common stock issuable upon exercise of the warrants. The representative’s warrants are exercisable for cash or on a cashless basis at a per share exercise price equal to 125% of the public offering price per share of common stock in the offering and expiring on a date which is no more than five years from the effectiveness of the offering. Except as described above or as summarized below, the representative’s warrants will be in substantially the same form as the warrants included in this offering except that the representative’s warrants will expire on the fifth anniversary of the date of effectiveness of the registration statement of which this prospectus forms a part. The representative’s warrants and the shares of common stock underlying the warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representatives (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of these warrants or the underlying securities for a period of 180 days after the effective date. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and certain of our stockholders, have agreed, without the prior written consent of the Representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 180 days from the date of this prospectus, in the case of our directors and officers, and 90 days from the date of this prospectus, in the case of our principal stockholders.

Right of First Refusal

We have granted the representatives a right of first refusal, for a period of twenty four months after the closing of the offering, to act as sole and exclusive investment banker, book-runner, financial advisor, underwriter and/or placement agent, at the Representative’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each, a “Subject Transaction”), during such twenty-four (24) month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the Representative for such Subject Transactions.

Warrant Exercise Fee

We have agreed to pay the representative a warrant exercise fee equal to 5% of the gross proceeds received by us from any exercise of the warrants that occur commencing twelve (12) months from the closing date of this offering.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

OTCQB and NASDAQ Capital Market

Our shares of common are quoted on the OTCQB under the symbol “ACAR.” We intend to apply to list our common stock and warrants on The NASDAQ Capital Market under the symbol “ACAR” and “ACARW,” respectively, prior to the completion of this offering. No assurance can be given that such listings will be approved; however, it is a condition of the underwriters’ obligation that our shares of common stock and warrants have been approved for listing on The NASDAQ Capital Market.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the offering, the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of securities in the offering. The underwriters may close out any covered short position by either exercising the over-allotment option or purchasing shares of securities in the open market. In determining the source of shares of securities to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of securities made by the underwriters in the open market before the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As result, the price of our securities may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our securities, including the imposition of penalty bids. This means that if the representative of the underwriters purchases securities in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)      to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)     to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)      to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d)     in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•         to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•         in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•         made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•         in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 11219.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Lucosky Brookman LLP. Certain legal matters in connection with this offering have been passed upon for the underwriters by Littman Krooks LLP.

EXPERTS

The consolidated balance sheets of ActiveCare, Inc. as of September 30, 2015 and 2014, respectively, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, have been audited by Tanner LLC, an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC.

ActiveCare, Inc.

Condensed consolidated financial statements for the six months ended March 31, 2016

ActiveCare, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2016	September 30, 2015
Assets

Current assets:
Cash	$147,247	$172,436
Accounts receivable, net	1,205,076	936,866
Inventory	389,381	742,471
Prepaid expenses and other	276,643	523,561

Total current assets	2,018,347	2,375,334

Property and equipment, net	114,095	135,770
Deposits and other assets	17,846	17,846
Domain name, net	9,653	10,010

Total assets	$2,159,941	$2,538,960

ActiveCare, Inc.

Condensed Consolidated Balance Sheets (Unaudited) (continued)

	March 31, 2016	September 30, 2015
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$989,819	$4,493,211
Accounts payable, related party	451,706	162,797
Accrued liabilities	1,407,987	743,967
Current portion of notes payable	2,704,498	1,259,916
Current portion of notes payable, related party	3,662,067	492,495
Dividends payable	545,537	567,350
Derivatives liability	8,097,009	79,347

Total current liabilities	17,858,623	7,799,083

Notes payable, net of current portion	7,789,326	—
Notes payable, related party, net of current portion	—	3,348,251

Total liabilities	25,647,949	11,147,334

Stockholders’ deficit:
Preferred stock, $.00001 par value: 10,000,000 shares authorized; 45,000 shares of Series D; 70,070 shares of Series E; and 0 and 5,361 shares of Series F outstanding, respectively	1	1
Common stock, $.00001 par value: 200,000,000 shares authorized; 107,229,617 and 78,113,971 shares outstanding, respectively	1,072	781
Additional paid-in capital, common and preferred	86,580,117	83,231,002
Accumulated deficit	(110,069,198)	(91,840,158)

Total stockholders’ deficit	(23,488,008)	(8,608,374)

Total liabilities and stockholders’ deficit	$2,159,941	$2,538,960

ActiveCare, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Chronic illness monitoring revenues	$1,596,896	$1,552,128	$3,684,566	$3,060,219

Chronic illness monitoring cost of revenues	1,261,737	1,089,131	2,855,094	2,291,906

Gross profit	335,159	462,997	829,472	768,313

Operating expenses:
Selling, general and administrative (including $1,073,481, $1,252,319, $2,253,403 and $2,422,296, respectively, of stock-based compensation)	2,427,790	2,374,017	4,774,494	4,725,475
Research and development	58,503	26,957	81,412	72,156

Total operating expenses	2,486,293	2,400,974	4,855,906	4,797,631

Loss from operations	(2,151,134)	(1,937,977)	(4,026,434)	(4,029,318)

Other income (expense):
Gain (loss) on extinguishment of debt	(3,043,416)	769,449	(3,043,416)	769,449
Gain (loss) on derivatives liability	(2,853,180)	—	(2,806,869)	106,444
Interest expense, net	(630,821)	(273,454)	(1,121,970)	(623,990)
Loss on induced conversions of debt	(379,132)	—	(379,132)	—
Gain (loss) on disposal of property and equipment	(355)	(42,336)	245	(42,336)
Gain on liability settlements	286,241	278,552	286,241	278,552
Other income (expense):	—	(23,625)	—	(23,625)

Total other income (expense), net	(6,620,663)	708,586	(7,064,901)	464,494

Loss from continuing operations	(8,771,797)	(1,229,391)	(11,091,335)	(3,564,824)

Loss from discontinued operations	—	(136)	—	(187,565)

Net loss	(8,771,797)	(1,229,527)	(11,091,335)	(3,752,389)

Deemed dividends on redemption of preferred stock	(6,484,236)	—	(6,484,236)	—
Dividends on preferred stock	(249,921)	(195,051)	(653,469)	(390,238)

Net loss attributable to common stockholders	$(15,505,954)	$(1,424,578)	$(18,229,040)	$(4,142,627)

Net loss per common share – basic and diluted
Continuing operations	$(0.18)	$(0.03)	$(0.22)	$(0.09)
Discontinued operations	—	(0.00)	—	(0.00)

Net loss per common share	$(0.18)	$(0.03)	$(0.22)	$(0.09)

Weighted average common shares outstanding – basic and diluted	86,973,000	48,093,000	82,872,000	47,622,000

ActiveCare, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(11,091,335)	$(3,752,389)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss (gain) on extinguishment of debt	3,043,416	(769,449)
Loss (gain) on derivatives liability	2,806,869	(106,444)
Stock-based compensation expense	1,951,551	637,224
Amortization of debt discounts	548,102	551,422
Loss on induced conversions of debt	379,132	—
Stock and warrants issued for services	301,852	1,785,072
Depreciation and amortization	26,682	263,852
Loss (gain) on disposal of property and equipment	(245)	42,336
Gain on liability settlements	(286,241)	(278,552)
Changes in operating assets and liabilities:
Accounts receivable	(268,210)	1,012,038
Inventory	353,090	116,242
Prepaid expenses and other assets	(12,323)	(97,164)
Accounts payable	(589,607)	254,889
Accrued expenses	592,829	(79,663)

Net cash used in operating activities	(2,244,438)	(420,586)

Cash flows from investing activities:
Proceeds from sale of property and equipment	600	938
Purchases of property and equipment	(5,004)	(10,267)
Proceeds from sale of discontinued operations	—	478,738

Net cash provided by (used in) investing activities	(4,404)	469,409

Cash flows from financing activities:
Proceeds from issuance of notes payable, net	4,623,379	500,000
Proceeds from issuance of warrants in connection with notes payable	2,967	—
Principal payments on notes payable	(2,402,693)	(241,052)

Net cash provided by financing activities	2,223,653	258,948

Net increase (decrease) in cash	(25,189)	307,771
Cash, beginning of the period	172,436	197,027

Cash, end of the period	$147,247	$504,798

ActiveCare, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited) (continued)

	Six Months Ended March 31,
	2016	2015
Supplemental Cash Flow Information:
Cash paid for interest	$97,517	$7,881

Non-Cash Investing and Financing Activities:
Deemed dividend on the redemption of preferred stock and accrued dividends for notes payable, common stock and exchange of warrants	$6,484,236	$—
Conversion of accounts payable and accrued liabilities to notes payable	2,555,189	—
Dividends on preferred stock and related interest	653,469	390,238
Assignment of related-party notes payable to an unrelated third party	263,082	—
Accrual of a liability to issue common stock options for loan origination fees	130,246	—
Cancellation and reissuance of shares of common stock	121,450	—
Liability to issue shares of common stock for services	107,500	600,000
Issuance of common stock options for loan origination fees	101,058	—
Accrual of a liability to issue common stock for loan origination fees	100,000	—
Conversion of related-party accounts payable and accrued liabilities to related-party notes payable	84,404	105,000
Issuance of stock for loan extension fees	31,250	—
Issuance of common stock for dividends	1,434	12,502

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.       Basis of Presentation

The unaudited interim condensed consolidated financial statements of ActiveCare, Inc. (the “Company” or “ActiveCare”) have been prepared in accordance with Article 8 of Regulation S-X, promulgated by the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with US generally accepted accounting principles (“US GAAP”) have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying interim condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company’s financial position as of March 31, 2016 and September 30, 2015, and the results of its operations for the three and six months ended March 31, 2016 and 2015 and its cash flows for the six months ended March 31, 2016 and 2015. These financial statements should be read in conjunction with the annual consolidated financial statements and notes thereto that are included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2015. The results of operations for the three and six months ended March 31, 2016 may not be indicative of the results for the full fiscal year ending September 30, 2016.

Going Concern

The Company continues to incur negative cash flows from operating activities and net losses. The Company had minimal cash, negative working capital and negative total equity as of March 31, 2016 and September 30, 2015, and is in default with respect to certain debt. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In order for the Company to eliminate substantial doubt about its ability to continue as a going concern, it must achieve profitability, generate positive cash flows from operating activities and obtain the necessary debt or equity funding to meet its projected capital investment requirements. Management’s plans with respect to this uncertainty consist of raising additional capital by issuing debt or equity securities and increasing the sales of the Company’s services and products. There can be no assurance that the Company will be able to raise sufficient additional capital or that revenues will increase rapidly enough to achieve operating profits. If the Company is unable to increase revenues or obtain additional financing, it will be unable to continue the development of its products and services and may have to cease operations.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet dates and the reported amounts of revenues and expenses for the reporting periods. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The Company measures the fair values of its assets and liabilities using the US GAAP hierarchy. The carrying amounts reported in the condensed consolidated balance sheets for cash, accounts receivable, accounts payable, and accrued liabilities approximate fair values due to the short-term nature of these financial instruments. Derivative financial instruments are recorded at fair value based on current market pricing models. The carrying amounts reported for notes payable approximate fair values because the underlying instruments are at interest rates which approximate current market rates.

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

2.       Discontinued Operations

In December 2014, the Company sold substantially all of its customer contracts and equipment leased to customers associated with its CareServices segment. The sale included all segment assets that generated revenue related to the CareServices segment. The Company no longer holds any ownership interest in these assets and has ceased incurring costs related to the operations and development of the CareServices segment. This segment was engaged in the business of developing, distributing and marketing mobile health monitoring and concierge services to distributors and consumers. The debt secured by the CareServices customer contracts was amended in January 2015 and December 2015, and remains an obligation of the Company (see Note 12). There were no material liabilities of discontinued operations.

As a result of the sale of the CareServices assets, the Company has reflected this segment as discontinued operations in the condensed consolidated financial statements for the three and six months ended March 31, 2015. The following table summarizes certain operating data for discontinued operations for the three months ended March 31:

	2016	2015
Revenues	$—	$3,769
Cost of revenues	—	3,905
Gross loss	—	(136)
Selling, general and administrative expenses	—	—

Loss from discontinued operations	$—	$(136)

The following table summarizes certain operating data for discontinued operations for the six months ended March 31:

	2016	2015
Revenues	$—	$145,293
Cost of revenues	—	121,648
Gross profit	—	23,645
Selling, general and administrative expenses	—	(211,210)

Loss from discontinued operations	$—	$(187,565)

3.       Net Loss per Common Share

Basic net loss per common share (“Basic EPS”) is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period.

Diluted net loss per common share (“Diluted EPS”) is computed by dividing net loss available to common stockholders by the sum of the weighted average number of common shares outstanding and the weighted-average dilutive common share equivalents outstanding. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect.

Common share equivalents consist of shares issuable upon the exercise of common stock warrants and options, shares issuable from restricted stock grants, and shares issuable pursuant to convertible notes and convertible Series D, Series E and Series F preferred stock. As of March 31, 2016 and 2015,

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

3.       Net Loss per Common Share (cont.)

there were 85,354,425 and 26,482,712 outstanding common share equivalents, respectively, that were not included in the computation of Diluted EPS as their effect would be anti-dilutive. The common stock equivalents outstanding consist of the following as of March 31:

	2016	2015
Common stock options and warrants	21,512,901	9,567,551
Series D convertible preferred stock	225,000	225,000
Series E convertible preferred stock	477,830	477,830
Series F convertible preferred stock	—	16,065,328
Convertible debt	63,131,194	137,253
Restricted shares of common stock	7,500	9,750

Total common stock equivalents	85,354,425	26,482,712

4.       Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued ASU 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under US GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing US GAAP. In August 2015, the FASB voted to defer the effective date of the ASU 2014-09 by one year. ASU 2014-09 is effective for annual periods beginning after December 15, 2017, and interim periods therein, which will be effective for the Company for the quarter ending December 31, 2018. The Company is assessing the impact, if any, of implementing this guidance on its consolidated financial position, results of operations and liquidity.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This standard sets forth management’s responsibility to evaluate, each reporting period, whether there is substantial doubt about the Company’s ability to continue as a going concern, and if so, to provide related disclosures. ASU 2014-15 is effective for annual reporting periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016, which will be effective for the Company for the quarter ending December 31, 2017. The Company is assessing the impact, if any, of implementing this guidance on its evaluation of going concern.

In November 2014, the FASB issued ASU 2014-16, Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity. ASU 2014-16 clarifies how current guidance should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Specifically, ASU 2014-16 clarifies that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of a host contract. ASU 2014-16 is effective for fiscal years and interim periods beginning after December 15, 2015, which will be effective for the Company for the quarter ending December 31, 2016. The Company is assessing the impact, if any, of implementing this guidance on its consolidated financial position, results of operations and liquidity.

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

4.       Recent Accounting Pronouncements (cont.)

In June 2015, the FASB issued ASU 2015-10, Technical Corrections and Improvements. The purpose of ASU 2015-10 is to clarify guidance, correct unintended application of guidance, or make minor improvements to guidance. ASU 2015-10 is effective for fiscal years and interim periods beginning after December 15, 2015, which will be effective for the Company for the quarter ending December 31, 2016. The Company is assessing the impact, if any, of implementing this guidance on its consolidated financial position, results of operations and liquidity.

In July 2015, the FASB issued ASU 2015-11, Inventory: Simplifying the Measurement of Inventory. The purpose of ASU 2015-11 is to more closely align the measurement of inventory in U.S. GAAP with the measurement of inventory in International Financial Reporting Standards. ASU 2015-11 requires entities to measure most inventory at the “lower of cost or net realizable value.” Additionally, some of the amendments are designed to more clearly articulate the requirements for the measurement and disclosure of inventory. ASU 2015-11 is effective for fiscal years and interim periods beginning after December 15, 2016, which will be effective for the Company for the quarter ending December 31, 2017. The Company is assessing the impact, if any, of implementing this guidance on its consolidated financial position, results of operations and liquidity.

In February 2016, the FASB issued ASU 2016-02, Leases. The purpose of ASU 2016-02 is to establish the principles to report transparent and economically neutral information about the assets and liabilities that arise from leases. This guidance results in a more faithful representation of the rights and obligations arising from operating and capital leases by requiring lessees to recognize the lease assets and lease liabilities that arise from leases in the statement of financial position and to disclose qualitative and quantitative information about lease transactions, such as information about variable lease payments and options to renew and terminate leases. ASU 2016-02 is effective for fiscal years and interim periods beginning after December 15, 2018, which will be effective for the Company for the quarter ending December 31, 2019. The Company is assessing the impact, if any, of implementing this guidance on its consolidated financial position, results of operations and liquidity.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation: Improvements to Employee Share-Based Payment Accounting. The purpose of ASU 2016-09 is to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification of amounts in the statement of cash flows. ASU 2016-09 is effective for fiscal years and interim periods beginning after December 15, 2016, which will be effective for the Company for the quarter ending December 31, 2017. The Company is assessing the impact, if any, of implementing this guidance on its consolidated financial position, results of operations and liquidity.

5.       Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. Specific reserves are estimated by management based on certain assumptions and variables, including the customer’s financial condition, age of the customer’s receivables and changes in payment histories. Accounts receivable are written off when management determines the likelihood of collection is remote. A receivable is considered to be past due if any portion of the receivable balance has not been received by the contractual payment date. Interest is not charged on accounts receivable that are past due. The Company recorded an allowance for doubtful accounts of $48,085 and $30,495 as of March 31, 2016 and September 30, 2015, respectively.

6.       Inventory

Inventory is recorded at the lower of cost or market value, cost being determined using the first-in, first-out (“FIFO”) method. Inventory consists of diabetic supplies. Inventory held by distributors is reported as inventory until the supplies are shipped to the end user by the distributor. The Company

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

6.       Inventory (cont.)

estimates an inventory reserve for obsolescence and excessive quantities. Due to competitive pressures and technological innovation, it is possible that estimates of net realizable values could change in the near term. During the six months ended March 31, 2016, the Company disposed of $163,526 of inventory for which a reserve for obsolescence had previously been recorded. Inventory consists of the following as of:

	March 31, 2016	September 30, 2015
Finished goods	$907,924	$206,038
Finished goods held by distributors	—	1,350,368

Total inventory	907,924	1,556,406

Inventory reserve	(518,543)	(813,935)

Net inventory	$389,381	$742,471

7.       Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following as of:

	March 31, 2016	September 30, 2015
Prepaid consulting services	$195,074	$291,648
Line of credit acquisition fees	42,333	—
Prepaid information technology services	20,874	9,810
Prepaid professional fees	6,875	2,500
Prepaid insurance	5,785	5,942
Other	5,702	8,661
Prepaid employee services	—	205,000

Total prepaid expenses and other current assets	$276,643	$523,561

8.       Customer Contracts

The Company amortized the cost of Chronic Illness Monitoring customer contracts of $214,106 acquired during 2012 over their estimated useful lives through 2014. As of March 31, 2016 and September 30, 2015, the cost associated with these customer contracts was fully amortized and, therefore, there was no amortization expense related to these contracts for the six months ended March 31, 2016 and 2015.

The Company sold substantially all of the CareServices customer contracts during December 2014. Amortization expense related to customer contracts in the CareServices segment for the six months ended March 31, 2016 and 2015, was $0 and $179,648, respectively.

9.       Patents

Amortization expense for the six months ended March 31, 2016 and 2015, was $0 and $31,718, respectively. As of March 31, 2016 and September 30, 2015, patents totaling $514,046 have been fully amortized.

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

10.     Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are determined using the straight-line method over the estimated useful lives of the assets, which range between 3 and 7 years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the terms of the lease. Expenditures for maintenance and repairs are expensed as incurred. Upon the sale or disposal of property and equipment, any gains or losses are included in operations. Property and equipment consist of the following as of:

	March 31, 2016	September 30, 2015
Software	$100,574	$100,574
Leasehold improvements	98,023	98,023
Furniture	68,758	68,758
Equipment	49,772	59,754

Total property and equipment	317,127	327,109

Accumulated depreciation and amortization	(203,032)	(191,339)

Property and equipment, net	$114,095	$135,770

Assets to be disposed of are reported at the lower of their carrying amounts or fair values, less the estimated costs to sell or dispose. During the six months ended March 31, 2016, the Company recorded a gain on the disposal of property and equipment of $245, and a loss of $42,336 during the same period in 2015. During December 2014, the Company sold all of its equipment leased to customers (see Note 2). Depreciation expense for the six months ended March 31, 2016 and 2015, was $26,325 and $52,129, respectively.

11.     Accrued Liabilities

Accrued liabilities consisted of the following as of:

	March 31, 2016	September 30, 2015
Interest	$513,482	$190,045
Payroll	161,488	270,974
Commissions and fees	161,002	64,432
Deferred revenue	152,422	147,344
Liability to issue common stock	130,290	40,000
Liability to issue warrants	130,246	—
Warranty liability	96,190	—
Other	62,867	31,172

Total accrued liabilities	$1,407,987	$743,967

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

12.     Notes Payable

The Company had the following notes payable outstanding as of:

	March 31, 2016	September 30, 2015

Unsecured notes payable with interest at 10% per annum, due November 2018. The notes may go into default in the event other notes payable go into default subsequent to the effective date of the note. In February 2016, the Company redeemed all 5,361 shares of its Series F Convertible Preferred Stock (“Series F preferred”) plus accrued dividends of $673,948 for 10,000,000 shares of common stock with a fair value of $1,600,000 containing certain temporary restrictions, and $5,900,000 of notes payable. Payments on the notes are partially or fully convertible at the Company’s option at $0.30 per share to a maximum of 19,667,000 shares of common stock. The conversion rate is adjustable to any lower rates granted through equity sales or other conversion rates provided by issuances of other debt, warrants, options or other instruments, with the exception of certain other raises. A note may only be converted if the holder owns less than 4.99% of the Company’s common stock after conversion. The Company recorded a derivative liability of $2,461,899 related to the conversion feature of the notes. In connection with the redemption of the Series F preferred stock, the Company issued new warrants in exchange for warrants held by the Series F preferred stockholders for the purchase of 5,534,097 shares of common stock at an exercise price of $0.30 per common share, adjustable to any lower rates granted through equity sales or other conversion rates provided by issuances of other debt, warrants, options or other instruments, with the exception of certain other raises. The Company is also required to issue additional warrants for the purchase of up to 8,000,000 shares of common stock exercisable at $0.001 per share, also adjustable, that vest upon certain events of default. The fair value of $1,344,608 related to the new warrants was recorded as a derivative (see Notes 15 and 18). The fair value of the stock, conversion feature, warrants and $25,000 of fees, in excess of the carrying value of the Series F preferred stock were recorded as a deemed dividend of $6,484,236.

	$5,900,000	$—

Unsecured note payable with a vendor with interest at 0.65% per annum, due January 2018, issued in March 2016 upon the conversion of $2,523,937 in accounts payable to the vendor.	2,523,937	—

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

12.     Notes Payable (cont.)

	March 31, 2016	September 30, 2015

Secured note payable to a third party with interest at 12.75% per annum, due February 2019. The note is secured by the assets of the Company and may go into default in the event other notes payable go into default subsequent to the effective date of the note. The Company entered into the note payable agreement in conjunction with a line of credit. The Company initially borrowed $1,500,000 and may borrow additional amounts under the note payable agreement up to a total balance of $3,000,000 as the Company meets certain milestones. The interest rate may also reduce to 11.25% per annum as the Company meets certain milestones. In conjunction with the note and related line of credit, the Company issued warrants to the lender to purchase 12,015,350 shares of common stock at $0.065 per share with a fair market value of $3,732,100 (see Notes 15 and 18), which resulted in a loss on derivative of $2,309,461. The Company has recorded discounts of $1,500,000 which are being amortized to interest expense over the term of the note. In April 2016, the Company borrowed an additional $500,000 on the note and incurred additional fees of $25,000 (see Note 22).

	$1,458,333	$—

Secured line of credit with a third party with interest at 12.25% per annum, due February 2018. The note is secured by the assets of the Company and may go into default in the event other notes payable go into default subsequent to the effective date of the note. The Company entered into the line of credit agreement in conjunction with a note payable. The Company may draw up to the lesser of 80% of certain accounts receivable or $1,500,000 and increase the maximum it may borrow under the agreement up to a total balance of $3,000,000 at $500,000 per increase as the Company meets certain milestones. The interest rate may also reduce to 10.75% per annum as the Company meets certain milestones. In conjunction with the line of credit and related note, the Company issued warrants to purchase 12,015,350 shares of common stock at $0.065 per share with a fair market value of $3,732,100 (see Notes 15 and 18), which resulted in a loss on derivative valuation of $2,309,461. The Company has recorded prepaid expenses of $44,665 which are being amortized to interest expense over the term of the line of credit.

	695,207	—

Secured borrowings from a third party that purchased $774,000 of customer receivables for $580,000, with due dates ranging from September 2016 to October 2016, and payable in daily payments ranging from $2,823 to $2,454. The $194,000 difference between the customer receivables and cash received is being amortized to interest expense over the term of the respective notes. The secured borrowings are guaranteed by two officers of the Company and are subordinated to other notes payable.	689,315	—

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

12.     Notes Payable (cont.)

March 31, 2016	September 30, 2015

Note payable previously secured by CareServices customer contracts. In January 2015, the note was amended to reduce the outstanding principal to $375,000, interest at 9% per annum, and payable in 15 monthly installments beginning in February 2015. The amendment released the collateralized customer contracts and the note payable is guaranteed by both a former Executive Chairman of the Board of Directors and a member of the Board of Directors. A gain on the extinguishment of the old note of $769,449 was recorded in other income. In December 2015, the note was amended to extend maturity to January 2018 payable in monthly installments beginning in July 2016, convert $31,252 from accrued interest into principal, interest at 10% per annum, and provide that the note is convertible into common stock at its fair value per share. The Company recorded a derivative in connection with the convertible feature of the note (see Note 15) and is amortizing the initial $302,690 fair value of the derivative liability over the life of the note. In February 2016, the note was amended to subordinate to other notes payable also issued during February 2016.

$334,464	$303,212

Unsecured note payable with interest at 12% per annum, due February 2016, convertible into common stock at $0.30 per share. In connection with the issuance of the note, the Company repriced previously issued warrants to purchase shares of common stock. The $22,397 increase in relative fair value of the warrants was included as a loss on the extinguishment of the old note in other expense in fiscal 2015. The note also required a payment of 3,000,000 shares of common stock. The fair value of $780,000 was included as a loss on the extinguishment of the old note in other expense in fiscal 2015. The maturity date was subsequently extended on two occasions for a total of 250,000 shares of common stock and the note is due May 2016. The $31,250 fair value of these shares is being amortized over the extension period. In February 2016, the note was amended to subordinate to other notes payable also issued during February 2016, and the conversion price was reduced to $0.06 per share, which was below the fair value of the Company’s common stock on the date of the amendment. The note may only be converted if the holder owns less than 9.99% of the Company’s common stock after conversion. The Company recorded the value of the beneficial conversion feature of $381,299 to loss on termination of debt as a result of the modification.

300,000	300,000

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

12.     Notes Payable (cont.)

	March 31, 2016	September 30, 2015

Secured note payable to a third party with interest at 18% per annum, due June 2017. The note is secured by shares of the Company’s common stock held by, and other assets of an entity controlled by a former Executive Chairman of the Board of Directors. The note is guaranteed by a former Executive Chairman of the Board of Directors and his related entity and may go into default in the event other notes payable go into default subsequent to the effective date of the note. Payments on the note are convertible at the holder’s option into common stock at 75% of its fair value if not paid by its respective due date, which is subject to a 20 trading day true-up and is adjustable to any lower rates granted through equity sales or other conversion rates provided by issuances of other debt, warrants, options or other instruments, with the exception of other certain raises. The note may only be converted if the holder owns less than 4.99% of the Company’s common stock after conversion. The Company recognized a derivative liability related to the conversion feature with a fair value of $181,670, which was recognized as a loss on termination of debt.

	$263,082	$—

Unsecured note payable with interest at 12% per annum, due September 2016, subordinated to other notes payable. In connection with the issuance of the note, the Company accrued a liability to issue 1,000,000 shares of common stock. The $100,000 fair value of the stock is being amortized to interest expense over the term of the note.	250,000	—

Unsecured notes with interest at 18% per annum, due April 2013, in default. The Company issued 20,000 shares of Series D preferred stock as loan origination fees. The $195,000 fair value of the preferred stock was amortized over the original term of the note. Principal of $50,000 and accrued interest of $13,333 were converted to common stock in December 2013.	64,261	64,261

Secured borrowings from a third party that purchased $945,000 of customer receivables for $750,000, with due dates ranging from November 2015 to December 2016, payable in daily payments ranging from $955 to $1,909. The $195,000 difference between the customer receivables and cash received is being amortized to interest expense over the term of the respective notes. The secured borrowings are guaranteed by two officers of the Company. In November 2015, one of the notes was amended to subordinate to another note and to increase the principal by $28,385. The additional principal amount is being amortized to interest expense over the term of the note. In February 2016, the remaining principal balance on the borrowings of $417,160 was settled for a cash payment of $377,607, or 91% of the then outstanding balance, which resulted in a loss on termination of debt of $61,319.

	—	421,413

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

12.     Notes Payable (cont.)

	March 31, 2016	September 30, 2015

Secured borrowings from third parties that purchased a $337,600 customer receivable for $200,000. The Company was able to buy back the receivable for $233,333 less cash received by the third parties before June 2015. The $33,333 difference between the buyback and cash received, plus $20,000 of fees paid to a related party, was amortized to interest expense through June 2015. In February 2016, the notes were converted into 5,800,000 shares of common stock, at $0.04 per share, which was below the fair value of the Company’s stock on the date of conversion, which resulted in a loss on induced conversion of debt of $230,667.

	—	233,333

Unsecured notes payable with interest at 12% per annum, with due dates ranging from March 2016 to April 2016, convertible into common stock at a 15% discount from the 10-day volume adjusted weighted average closing price per share upon maturity. In connection with the issuance of the notes, the Company also issued 841,176 shares of common stock as an origination fee. The $119,205 fair value of the stock is being amortized to interest expense over the term of the notes. The notes included loan origination fees of $35,049, which are being amortized to interest expense over the term of the notes. The Company recorded a derivative liability in connection with the convertible feature of the notes (see Note 15) and is amortizing the initial $151,283 fair value of the derivatives liability over the life of the notes. In February 2016, the notes with outstanding principal balances totaling $350,490 plus accrued interest of $15,629 were converted into 9,287,985 shares of common stock at $0.04 per common share, which was below the fair value of the Company’s stock on the date of conversion. The Company recognized a loss on induced conversion of debt of $148,465 and a gain on termination of debt of $64,099 in relation to the conversion.

	—	212,490

Total notes payable before discount	12,478,599	1,534,709

Less discount	(1,984,775)	(274,793)

Total notes payable	10,493,824	1,259,916

Less current portion	(2,704,498)	(1,259,916)

Notes payable, net of current portion	$7,789,326	$—

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

13.     Related-Party Notes Payable

The Company had the following related-party notes payable outstanding as of:

March 31, 2016	September 30, 2015

Secured borrowings from entities controlled by an officer who purchased a $2,813,175 customer receivable for $1,710,500. The Company was able to buy back the receivable for $1,950,000 less cash received by the entities through March 2015. The $239,500 difference between the buyback and cash received plus $253,500 of loan origination fees was amortized to interest expense through March 2015. In September 2015, the note was modified to extend the maturity date to January 2017, with interest at 18% per annum. The Company added $81,600 of extension fees and issued 3,000,000 shares of common stock to a lender as part of the modification. The note is convertible into common stock at $0.30 per share. The $540,000 fair value of the common stock was recognized as a loss on extinguishment of debt in fiscal 2015. In February 2016, the note was amended to subordinate to other notes payable also issued during February 2016, and the conversion price was reduced to $0.06 per share, which was below the fair value of the Company’s stock on the date of the amendment. The conversion of the note is now limited to a maximum of 20,000,000 common shares in combination with other convertible notes payable held by the lenders. The note has a default penalty of 4,203,389 shares of common stock, in combination with other convertible notes held by the lenders, if not paid by maturity. The Company recorded the value of the beneficial conversion feature of $1,400,000 to loss on termination of debt as a result of the amendment.

$1,721,100	$1,721,100

Unsecured note payable to an entity controlled by an officer with interest at 18% per annum, due January 2017, convertible into common stock at $0.30 per share. The Company issued 3,000,000 shares of common stock to a lender as loan origination fees. The $540,000 fair value of the common stock was recognized as a loss on extinguishment of debt in fiscal 2015. In February 2016, the note was amended to subordinate to other notes payable also issued during February 2016, and reduced the conversion price to $0.06 per share, which was below the fair value of the Company’s stock on the date of the amendment. The conversion of the note is now limited to a maximum of 20,000,000 common shares in combination with other convertible notes payable held by the lender. The note has a default penalty of 4,203,389 shares of common stock, in combination with other convertible notes held by the lender, if not paid by maturity. The Company recorded the value of the beneficial conversion feature of $1,400,000 to loss on termination of debt as a result of the amendment.

1,303,135	1,303,135

Unsecured note payable to an entity controlled by a former Executive Chairman of the Board of Directors with interest at 18% per annum, due January 2017. In February 2016, notes payable to the same entity, with outstanding balances of $511,005 plus accrued interest of $30,999 combined into this note. The note is subordinated to notes payable to unrelated parties and is convertible into shares of common stock at $0.06 per share, which was below the fair value of the Company’s stock on the date of the agreement. The conversion of the note is limited to a maximum of 9,250,000 common shares. The Company recorded the value of the beneficial conversion feature of $632,339 to loss on termination of debt. The note has a default penalty of 734,489 shares of common stock if not paid by maturity. The note may only be converted if the holder owns less than 4.99% of the Company’s common stock after conversion.

542,004	—

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

13.     Related-Party Notes Payable (cont.)

	March 31, 2016	September 30, 2015
Unsecured note payable to a former officer with interest at 15% per annum, due June 2012, in default. The note included a $3,000 loan origination fee added to the principal and is convertible into common stock at $0.50 per share.	$30,000	$30,000

Unsecured note payable to a former officer with interest at 12% per annum, due September 2013. This note is in default and is convertible into common stock at $0.75 per share.	26,721	26,721

Unsecured note payable to an entity controlled by an officer with interest at 18% per annum, due on demand. In February 2016, the note was amended to other subordinate to notes payable also issued during February 2016. The note is convertible into shares of common stock at $0.06 per share, which was below the fair value of the Company’s stock on the date of the amendment. The conversion of the note is now limited to a maximum of 20,000,000 common shares in combination with other convertible notes payable held by the entity. The note has a default penalty of 4,203,389 shares of common stock, in combination with other convertible notes held by the entity, if not paid by maturity. The Company recorded the value of the beneficial conversion feature of $1,400,000 to loss on termination of debt as a result of the amendment.

	25,463	25,463

Unsecured note payable to a former officer with interest at 12% per annum, due on demand.	13,644	13,644

Unsecured note payable to an entity controlled by a former Executive Chairman of the Board of Directors with no interest (18% per annum in the event of default), due on demand. The holder demanded payment by May 15, 2015. In February 2016, the note with an outstanding balance of $396,667 plus accrued interest of $53,403 was bifurcated into two notes payable of $243,082 and $206,988. The $243,082 bifurcated note plus $20,000 of the second bifurcated note was assigned to a third party and converted into a convertible note payable. The remaining $186,989 portion of the second bifurcated note, plus $3,521 of accrued interest, in combination with another note payable held by the entity in the amount of $324,016 plus $27,478 of related accrued interest, were converted into a convertible note payable of $542,004.

	—	396,667

Unsecured note payable to an entity controlled by a former Executive Chairman of the Board of Directors with interest at 18% per annum, due January 2017. In February 2016, the note with an outstanding balance of $324,016 plus accrued interest of $27,164, in combination with another note payable held by the entity of $186,989 plus $3,835 of accrued interest, were converted into a convertible note payable of $542,004.	—	324,016

Total notes payable, related-party	3,662,067	3,840,746

Less current portion	(3,662,067)	(492,495)

Notes payable, related party, net of current portion	$—	$3,348,251

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

14.     Fair Value Measurements

The Company measures the fair values of its assets and liabilities using the US GAAP hierarchy levels as follows:

Level 1	The Company does not have any Level 1 inputs available to measure its assets.
Level 2	The Company’s embedded derivative liabilities are measured on a recurring basis using Level 2 and Level 3 inputs.
Level 3	The Company’s embedded derivative liabilities are measured on a recurring basis using Level 2 and Level 3 inputs.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Items measured at fair value on a recurring basis include embedded derivatives related to the Company’s warrants and notes payable. During the six months ended March 31, 2016, the Company has not changed the manner in which it values liabilities that are measured at fair value using Level 3 inputs. The following fair value hierarchy table presents information about each major category of the Company’s financial liabilities measured at fair value on a recurring basis:

	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
March 31, 2016
Liabilities
Derivative liabilities	$—	$305,712	$7,791,297	$8,097,009
Total Liabilities	$—	$305,712	$7,791,297	$8,097,009

	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
September 30, 2015
Liabilities
Derivative liabilities	$—	$79,347	$—	$79,347
Total Liabilities	$—	$79,347	$—	$79,347

The following is a reconciliation of the opening and closing balances for the derivatives liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the six months ended March 31, 2016:

Derivatives liability
Balance, September 31, 2015	$—
Issuance of warrants recorded as derivatives	5,076,577
Issuance of embedded derivatives related to notes payable	2,643,569
Loss (gain) on derivatives liability resulting from changes in fair value	71,151
Balance, March 31, 2016	$7,791,297

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

14.     Fair Value Measurements (cont.)

The Company’s embedded derivative liabilities are re-measured to fair value as of each reporting date until the contingency is resolved. See Note 15 for more information about the valuation methods of derivatives and the inputs used for calculating fair value.

15.     Derivatives Liability

The derivatives liability as of March 31, 2016 and September 30, 2015, was $8,097,009 and $79,347, respectively. The derivatives liability as of September 30, 2014, was related to a variable conversion price adjustment on the Series F preferred stock. The derivatives liability as of December 31, 2014, was eliminated due to the conversion price on Series F preferred stock being adjusted from $1.00 to $0.3337 based on the number of subscribers as of December 31, 2014. The derivatives liability as of March 31, 2016 and September 30, 2015, is related to a variable conversion price adjustment on outstanding notes payable and warrants. A portion of derivatives liability as of December 31, 2015, and all of the derivatives outstanding as of September 30, 2015, were eliminated during February 2016, due to the conversion of notes payable into shares of common stock (see Note 12).

During the six months ended March 31, 2016, the Company estimated the fair value of some of the embedded derivatives upon issuance, at the end of each reporting period and prior to their conversion and elimination using a binomial option-pricing model with the following assumptions, according to the instrument: exercise prices ranging from $0.03 to $0.09 per share; risk free interest rates ranging from 0.16% to 1.06%; expected lives ranging from 0.05 to 2.09 years; expected dividends of 0%; volatility factors ranging from 125.33% to 510.03%; and stock prices ranging from $0.03 to $0.14. During the six months ended March 31, 2016, the Company estimated the fair value of the remaining embedded derivatives upon issuance and at the end of each reporting period using a Monte Carlo valuation model with the following assumptions: exercise prices ranging from $0.04 to $0.25 per share; risk free interest rates ranging from 0.26% to 1.44%; expected lives ranging from 0.08 to 6.40 years; expected dividends of 0%; volatility factors of 129% to 140%; and stock prices ranging from $0.04 to $0.95.

During the fiscal year ended September 30, 2015, the Company estimated the fair value of the embedded derivatives prior to their conversion and elimination using a binomial option-pricing model with the following assumptions, according to the instrument: exercise prices ranging from $0.12 to $0.33 per share; risk free interest rates ranging from 0.010% to 0.260%; expected lives ranging from 0.001 to 0.50 years; expected dividends of 0%; volatility factors ranging from 0.01% to 138.68%; and stock prices ranging from $0.12 to $0.33. The expected lives of the instruments were equal to the average term of the conversion option or expected exercise period of the warrants. The expected volatility is based on the historical price volatility of the Company’s common stock. The risk-free interest rate represents the US Treasury constant maturities rate for the expected life of the related conversion option. The dividend yield represents anticipated cash dividends to be paid over the expected life of the conversion option. The Company recognized a loss on derivatives liability for the six months ended March 31, 2016, of $2,806,869 and a gain of $106,444 for the same period in 2015.

16.     Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, with a par value of $0.00001 per share. Pursuant to the Company’s Certificate of Incorporation, the Board of Directors has the authority to amend the Company’s Certificate of Incorporation, without further stockholder approval, to designate and determine the preferences, limitations and relative rights of the preferred stock before any issuance of the preferred stock and to create one or more series of preferred stock, fix the number of shares of each such series, and determine the preferences, limitations and relative rights of each series of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, and liquidation preferences.

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

16.     Preferred Stock (cont.)

Series D Convertible Preferred Stock

The Board of Directors has designated 1,000,000 shares of preferred stock as Series D Convertible Preferred Stock (“Series D preferred stock”). The Series D preferred stock votes on an as-converted basis. The Series D preferred stock has a dividend rate of 8%, payable quarterly. The Company may redeem the Series D preferred stock at a redemption price equal to 120% of the original purchase price with 15 days’ notice. During each of the three months ended March 31, 2016 and 2015, the Company accrued $6,183 and $6,115 of dividends on Series D preferred stock and settled $1,434 and $6,251 of accrued dividends, respectively, by issuing 37,113 and 17,432 shares of common stock, respectively. During the six months ended March 31, 2016 and 2015, the Company accrued $12,434 and $12,366 of dividends on Series D preferred stock, respectively, and settled $1,434 and $12,502 of accrued dividends, respectively, by issuing 37,113 and 35,954 shares of common stock, respectively.

Series E Convertible Preferred Stock

During fiscal year 2013, the Board of Directors designated shares of preferred stock as Series E Convertible Preferred Stock (“Series E preferred stock”), convertible into common stock at $1.00 per share, adjustable if there are distributions of common stock or stock splits by the Company. The Series E preferred stock is non-voting and receives a monthly dividend of 3.322% for 25 to 32 months. In addition, the convertibility and the redemption price of the Series E preferred stock is gradually reduced by dividend payments over 25 to 32 months. After the dividend payment term, the redemption price of Series E preferred stock is $0, the Series E preferred stock has no convertibility to common stock and the holders are entitled to receive a pro-rata share of cumulative royalties totaling 4% of the Company’s gross profits payable quarterly for a two-year period.

During fiscal year 2014, $83,473 of debenture loans and accrued interest converted into 8,347 shares of Series E preferred stock. During the three months ended March 31, 2016 and 2015, the Company accrued dividends of $61,315 and $81,716, respectively, payable to Series E preferred stockholders. During the six months ended March 31, 2016 and 2015, the Company accrued dividends of $145,887 and $163,432, respectively, payable to Series E preferred stockholders. As of March 31, 2016 and September 30, 2015, the aggregate redemption price for the Series E preferred stock was $477,829.

Series F Convertible Preferred Stock

During fiscal year 2014, the Board of Directors designated 7,803 shares of preferred stock as Series F Convertible Preferred Stock (“Series F preferred stock”). In April 2014, the Company increased the authorized shares of Series F preferred stock to 10,000. Series F preferred stock is non-voting, has a stated value of $1,000 per share and is convertible into common stock at $0.3337 per share (see Note 15). The Series F preferred stock has a dividend rate, payable quarterly, of 8% until April 30, 2015, 16% from May 1, 2015 to July 31, 2015, 20% from August 1, 2015 to October 31, 2015, and 25% thereafter. In February 2016, the Company redeemed all 5,361 outstanding shares and $673,848 of accrued dividends for 10,000,000 shares of common stock, $5,900,000 of notes payable and exchanged warrants for the purchase of 5,534,097 shares of common stock held by Series F preferred stockholders for new warrants with new terms for the purchase of the same number of shares (see Note 18). The Company recorded a deemed dividend of $6,484,236 as a result of the transactions.

During fiscal year 2014, the Company issued 5,361 shares of Series F preferred stock for net proceeds of $3,580,771, after considering $675,229 of related costs, and the conversion of $574,592 of debt and accrued interest. During the three months ended March 31, 2016 and 2015, the Company accrued dividends of $182,423 and $107,220, respectively, payable to Series F preferred stockholders. During the six months ended March 31, 2016 and 2015, the Company accrued dividends of $495,148 and $214,440, respectively, payable to Series F preferred stockholders.

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

16.     Preferred Stock (cont.)

Liquidation Preference

Upon any liquidation, dissolution or winding up of the Company, before any distribution or payment may be made to the holders of the common stock, the holders of the Series D preferred stock, Series E preferred stock, and Series F preferred stock are entitled to be paid out of the assets an amount equal to $1.00 per share plus all accrued but unpaid dividends. If the assets of the Company are insufficient to make payment in full to all holders of preferred stock, then the assets shall be distributed among the holders of preferred stock ratably in proportion to the full amounts to which they would otherwise be entitled.

17.     Common Stock

In April 2014, the Company amended its Certificate of Incorporation increasing the total number of authorized shares of common stock from 50,000,000 shares to 200,000,000 shares.

During the six months ended March 31, 2016, the Company received and cancelled 1,041,666 shares of common stock with an original fair market value of $121,250, which shares were reissued at the same value during the same period.

During the six months ended March 31, 2016, the Company issued 29,115,646 shares of common stock as follows:

•         15,087,985 shares to settle notes payable and related accrued interest; the value on the date of grant was $1,395,851;

•         500,000 shares for future services to be provided by an independent consultant; the value at the date of grant was $85,000;

•         867,682 shares for employee compensation for past services and bonuses; the value on the date of grant was $26,550;

•         1,250,000 shares for services provided by independent consultants; the value on the date of grant was $142,500;

•         10,000,000 shares as part of the redemption of Series F preferred stock (see Note 16); the value on the date of grant was $1,600,000;

•         1,122,866 shares for notes payable origination and financing fees; the value on the date of grant was $101,058;

•         1,041,666 shares which were returned and cancelled; the original value was $121,250;

•         250,000 shares for the extension of notes payable; the value on the date of grant was $31,250;

•         37,113 shares to settle accrued dividends for Series D preferred stock; the value on the date of grant was $1,434.

18.     Common Stock Options and Warrants

The fair value of each stock option or warrant is estimated on the date of grant using a binomial option-pricing model or the Monte Carlo valuation model. The expected life of stock options or warrants represents the period of time that the stock options or warrants are expected to be outstanding, based on the simplified method. Expected volatilities are based on historical volatility of the Company’s common stock, among other factors. The Company uses the simplified method within the binomial option-pricing valuation model due to the Company’s short trading history. The risk-free rate related to the expected term of the stock options or warrants is based on the US Treasury yield curve in effect at the time of grant. The dividend yield is zero.

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

18.     Common Stock Options and Warrants (cont.)

During the three and six months ended March 31, 2016, the Company granted warrants to purchase 12,015,350 shares with an exercise price of $0.065 per share in connection with the acquisition of a note payable and line of credit; warrants for the purchase of 7,392,800 shares vested immediately, 1,847,550 vest upon the disbursement of the second tranche of the related note payable, and 2,775,000 vest evenly in the event of three available increases on the related line of credit (see Note 12). The warrants expire in February 2023, may be settled in a cashless exercise, and are puttable upon expiration or liquidation for the greater of $500,000 or up to 6.5% of the equity value of the Company, depending on the number of warrants vested. The fair value of the warrants upon grant of $3,731,969 has been recorded as a derivative and the Company received cash of $2,967 upon issuance of the warrants. The Company recognized $1,419,541 as debt discount for the portion allocated to the note payable and $1,455,335 as a prepaid expense for the portion allocated to the line of credit, which are being amortized over the life of the note payable and line of credit, respectively.

During February 2016, the Company exchanged warrants held by the holders of its Series F preferred stock for the purchase of 5,534,097 shares of common stock in connection with the redemption of Series F preferred stock for new warrants for the purchase of the same number of shares on different terms. The new warrants are exercisable for $0.30 per share, adjustable to any lower rates granted through equity sales or other conversion rates provided by issuances of other debt, warrants, options or other instruments, with the exception of certain other raises. The new warrants expire in February 2021, and may be settled in a cashless exercise. Additional warrants for the purchase of 8,000,000 shares of common stock may be issued in the event of default on the related notes payable, exercisable at $0.001 per share, with 25% issuable upon the first event of default, 37.5% upon the second event, and 37.5% upon the third event. The warrants issuable upon default expire in February 2026 (if issued), may be settled in a cashless exercise, and are puttable upon expiration or liquidation with the primary warrants. The new warrants may only be exercised to the extent the respective holder would own a maximum of 4.99% of the Company’s common stock after exercise, but the holders may elect to increase the maximum to 9.99%. The Company recognized a deemed dividend of $6,484,236 as a result of the exchange and related redemption of Series F preferred stock.

During the six months ended March 31, 2015, the Company measured the fair value of the warrants using a binomial valuation model with the following assumptions:

Six Months Ended March 31, 2015
Exercise price	$0.30 – $1.00
Expected term (years)	1
Volatility	302%
Risk-free rate	0.22%
Dividend rate	0%

During the six months ended March 31, 2016, the Company measured the fair value of warrants classified as liabilities on the date of issuance and on each re-measurement date using the Monte Carlo valuation model. For this liability, the Company and specialist developed their own assumptions that do not have observable inputs or available market data to support the fair value. This method of valuation involves using inputs such as the fair value of the Company’s common stock, stock price

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

18.     Common Stock Options and Warrants (cont.)

volatility, the contractual term of the warrants, risk–free interest rates and dividend yields. Due to the nature of these inputs, the valuation of the warrants uses Level 3 measurements. The following assumptions were used:

Six Months Ended March 31, 2016
Exercise price	$0.07 – $0.25
Expected term (years)	4.39 – 6.40
Volatility	134% – 140%
Risk-free rate	1.11% – 1.44%
Dividend rate	0%
Common stock price	$0.07 – $0.95

The following table summarizes information about stock options and warrants outstanding as of March 31, 2016:

Options and Warrants	Number of Options and Warrants	Weighted- Average Exercise Price
Outstanding as of October 1, 2015	9,497,551	$0.97
Granted	17,549,447	0.14
Exercised	—
Cancelled	(5,534,097)	1.10
Outstanding as of March 31, 2016	21,512,901	0.23
Exercisable as of March 31, 2016	15,160,351	0.25

As of March 31, 2016, the outstanding warrants have an aggregate intrinsic value of $180,230 and the weighted average remaining term of the warrants was 5.47 years. The total compensation cost related to unvested awards not yet recognized (options, warrants, and shares) was $1,324,050.

19.     Segment Information

The Company operated one business segment during the three and six months ended March 31, 2016, and the three months ended March 31, 2015. The Company operated two business segments during the three and six months ended March 31, 2015, based primarily on the nature of the Company’s products. The Chronic Illness Monitoring segment is engaged in the business of developing, distributing and marketing mobile monitoring of patient vital signs and physical activity to insurance companies, disease management companies, third-party administrators, and self-insured companies. The customer contracts and equipment leased to customers of the Company’s CareServices segment were sold in December 2014, and that segment was discontinued. The CareServices segment was engaged in the business of developing, distributing and marketing mobile health monitoring and concierge services to distributors and consumers.

At the corporate level, the Company raises capital and provides for the administrative operations of the Company as a whole.

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

19.     Segment Information(cont.)

The following table reflects certain financial information relating to each reportable segment as of March 31, 2016 and 2015, and for the three months then ended:

	Corporate	Chronic Illness Monitoring	CareServices (Discontinued Operations)	Total
As of March 31, 2016 and for the Three Months Then Ended
Sales to external customers	$—	$1,596,896	$—	$1,596,896
Segment income (loss)	(8,889,063)	117,266	—	(8,771,797)
Interest expense, net	630,821	—	—	630,821
Segment assets	565,483	1,594,458	—	2,159,941
Property and equipment purchases	2,330	—	—	2,330
Depreciation and amortization	12,938	—	—	12,938

As of March 31, 2015 and for the Three Months Then Ended
Sales to external customers	$—	$1,552,128	$3,769	$1,555,897
Segment loss	(1,571,667)	342,276	(136)	(1,229,527)
Interest expense, net	273,454	—	—	273,454
Segment assets	1,565,725	3,073,108	—	4,638,833
Property and equipment purchases	10,267	—	—	10,267
Depreciation and amortization	14,247	—	—	14,247

The following table reflects certain financial information relating to each reportable segment as of March 31, 2016 and 2015, and for the six months then ended:

	Corporate	Chronic Illness Monitoring	CareServices (Discontinued Operations)	Total
As of March 31, 2016 and for the Six Months Then Ended
Sales to external customers	$—	$3,684,566	$—	$3,684,566
Segment income (loss)	(11,426,567)	335,232	—	(11,091,335)
Interest expense, net	1,121,970	—	—	1,121,970
Segment assets	565,483	1,594,458	—	2,159,941
Property and equipment purchases	5,004	—	—	5,004
Depreciation and amortization	26,682	—	—	26,682

As of March 31, 2015 and for the Six Months Then Ended
Sales to external customers	$—	$3,060,219	$145,293	$3,205,512
Segment loss	(3,916,345)	351,521	(187,565)	(3,752,389)
Interest expense, net	623,990	—	—	623,990
Segment assets	1,565,725	3,073,108	—	4,638,833
Property and equipment purchases	10,267	—	—	10,267
Depreciation and amortization	30,188	—	233,664	263,852

20.     Related-Party Transactions Not Otherwise Disclosed

In February 2016, the Company amended a consulting agreement dated September 2015, with an entity controlled by a former Executive Chairman of the Board of Directors, effective January 2016. The amendment extended the agreement through December 2016, with monthly automatic renewals,

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

20.     Related-Party Transactions Not Otherwise Disclosed (cont.)

adjusted the monthly compensation of $6,000 to an hourly rate of $250 per hour, and eliminated the previously included bonus structure.

21.     Commitments and Contingencies

During the six months ended March 31, 2015, the Company leased office space under a non-cancelable operating lease, which was terminated during June 2015. In February 2015, the Company entered into a sublease agreement for part of the office space under the non-cancelable operating lease through the end of the original lease period. Payments under the sublease were made by the sublessee directly to the Company’s landlord.

The Company’s rent expense for facilities under the terminated operating lease for the six months ended March 31, 2015, was approximately $153,000.

During June 2015, the Company entered into a new non-cancelable operating lease for its existing office space, excluding the previously subleased space, with payments beginning in July 2015. Future minimum rental payments under the non-cancelable operating lease as of March 31, 2016, were as follows:

Years Ending September 30,
2016 (six months)	$63,901
2017	130,036
2018	111,340
$305,277

The Company’s rent expense under the new non-cancelable operating lease for six months ended March 31, 2016, was approximately $62,000.

During February 2016, the Company entered into an agreement with one if its vendors to purchase a minimum of $200,000 of inventory per quarter through January 2018.

During February 2016, the Company redeemed all of its Series F preferred stock in exchange for 10,000,000 shares of common stock and $5,900,000 of notes payable (see Note 12). As part of the redemption, the Company exchanged warrants held by the Series F stockholders for the purchase of 5,534,097 shares of common stock for new warrants to purchase the same number of shares with different terms. As part of the redemption, the Company may be required to issue additional warrants for the purchase of up to 8,000,000 shares of common stock upon three events of default on the notes payable (see Note 18).

During February 2016, the Company converted notes payable and accrued interest payable to an entity controlled by a former Executive Chairman of the Board of Directors into a convertible note payable (see Note 12). The Company may be required to issue 734,489 shares of common stock if the note is not paid by maturity.

During February 2016, the Company amended notes payable to an entity controlled by an officer of the Company to subordinate to notes payable also issued during February 2016, reduced the conversion price per share to $0.06 per share and limited the shares into which it is convertible (see Note 12). The Company may be required to issue 4,203,389 shares of common stock if the note is not paid by maturity.

On May 28, 2015, an investor of the Company filed a lawsuit claiming damages of $1,000,000 exclusive of interest and costs against the Company, its Executive Chairman, an entity controlled by its former Executive Chairman, and 4G Biometrics, a wholly owned subsidiary of the Company, for breach of contract. The Company has engaged legal counsel regarding the matter. As the lawsuit is in its early

ActiveCare, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

21.     Commitments and Contingencies (cont.)

stages, it is not possible to predict the outcome of the matter. The Company intends to vigorously dispute the claims and believes it has meritorious defenses.

On November 4, 2015, the Company received a demand for payment of $275,000 from a former employee of the Company and former principal of 4G Biometrics whose employment was terminated for cause. On December 4, 2015, the Company filed a complaint against the former owners of 4G Biometrics, including this former employee, seeking damages in excess of $300,000 related to alleged misrepresentations made to induce the Company to acquire 4G Biometrics. Between February 4, 2016 and February 8, 2016, the Company settled the complaint with each of the former owners of 4G Biometrics and all parties released each other from all outstanding claims, including any current monetary obligations to each party, excluding one former owner of 4G Biometrics who continues to be employed by the Company. A Stipulation for Order of Dismissal with Prejudice of all Claims and Counterclaims has been filed and is in the process of being approved. The settlement resulted in the termination of $39,863 of related-party accounts payable.

22.     Subsequent Events

Subsequent to March 31, 2016, the Company entered into the following agreements and transactions:

(1)      During April 2016, the Company borrowed an additional $500,000 under an existing note payable agreement with a third party with interest at 12.75% per annum, maturing in March 2019. The additional amount payable is secured by substantially all of the Company’s assets under a security agreement.

(2)      During April 2016, the Company received a $200,000 cash advance from an entity controlled by an officer of the Company, which was also repaid during April 2016 with $2,600 of fees and interest.

(3)      During April 2016, the Company entered into a note payable agreement with an entity controlled by an officer of the Company for $250,000 with interest at 18% per annum, maturing in September 2016, which is subordinated to other notes payable. In connection with the issuance of the note, the Company issued 1,000,000 shares of common stock as an origination fee, which will be amortized over the term of the note.

(4)      During May 2016, the Company issued 189,538 shares of common stock to settle accrued dividends for the Series D preferred stock.

(5)      During May 2016, the Company issued 140,365 fully vested shares of common stock to an employee for services, which are included in accrued liabilities as of March 31, 2016.

(6)      During May 2016, the Company issued 1,000,000 shares of common stock for loan origination fees, which are included in accrued liabilities as of March 31, 2016.

ActiveCare, Inc.

Consolidated financial statements for the years ended September 30, 2015 and 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of ActiveCare, Inc.

We have audited the accompanying consolidated balance sheets of ActiveCare, Inc. and subsidiaries (collectively, the Company) as of September 30, 2015 and 2014, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ActiveCare, Inc. and subsidiaries as of September 30, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring losses, negative cash flows from operating activities, negative working capital, negative total equity, and certain debt that is in default. These conditions, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Tanner LLC

Salt Lake City, Utah

January 13, 2016

ActiveCare, Inc.

Consolidated Balance Sheets

As of September 30, 2015 and 2014

	2015	2014
Assets
Current assets:
Cash	$172,436	$197,027
Accounts receivable, net	936,866	1,635,660
Inventory	742,471	1,649,320
Prepaid expenses and other	523,561	141,087
Assets of discontinued operations	—	712,403

Total current assets	2,375,334	4,335,497

Goodwill	—	825,894
Property and equipment, net	135,770	220,076
Deposits and other assets	17,846	29,594
Domain name, net	10,010	10,724

Total assets	$2,538,960	$5,421,785

ActiveCare, Inc.

Consolidated Balance Sheets (continued)

As of September 30, 2015 and 2014

	2015	2014
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$4,493,211	$4,549,451
Accounts payable, related party	162,797	1,109,775
Accrued expenses	743,967	1,451,331
Current portion of notes payable	1,259,916	1,212,937
Current portion of notes payable, related party	492,495	1,669,620
Dividends payable	567,350	246,738
Derivatives liability	79,347	106,444

Total current liabilities	7,799,083	10,346,296

Notes payable, related party, net of current portion	3,348,251	—
Notes payable, net of current portion	—	219,048

Total liabilities	11,147,334	10,565,344

Stockholders’ deficit:
Preferred stock, $.00001 par value: 10,000,000 shares authorized; 45,000 shares of Series D; 70,070 shares of Series E; and 5,361 shares of Series F outstanding	1	1
Common stock, $.00001 par value: 200,000,000 shares authorized; 78,113,971 and 45,815,351 shares outstanding, respectively	781	458
Additional paid-in capital, common and preferred	83,231,002	73,183,429
Accumulated deficit	(91,840,158)	(78,327,447)

Total stockholders’ deficit	(8,608,374)	(5,143,559)

Total liabilities and stockholders’ deficit	$2,538,960	$5,421,785

ActiveCare, Inc.

Consolidated Statements of Operations

For the Years Ended September 30, 2015 and 2014

	2015	2014
Chronic illness monitoring revenues	$6,597,981	$6,107,941

Chronic illness monitoring cost of revenues	5,196,827	6,437,943

Gross profit (loss)	1,401,154	(330,002)

Operating expenses:
Selling, general and administrative (including $5,762,755, and $3,585,379, respectively, of stock-based compensation)	10,358,410	9,800,374
Research and development	106,526	215,074

Total operating expenses	10,464,936	10,015,448

Loss from operations	(9,063,782)	(10,345,450)

Other income (expense):
Gain on liability settlements	260,830	—
Gain on derivatives liability	128,942	373,293
Gain on lease termination	91,692	—
Other income	14,129	55,368
Loss on induced conversion of debt	—	(114,098)
Loss on disposal of property and equipment	(42,336)	(42,094)
Impairment of goodwill	(825,894)	—
Loss on extinguishment of debt	(927,784)	—
Interest expense, net	(977,234)	(1,936,039)

Total other expense	(2,277,655)	(1,663,570)

Loss from continuing operations	(11,341,437)	(12,009,020)

Loss from discontinued operations	(186,232)	(1,452,567)

Net loss	(11,527,669)	(13,461,587)

Dividends on preferred stock	(994,983)	(737,138)
Deemed dividends on conversion of accrued dividends to common stock	(301,097)	—
Deemed dividends on conversion of preferred stock to common stock	—	(2,234,924)

Net loss attributable to common stockholders	$(12,823,749)	$(16,433,649)

Net loss per common share – basic and diluted
Continuing operations	$(0.25)	$(0.43)
Discontinued operations	(0.00)	(0.04)

Net loss per common share	$(0.25)	$(0.47)

Weighted average common shares outstanding – basic and diluted	51,444,000	35,010,000

ActiveCare, Inc.

Consolidated Statements of Stockholders’ Deficit
For the Years Ended September 30, 2015 and 2014

	Preferred Stock										Additional
	Series C		Series D		Series E		Series F		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, September 30, 2013	480,000	$5	938,218	$9	61,723	$1	—	$—	21,775,303	$218	$62,519,544	$(64,817,684)	$(2,297,907)

Issuance of common stock for:
Services	—	—	—	—	—	—	—	—	10,896,970	109	749,896	—	750,005
Finance fees	—	—	—	—	—	—	—	—	349,822	3	41,888	—	41,891
Loan origination fees	—	—	—	—	—	—	—	—	161,738	1	163,069	—	163,070
Debt conversions	—	—	—	—	—	—	—	—	3,712,549	37	2,447,889	—	2,447,926
Dividends and related interest	—	—	—	—	—	—	—	—	271,343	3	148,241	—	148,244
Option exercises	—	—	—	—	—	—	—	—	1,723,100	17	541,222	—	541,239
Conversion of Series C preferred stock	(480,000)	(5)	—	—	—	—	—	—	672,000	7	(2)	—	—
Conversion of Series D preferred stock	—	—	(893,218)	(9)	—	—	—	—	6,252,526	63	(54)	—	—
Issuance of Series E preferred stock for debt conversions	—	—	—	—	8,347	—	—	—	—	—	83,473	—	83,473
Issuance of Series F preferred stock for:
Debt conversions	—	—	—	—	—	—	858	—	—	—	574,592	—	574,592
Cash, net	—	—	—	—	—	—	4,503	—	—	—	2,175,002	1,405,769	3,580,771
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	2,051,758	—	2,051,758
Issuance of options for:
Debt conversions	—	—	—	—	—	—	—	—	—	—	590,887	—	590,887
Services	—	—	—	—	—	—	—	—	—	—	263,117	—	263,117
Beneficial conversion features on debt	—	—	—	—	—	—	—	—	—	—	116,100	—	116,100
Amortization of Series F preferred stock as dividends	—	—	—	—	—	—	—	—	—	—	716,807	(716,807)	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(13,461,587)	(13,461,587)
Dividends on preferred stock	—	—	—	—	—	—	—	—	—	—	—	(737,138)	(737,138)

Balance, September 30, 2014	—	$—	45,000	$—	70,070	$1	5,361	$—	45,815,351	$458	$73,183,429	$(78,327,447)	$(5,143,559)

ActiveCare, Inc.

Consolidated Statements of Stockholders’ Deficit (continued)
For the Years Ended September 30, 2015 and 2014

	Preferred Stock										Additional
	Series C		Series D		Series E		Series F		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, September 30, 2014	—	$—	45,000	$—	70,070	$1	5,361	$—	45,815,351	$458	$73,183,429	$(78,327,447)	$(5,143,559)

Issuance of common stock for:
Services	—	—	—	—	—	—	—	—	22,047,659	220	4,088,675	—	4,088,895
Finance fees	—	—	—	—	—	—	—	—	509,976	5	89,392	—	89,397
Loan origination fees	—	—	—	—	—	—	—	—	6,250,000	63	1,129,937	—	1,130,000
Dividends and related interest	—	—	—	—	—	—	—	—	3,490,985	35	975,433	(301,097)	674,371
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	3,032,304	—	3,032,304
Issuance of options for services	—	—	—	—	—	—	—	—	—	—	42,870	—	42,870
Amortization of Series F preferred stock as dividends	—	—	—	—	—	—	—	—	—	—	688,962	(688,962)	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(11,527,669)	(11,527,669)
Dividends on preferred stock	—	—	—	—	—	—	—	—	—	—	—	(994,983)	(994,983)

Balance, September 30, 2015	—	$—	45,000	$—	70,070	$1	5,361	$—	78,113,971	$781	$83,231,002	$(91,840,158)	$(8,608,374)

ActiveCare, Inc.

Consolidated Statements of Cash Flows
For the Years Ended September 30, 2015 and 2014

	2015	2014
Cash flows from operating activities:
Net loss	$(11,527,669)	$(13,461,587)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	4,864,864	3,378,938
Loss on extinguishment of debt	927,784	—
Stock and warrants issued for services	897,891	206,441
Impairment of goodwill	825,894	—
Stock and warrants issued for interest expense	647,679	883,118
Depreciation and amortization	290,700	1,122,862
Loss on disposal of property and equipment	42,336	61,239
Gain on lease termination	(91,692)	—
Gain on derivatives liability	(128,942)	(373,293)
Gain on liability settlements	(260,830)	—
Inventory reduction for obsolescence	—	1,660,729
Amortization of debt discounts	—	919,032
Impairment of long-lived assets	—	497,792
Loss on induced conversion of debt and sale of common stock	—	114,098
Changes in operating assets and liabilities:
Accounts receivable	698,794	216,668
Inventory	906,849	1,367,477
Prepaid expenses and other	20,400	(48,494)
Accounts payable	892,170	(1,193,106)
Accrued expenses	215,054	157,652
Deposits and other assets	—	77,355

Net cash used in operating activities	(778,718)	(4,413,079)

Cash flows from investing activities:
Proceeds from sale of discontinued operations	478,738	—
Proceeds from sale of property and equipment	938	—
Purchases of property and equipment	(15,289)	(70,043)
Cash used to dispose of property and equipment	—	(29,078)

Net cash provided by (used in) investing activities	464,387	(99,121)

Cash flows from financing activities:
Proceeds from issuance of notes payable, net	1,262,490	680,000
Principal payments on notes payable	(957,750)	(1,036,809)
Principal payments on related-party notes payable	(15,000)	(1,204,166)
Proceeds from sale of preferred stock, net	—	3,580,771
Proceeds from issuance of related-party notes payable, net	—	2,801,166
Payment of dividends	—	(335,570)

Net cash provided by financing activities	289,740	4,485,392

Net decrease in cash	(24,591)	(26,808)
Cash, beginning of the year	197,027	223,835

Cash, end of the year	$172,436	$197,027

ActiveCare, Inc.

Consolidated Statements of Cash Flows (continued)
For the Years Ended September 30, 2015 and 2014

	2015	2014
Supplemental Cash Flow Information:
Cash paid for interest	$24,883	$219,717

Non-Cash Investing and Financing Activities:
Conversion of related-party accounts payable and accrued liabilities to related-party notes payable	$1,839,214	$—
Issuance of stock for dividends	975,468	144,642
Dividends on preferred stock and related interest	994,983	737,138
Issuance of common stock for prepaid consulting services	645,000	—
Conversion of accounts payable to notes payable	100,000	—
Issuance of stock and stock options for loan origination fees	89,397	370,633
Conversion of related-party notes payable to common stock	—	1,782,738
Conversion of notes payable to preferred stock	—	633,254
Conversion of notes payable to common stock	—	325,000
Liability to issue shares of common stock for loan origination fees	—	234,793

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

1.       Organization and Nature of Operations

ActiveCare, Inc. (“ActiveCare” or the “Company”) was formed March 5, 1998. In July 2009, ActiveCare was reincorporated in Delaware. The Company provides products and services to those diagnosed with chronic illnesses, provides real-time visibility to health conditions and risk, and has a unique active approach in caring for members.

Going Concern

The Company continues to incur negative cash flows from operating activities and net losses. The Company had negative working capital and negative total equity as of September 30, 2015 and 2014 and is in default with respect to certain debt. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In order for the Company to eliminate substantial doubt about its ability to continue as a going concern, it must achieve profitability, generate positive cash flows from operating activities and obtain the necessary debt or equity funding to meet its projected capital investment requirements. Management’s plans with respect to this uncertainty consist of raising additional capital by issuing debt or equity securities and increasing the sales of the Company’s services and products. There can be no assurance that the Company will be able to raise sufficient additional capital or that revenues will increase rapidly enough to achieve operating profits. If the Company is unable to increase revenues or obtain additional financing, it will be unable to continue the development of its products and services and may have to cease operations.

2.       Summary of Significant Accounting Policies

Principles of Accounting and Consolidation

These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”). The consolidated financial statements include the accounts of ActiveCare and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet dates and the reported amounts of revenues and expenses for the reporting periods. Actual results could differ from these estimates.

Discontinued Operations

In December 2014, the Company sold substantially all of its customer contracts and equipment leased to customers associated with its CareServices segment to a third party. Additional equipment held in stock was sold to another third party pursuant to a written invoice. The purchase price included a cash payment of $412,280 for the customer contracts and $66,458 for the equipment held in stock. During fiscal years 2015 and 2014, the Company recognized a loss from discontinued operations related to CareServices of $186,232  and $1,452,567, respectively.

Fair Value of Financial Instruments

The Company measures the fair values of its assets and liabilities using the US GAAP hierarchy. The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

2.       Summary of Significant Accounting Policies (cont.)

payable, and accrued liabilities approximate fair values due to the short-term nature and liquidity of these financial instruments. Derivative financial instruments are recorded at fair value based on current market pricing models. The carrying amounts reported for notes payable approximate fair value because the underlying instruments are at interest rates which approximate current market rates.

Concentrations of Credit Risk

The Company has cash in bank accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in these accounts.

In the normal course of business, the Company provides credit terms to its customers and requires no collateral. The Company performs ongoing credit evaluations of its customers’ financial condition. The Company maintains an allowance for doubtful accounts receivable based upon management’s specific review and assessment of each account at year end.

For fiscal year 2015, the Company had revenues from three significant customers which represented 69% of total revenues. For fiscal year 2014, the Company had revenues from two significant customers which represented 67% of total revenues. As of September 30, 2015 and 2014, accounts receivable from significant customers represented 66% and 80% of total accounts receivable, respectively.

For fiscal years 2015 and 2014, the Company purchased substantially all of its products and supplies from one vendor.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. Specific reserves are estimated by management based on certain assumptions and variables, including the customer’s financial condition, age of the customer’s receivables and changes in payment histories. Accounts receivable are written off when management determines the likelihood of collection is remote. A receivable is considered to be past due if any portion of the receivable balance has not been received by the contractual payment date. Interest is not charged on accounts receivable that are past due. The Company recorded an allowance for doubtful accounts of $30,495 and $115,994 as of September 30, 2015 and 2014, respectively.

Inventory

Inventory is recorded at the lower of cost or market, cost being determined using the first-in, first-out (“FIFO”) method. Inventory consists of diabetic supplies. Inventory held by distributors is reported as inventory until the supplies are shipped to the end user by the distributor. The Company estimates an inventory reserve for obsolescence and excessive quantities. Due to competitive pressures and technological innovation, it is possible that estimates of net realizable values could change in the near term. Inventory consists of the following as of September 30:

	2015	2014
Finished goods	$206,038	$589,423
Finished goods held by distributors	1,350,368	2,720,626

Total inventory	1,556,406	3,310,049

Inventory reserve	(813,935)	(1,660,729)

Net inventory	$742,471	$1,649,320

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

2.       Summary of Significant Accounting Policies (cont.)

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are determined using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the terms of the lease. Expenditures for maintenance and repairs are expensed as incurred. Upon the sale or disposal of property and equipment, any gains or losses are included in the results of operations.

Goodwill

Goodwill is reviewed for impairment annually or more frequently when an event occurs or circumstances change that indicate that the carrying value may not be recoverable. The annual testing date is September 30. The identification and measurement of goodwill impairment involves the estimation of the fair value based on the best information available as of the date of the assessment, which primarily incorporates management assumptions about expected future cash flows and the Company’s overall market capitalization. Future cash flows can be affected by changes in industry or market conditions. Goodwill was impaired by $825,894 as of September 30, 2015. The impairment of goodwill was due to a potentially long-term reduction in the market capitalization of the Company subsequent to September 30, 2015. Goodwill was not impaired as of September 30, 2014.

Impairment of Long-Lived Assets

Purchased intangible assets with finite lives were amortized using the straight-line method over the estimated economic lives of the assets, which range from two to twenty years. Long-lived assets, including intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. No long-lived assets were impaired as of September 30, 2015. The Company impaired its CareServices customer contracts by $89,460 and patents by $408,332 as of September 30, 2014, which were recorded as part of discontinued operations related to the CareServices segment for the fiscal year ended September 30, 2014. The impairment of the customer contracts was due to their sales price being lower than the net book value as of the date of sale. The patents impaired were solely related to the CareServices segment and provided no future cash flows after the CareServices customer contracts and equipment leased to customers were sold in December 2014.

Revenue Recognition

For the years presented, revenues came from two sources: (1) sales of Chronic Illness Monitoring products and services; and (2) sales from CareServices. The CareServices segment was sold in December 2014. Information regarding revenue recognition policies relating to these business segments is contained in the following paragraphs.

Chronic Illness Monitoring

Chronic Illness Monitoring revenues are recognized when persuasive evidence of an arrangement exists, delivery of the product or service to the end user has occurred, prices are fixed or determinable and collection is reasonably assured.

The Company enters into agreements with insurance companies, disease management companies, third-party administrators, and self-insured companies (collectively, the customers) to lower medical

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

2.       Summary of Significant Accounting Policies (cont.)

expenses by distributing diabetic testing products and supplies to employees (end users) covered by their health plans or the health plans they manage. Cash is due from the customer or the end user’s health plan as the products and supplies are deployed to the end user. The Company also monitors the end user’s test results in real-time with the Company’s 24x7 CareCenter. Customers who are billed separately for monitoring are obligated to pay as the service is performed and revenue is recognized ratably over the period of the contract. The term of these contracts is generally one year and, unless terminated by either party, will automatically renew for another year. Collection terms are net 30 days after claims are submitted. There is no contingent revenue in these contracts.

The Company also enters into agreements with distributors who take title to products and distribute those products to the end user. Delivery is considered to occur when the supplies are delivered by the distributor to the end user. Cash is due from the distributor, the customer or the end user’s health plan as initial products are deployed to the end user. Subsequent sales (resupplies) are shipped directly from the Company to the end user and cash is due from the customer or the end user’s health plan.

Shipping and handling fees are typically not charged to end users. The related freight costs and supplies directly associated with shipping products to end users are included as a component of cost of revenues. Sales of Chronic Illness Monitoring products and services contain multiple elements.

Multiple-Element Arrangements

The Company evaluates each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. In order to account for elements in a multiple-element arrangement as separate units of accounting, the deliverables must have stand-alone value upon delivery. In determining whether monitoring services have stand-alone value, the nature of the Company’s monitoring services, whether the Company sells supplies to new customers without monitoring services, and availability of monitoring services from the other vendors are factors that are considered.

When multiple elements included in an arrangement are separable into different units of accounting, the arrangement consideration is allocated to the identified separate units of accounting based on the relative selling prices. Multiple-element arrangements accounting guidance provides a hierarchy to use when determining the relative selling price for each unit of accounting. Vendor-specific objective evidence (VSOE) of selling price, based on the price at which the item is regularly sold by the vendor on a stand-alone basis, should be used if it exists. If VSOE of selling price is not available, third-party evidence (TPE) of selling price is used to establish the selling price if it exists. If VSOE of selling price and TPE of selling price are not available, then the best estimate of selling price is to be used. Total consideration under the Company’s multiple-element contracts is allocated to supplies and monitoring through application of the relative fair value method.

During the three months ended June 30, 2014, the Company began to provide enhanced monitoring services to a key customer, which pays a separate monthly monitoring fee. Beginning in the three months ended June 30, 2015, the Company’s sales initiatives under the direction of new executive management became focused on the monitoring of end users. This monitoring is accounted for as an element with stand-alone value.

CareServices

CareServices included contracts in which the Company leased monitoring devices and provided monitoring services to end users. The Company typically entered into contracts on a month-to-month basis with end users that used CareServices. These contracts could be cancelled by either party at any time with 30-days’ notice. Under a standard contract, the device and service became billable on

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

2.       Summary of Significant Accounting Policies (cont.)

the date the end user ordered the device, and remained billable until the device was returned to the Company. Revenues were recognized at the end of each month the service had been provided. In those circumstances in which payment was received in advance, the Company recorded deferred revenue.

CareServices revenue was recognized when persuasive evidence of an arrangement existed, delivery of the device or service had occurred, prices were fixed or determinable and collection was reasonably assured. Shipping and handling fees were included as part of net revenues. The related freight costs and supplies directly associated with shipping products to end users were included as a component of cost of revenues. All CareServices sales were made with net 30-day payment terms.

Research and Development Costs

All expenditures for research and development are charged to expense as incurred. Research and development expenses for fiscal years 2015 and 2014 were $106,526 and $215,074 respectively. The expenditures for fiscal year 2015 and 2014 were for ongoing software improvements for the Chronic Illness Monitoring operating system and customer portal.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expenses for fiscal years 2015 and 2014 were $30,551 and $48,778, respectively. Advertising expenses primarily related to the Company’s Chronic Illness Monitoring segment for the fiscal years ended 2015 and 2014.

Income Taxes

The Company recognizes deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the financial statements or income tax returns. Deferred income tax assets or liabilities are determined based upon the difference between the financial reporting bases and tax reporting bases of assets and liabilities using enacted tax rates expected to apply when the differences are expected to be settled or realized. Deferred income tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary. As of September 30, 2015, management has provided a 100% allowance against deferred income tax assets as it is more likely than not these assets will not be realized. Interest and penalties related to income tax liabilities, when incurred, are classified in interest expense and income tax provision, respectively.

Warrant Exercises and Note Conversions

The Company issues common shares in connection with warrant exercises when it has received verification that the proceeds have been deposited and when it has received an exercise letter from the warrant holder. The Company issues common shares in connection with note conversions after it verifies the outstanding note balance and the eligibility of conversion, and has received a conversion letter from the lender.

Stock-Based Compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in the statements of operations over the period during which the employee is required to provide service in exchange for the award — the requisite service period. The grant-date fair values of the equity instruments are estimated using option-pricing models adjusted for the unique characteristics of those instruments.

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

2.       Summary of Significant Accounting Policies (cont.)

Net Loss Per Common Share

Basic net loss per common share (“Basic EPS”) is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the year.

Diluted net loss per common share (“Diluted EPS”) is computed by dividing net loss available to common stockholders by the sum of the weighted average number of common shares outstanding and the weighted-average dilutive common share equivalents outstanding. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect.

Common share equivalents consist of shares issuable upon the exercise of common stock warrants and options, shares issuable from restricted stock grants, and shares issuable from convertible notes and convertible Series D, Series E and Series F preferred stock. As of September 30, 2015 and 2014, there were 39,111,621 and 17,199,080 outstanding common share equivalents, respectively, that were not included in the computation of Diluted EPS as their effect would be anti-dilutive. The common stock equivalents outstanding consist of the following as of September 30:

	2015	2014
Common stock options and warrants	9,497,551	10,991,576
Series D convertible preferred stock	225,000	225,000
Series E convertible preferred stock	477,830	477,830
Series F convertible preferred stock	16,065,328	5,361,000
Convertible debt	12,838,412	133,924
Restricted shares of common stock	7,500	9,750

Total common stock equivalents	39,111,621	17,199,080

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU 2014-08 states that only disposals representing strategic shifts in operations that have, or will have, a major effect on an entity’s operations should be reported as discontinued operations when any of the following occurs: The component of an entity or group of components of an entity is classified as held for sale, the component of an entity or group of components of an entity is disposed of by sale, or the component of an entity or group of components of an entity is disposed of other than by sale. ASU 2014-08 is effective for annual periods beginning on or after December 15, 2014, and interim periods therein, which is effective for the Company for the quarter ending December 31, 2015. Early adoption is not permitted. The Company is assessing the impact, if any, of implementing this guidance on its consolidated financial position and results of operations.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under US GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing US GAAP. In August 2015, the FASB voted to defer the effective date of the new revenue standard by one year. The standard is effective for annual periods beginning after December 15, 2017, and interim periods therein, which will be effective for the Company for the quarter ending December 31,

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

2.       Summary of Significant Accounting Policies (cont.)

2018. The Company is assessing the impact, if any, of implementing this guidance on its consolidated financial position, results of operations and liquidity.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This standard sets forth management’s responsibility to evaluate, each reporting period, whether there is substantial doubt about the Company’s ability to continue as a going concern, and if so, to provide related disclosures. The standard is effective for annual reporting periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016, which will be effective for the Company for the quarter ending December 31, 2017. The Company is assessing the impact, if any, of implementing this guidance on its evaluation of going concern.

In November 2014, the FASB issued ASU 2014-16, Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity. The ASU clarifies how current guidance should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Specifically, the amendments clarify that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of a host contract. The ASU is effective for fiscal years and interim periods beginning after December 15, 2015, which will be effective for the Company for the quarter ending December 31, 2016. The Company is assessing the impact, if any, of implementing this guidance on its consolidated financial position, results of operations and liquidity.

In June 2015, the FASB issued ASU 2015-10, Technical Corrections and Improvements. The purpose of this ASU is to clarify guidance, correct unintended application of guidance, or make minor improvements to guidance. The ASU is effective for fiscal years and interim periods beginning after December 15, 2015, which will be effective for the Company for the quarter ending December 31, 2016. The Company is assessing the impact, if any, of implementing this guidance on its consolidated financial position, results of operations and liquidity.

In July 2015, the FASB issued ASU 2015-11, Inventory: Simplifying the Measurement of Inventory. The purpose of this ASU is to more closely align the measurement of inventory in U.S. GAAP with the measurement of inventory in International Financial Reporting Standards. This ASU requires entities to measure most inventory at the “lower of cost and net realizable value.” Additionally, some of the amendments are designed to more clearly articulate the requirements for the measurement and disclosure of inventory. The ASU is effective for fiscal years and interim periods beginning after December 15, 2016, which will be effective for the Company for the quarter ending December 31, 2017. The Company is assessing the impact, if any, of implementing this guidance on its consolidated financial position, results of operations and liquidity.

3.       Discontinued Operations

In December 2014, the Company sold substantially all of its customer contracts and equipment leased to customers associated with its CareServices segment. Additional equipment held in stock was sold to the buyer pursuant to a written invoice. The purchase price included a cash payment of $412,280 for the customer contracts and $66,458 for the equipment held in stock. The sale included all segment assets that generated revenue related to the CareServices segment. The Company no longer holds any ownership interest in these assets and has ceased incurring costs related to the operations and development of the CareServices segment. This segment was engaged in the business of developing,

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

3.       Discontinued Operations (cont.)

distributing and marketing mobile health monitoring and concierge services to distributors and consumers. The debt secured by the CareServices customer contracts was amended in January 2015 and remains an obligation of the Company (see Note 8). There were no material liabilities of discontinued operations. Assets of discontinued operations consist of the following as of September 30:

	2015	2014
Customer contracts, net	$—	$569,250
Equipment leased to customers, net	—	111,435
Patents, net	—	31,718

Total assets of discontinued operations	$—	$712,403

As a result of the sale of the CareServices assets, the Company has reflected this segment as discontinued operations in the consolidated financial statements for fiscal years 2015 and 2014. The following table summarizes certain operating data for discontinued operations for fiscal years 2015 and 2014:

	2015	2014
Revenues	$152,686	$1,003,238
Cost of revenues	127,709	881,753
Gross profit	24,977	121,485

Selling, general and administrative expenses	(211,209)	(1,047,629)
Impairment of long-lived assets	—	(497,792)
Loss on disposal of property and equipment	—	(18,746)
Other expense	—	(9,885)

Loss from discontinued operations	$(186,232)	$(1,452,567)

4.       Customer Contracts

The Company was amortizing Chronic Illness Monitoring customer contracts acquired during 2012 over their estimated useful lives (through 2014). As of September 30, 2015 and 2014, the cost associated with these customer contracts was $214,106 and the accumulated amortization was $214,106. Amortization expense related to these contracts for fiscal years 2015 and 2014 was $0 and $57,220, respectively.

The Company sold substantially all of the CareServices customer contracts during December 2014. The Company impaired the CareServices customer contracts as of September 30, 2014 by $89,460, which was included as part of discontinued operations for fiscal year 2014. As of September 30, 2015 and 2014, customer contracts totaled $0 and $2,066,316, respectively, and the related accumulated amortization was $0 and $1,497,067, respectively. Amortization expense related to the CareServices segment for fiscal years 2015 and 2014 was $179,648 and $718,592, respectively.

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

5.       Property and Equipment

Property and equipment consist of the following as of September 30:

	2015	2014
Software	$100,574	$100,574
Leasehold improvements	98,023	151,287
Furniture	68,758	69,776
Equipment	59,754	54,732

Total property and equipment	327,109	376,369

Accumulated depreciation and amortization	(191,339)	(156,293)

Property and equipment, net	$135,770	$220,076

Assets to be disposed of are reported at the lower of the carrying amounts or fair values, less the estimated costs to sell or dispose. During fiscal years 2015 and 2014, the Company recorded a loss on the disposal of assets of $42,336 and $61,239, respectively. During December 2014, the Company sold all of its equipment leased to customers (see Note 3). Depreciation expense for fiscal years 2015 and 2014 was $56,321 and $219,465, respectively.

6.       Patents

During fiscal year 2009, the Company licensed the use of certain patents from a third party. Under the license agreement, the Company was required to pay $300,000 plus a 5% royalty on the net sales of all licensed products. As of September 30, 2009, the Company capitalized the initial license fee as a long-term asset.

During fiscal year 2012, the Company agreed to purchase the related patents and settle amounts owed under the license agreement by issuing 600,000 shares of common stock and 480,000 shares of Series C preferred stock. The patents were valued at $922,378, based on a valuation performed by an independent third party. The value of the common stock issued was $240,000, based on the market price of the common stock on the date of issuance. The implied value of the Series C was $682,378, which was based on the difference between the value of the patents and the common stock issued in settlement of the existing liability. Amortization expense for fiscal years 2015 and 2014 was $31,718 and $126,870, respectively. The Company impaired the patents as of September 30, 2014 by $408,332, which was included as part of discontinued operations for the fiscal year ended September 30, 2014 (see Note 3). As of September 30, 2015 and 2014, the cost associated with the patents was $514,046 and the accumulated amortization was $514,046 and $482,328, respectively.

7.       Accrued Expenses

Accrued expenses consist of the following as of September 30:

	2015	2014
Payroll expense	$270,974	$308,529
Interest	190,045	59,091
Deferred revenue	147,344	18,534
Commissions and fees	64,432	453,744
Liability to issue common stock	40,000	522,087
Other	31,172	—
Deferred rent	—	89,346

Total accrued expenses	$743,967	$1,451,331

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

8.       Notes Payable

The Company had the following notes payable outstanding as of September 30:

	2015	2014
Secured borrowings from a third party that purchased $693,000 of customer receipts for $550,000, with due dates ranging from November 2015 to September 2016 and payable in daily payments ranging from $955 to $1,909. The $143,000 difference between the customer receipts and cash received is being amortized to interest expense over the term of the respective notes. The secured borrowings are guaranteed by two officers of the Company.	$421,413	$—

Note payable previously secured by CareServices customer contracts. In January 2015, the note was amended to reduce the outstanding principal to $375,000, interest at 9%, and payable in 15 monthly installments beginning in February 2015. The amendment released the collateralized customer contracts and the note payable is guaranteed by both a former Executive Chairman of the Board of Directors and a member of the Board of Directors. A gain on the extinguishment of the old note of $769,449 was recorded in other income.	303,212	1,103,841

Unsecured note payable with interest at 12%, due November 2015 (extended to February 2016 subsequent to year end). In connection with the issuance of the note, the Company repriced previously issued warrants to purchase shares of common stock. The $22,397 increase in relative fair value of the warrants was included as a loss on the extinguishment of the old note in other expense. The note also required a payment of 3,000,000 shares of common stock. The fair value of $780,000 was included as a loss on the extinguishment of the old note in other expense.	300,000	—

Secured borrowings from third parties that purchased a $337,600 customer receivable for $200,000, in default. The Company was able to buy back the receivable for $233,333 less cash received by the third parties before June 2015. The $33,333 difference between the buyback and cash received plus $20,000 of commission paid to a related party, was amortized to interest expense through June 2015.	233,333	233,333

Unsecured notes payable with interest at 12%, due March 2016 and convertible into common stock at a 15% discount from the 10-day volume adjusted weighted average closing price per share upon maturity. In connection with the issuance of the notes, the Company issued 509,976 shares of common stock. The $89,397 fair value of the stock is being amortized to interest expense over the term of the notes. The notes included loan origination fees of $21,249, which are being amortized to interest expense over the term of the notes. The Company recorded a derivative in connection with the convertible feature of the notes (see Note 12) and is amortizing the initial $101,884 fair value of the derivatives liability over the life of the notes.

	212,490	—

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

8.       Notes Payable (cont.)

	2015	2014
Unsecured notes with interest at 18%, due April 2013, in default. The Company issued 20,000 shares of Series D preferred stock as loan origination fees. The $195,000 fair value of the preferred stock was amortized over the original term of the note. Principal of $50,000 and accrued interest of $13,333 were converted to common stock in December 2013.	$64,261	$64,261

Unsecured note payable with no interest, due March 2015. In connection with the issuance of the note, the Company issued warrants to purchase 450,000 shares of common stock. The $143,634 relative fair value of the warrants was amortized to interest expense through March 2015. The note also required a payment of the greater of 667,000 shares of common stock or shares of common stock equal to $500,000 at the end of the term (relative fair value of $230,293). In May 2015, the note and other payables were converted into an unsecured note payable to the same party. The conversion resulted in a gain on extinguishment of debt of $230,293.

	—	200,000

Total notes payable before discount	1,534,709	1,601,435

Less discount	(274,793)	(169,450)

Total notes payable	1,259,916	1,431,985

Less current portion	(1,259,916)	(1,212,937)

Notes payable, net of current portion	$—	$219,048

As of September 30, 2015, scheduled principal payments on notes payable are as follows:

Year Ending September 30,
2016	$1,534,709

9.       Related-Party Notes Payable

The Company had the following related-party notes payable outstanding as of September 30:

2015	2014

Secured borrowings from entities controlled by an officer that purchased a $2,813,175 customer receivable for $1,710,500. The Company was able to buy back the receivable for $1,950,000 less cash received by the entities through March 2015. The $239,500 difference between the buyback and cash received plus $253,500 of loan origination fees was amortized to interest expense through March 2015. In September 2015, the note was modified to extend the maturity date to January 2017 with interest at 18%. The Company added $81,600 of extension fees and issued 3,000,000 shares of common stock as part of the modification and the note is convertible into common stock at $0.30 per share. The $540,000 fair value of the common stock was recognized as a loss on extinguishment of debt

$1,721,100	$1,639,500

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

9.       Related-Party Notes Payable (cont.)

	2015	2014
Unsecured note payable to an entity controlled by an officer with interest at 18%, due January 2017, convertible into common stock at $0.30 per share. The Company issued 3,000,000 shares of common stock as loan origination fees. The $540,000 fair value of the common stock was recognized as a loss on extinguishment of debt	$1,303,135	$—

Unsecured note payable to an entity controlled by a former Executive Chairman of the Board of Directors with no interest (18% in the event of default), due on demand and in default. The former Executive Chairman demanded payment by May 15, 2015.	396,667	—

Unsecured note payable to an entity controlled by a former Executive Chairman of the Board of Directors with interest at 18%, due January 2017.	324,016	—

Unsecured note payable to a former officer with interest at 15%, due June 2012, in default. The note included a $3,000 loan origination fee added to the principal and is convertible into common stock at $0.50 per share.	30,000	30,000

Unsecured note payable to a former officer with interest at 12%, due September 2013, in default, and convertible into common stock at $0.75 per share.	26,721	26,721

Unsecured note payable to an entity controlled by an officer with interest at 18%, due upon demand.	25,463	—

Unsecured note payable to a former officer with interest at 12%, due on demand.	13,644	13,644

Secured borrowings from a former Executive Chairman of the Board of Directors who purchased a $422,000 customer receivable for $250,000. The Company was able to buy back the receivable for $291,667 less cash received by the former Executive Chairman before June 2015. The $41,667 difference between the buyback and cash received plus $25,000 of loan origination fees was to be amortized to interest expense over the buyback term. In November 2014, the secured borrowings and other advances were converted into an unsecured note payable to the same related party and the remaining discount balance of $45,129 was recognized as a loss on extinguishment of debt.

	—	291,667

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

9.       Related-Party Notes Payable (cont.)

	2015	2014

Unsecured note payable to an entity controlled by a former Executive Chairman of the Board of Directors, interest at 12%, due on demand, and convertible into common stock at $0.75 per share. The Company issued 17,500 shares of common stock as loan origination fees. The $26,250 fair value of the common stock was amortized to interest expense over the original term of the note, (through September 2013). In December 2013, $160,000 of the note was converted to common stock. In September 2015, $15,000 of principal and $10,469 of interest with other payables were converted into an unsecured note payable to the same party.

	$—	$15,000

Total notes payable, related-party, before discount	3,840,746	2,016,532
Less discount	—	(346,912)

Total notes payable, related-party	3,840,746	1,669,620
Less current portion	(492,495)	(1,669,620)

Notes payable, related party, net of current portion	$3,348,251	$—

As of September 30, 2015, scheduled principal payments on related-party notes payable are as follows:

Years Ending September 30,
2016	$492,495
2017	3,348,251

10.     Loss on Induced Conversion of Debt and Sale of Common Stock

During the fiscal year ended September 30, 2014, the Company offered a favorable, below market rate to all debt holders of $0.75 of debt per share of common stock to induce conversion of debt to equity. Debt and accrued interest of approximately $381,000 was converted to shares of common stock. In addition, debt and accrued interest due to related parties of approximately $1,946,000 was converted to shares of common stock at $0.60 of debt per share of common stock. The Company also offered the private placement of common stock to existing investors at $0.75 per share, which was below the market price. The difference between the offered price and the market price of all common stock issued was approximately $114,000 and was recorded as a loss on induced conversion of debt.

11.     Fair Value Measurements

The Company measures the fair values of its assets and liabilities using the US GAAP hierarchy levels as follows:

Level 1       The Company does not have any Level 1 inputs available to measure its assets.

Level 2      The Company’s embedded derivative liabilities are measured on a recurring basis using Level 2 inputs.

Level 3      The Company’s goodwill is measured using Level 3 inputs.

The Company’s embedded derivatives liability is re-measured to fair value as of each reporting date until the contingency is resolved. See Note 12 for more information about derivatives and the inputs used for calculating fair value.

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

12.     Derivatives Liability

The derivatives liability as of September 30, 2015 and 2014 was $79,347 and $106,444, respectively. The derivatives liability as of September 30, 2014 was related to a variable conversion price adjustment on the Series F preferred stock. The derivatives liability as of December 31, 2014 was eliminated due to the conversion price on Series F preferred stock being adjusted from $1.00 to $0.3337 based on the number of subscribers as of December 31, 2014. The derivatives liability as of September 30, 2015 is related to a variable conversion price adjustment on outstanding notes payable.

During the fiscal year ended September 30, 2014, the Company estimated the fair value of the embedded derivatives prior to their conversion and elimination using a binomial option-pricing model with the following assumptions, according to the instrument: exercise price of $0.35 per share; risk free interest rate of 0.060%; expected life of 0.50 years; expected dividends of 0%; a volatility factor of 104%; and a stock price of $0.24. During the fiscal year ended September 30, 2015, the Company estimated the fair value of the embedded derivatives prior to their conversion and elimination using a binomial option-pricing model with the following assumptions, according to the instrument: exercise prices ranging from $0.12 to $0.33 per share; risk free interest rates ranging from 0.010% to 0.260%; expected lives ranging from 0.001 to 0.50 years; expected dividends of 0%; volatility factors ranging from 0.01% to 138.68%; and stock prices ranging from $0.12 to $0.33. The expected lives of the instruments were equal to the average term of the conversion option. The expected volatility is based on the historical price volatility of the Company’s common stock. The risk-free interest rate represents the U.S. Treasury constant maturities rate for the expected life of the related conversion option. The dividend yield represents anticipated cash dividends to be paid over the expected life of the conversion option. The Company recognized a gain on derivatives liability for fiscal years ended 2015 and 2014 of $128,942 and $373,293, respectively.

13.     Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, with a par value of $0.00001 per share. Pursuant to the Company’s Certificate of Incorporation, the Board of Directors has the authority to amend the Company’s Certificate of Incorporation, without further stockholder approval, to designate and determine the preferences, limitations and relative rights of the preferred stock before any issuance of the preferred stock and to create one or more series of preferred stock, fix the number of shares of each such series, and determine the preferences, limitations and relative rights of each series of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, and liquidation preferences.

Series C Convertible Preferred Stock

As of September 30, 2013, the Company had 480,000 shares of Series C convertible preferred stock issued and outstanding (“Series C preferred stock”). In December 2013, all 480,000 shares of Series C preferred stock were converted to 672,000 shares of common stock. The conversion rate of 1.4 shares of common stock was greater than the designated conversion rate of one share of common stock and, therefore, the fair value of the additional 192,000 shares was recorded as a deemed dividend. During fiscal year 2014, the Company accrued $11,367 of dividends on Series C preferred stock and settled the accrued dividends by issuing 11,599 shares of common stock. The Series C preferred stock was non-voting.

Series D Convertible Preferred Stock

The Board of Directors has designated 1,000,000 shares of preferred stock as Series D convertible preferred stock (“Series D preferred stock”). The Series D preferred stock is voting on an as-converted basis. The Series D preferred stock has a dividend rate of 8%, payable quarterly. The Company may redeem the Series D preferred shares at a redemption price equal to 120% of the original purchase price

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

13.     Preferred Stock (cont.)

with 15 days’ notice. In December 2013, 893,218 shares of Series D preferred stock were converted to 6,252,526 shares of common stock.  The conversion rate of 7 shares of common stock was greater than the designated conversion rate of 5 shares of common stock and, therefore, the fair value of the additional 1,786,436 shares was recorded as a deemed dividend. During fiscal year 2015, the Company accrued $24,800 of dividends on Series D preferred stock and settled $31,051 of accrued dividends by issuing 118,068 shares of common stock.

During fiscal year 2014, the Company accrued $84,212 of dividends on Series D preferred stock and settled $77,961 of the accrued dividends by issuing 85,477 shares of common stock.

Series E Convertible Preferred Stock

During fiscal year 2013, the Board of Directors designated shares of preferred stock as Series E convertible preferred stock (“Series E preferred stock”). Series E preferred stock is convertible into common stock at $1.00 per share, the conversion price is adjustable if there are distributions of common stock or stock splits by the Company. The designation also provides that the Series E preferred stock is non-voting and receives a monthly dividend of 3.322% for 25 to 32 months. In addition, the convertibility and the redemption price of the Series E preferred stock is gradually reduced by dividend payments over 25 to 32 months. After the dividend payment term, the redemption price of Series E preferred stock is $0, the Series E preferred stock has no convertibility to common stock and the holders are entitled to receive a pro-rata share of cumulative royalties totaling 4% of the Company’s gross profits payable quarterly for a two-year period.

During fiscal year 2014, $83,473 of debenture loans and accrued interest converted into 8,347 shares of Series E preferred stock. During fiscal years 2015 and 2014, the Company accrued dividends of $326,863 and $320,071, respectively, to Series E preferred shareholders. During fiscal years 2015 and 2014, the Company paid dividends of $0 and $258,284, respectively, to Series E preferred shareholders. As of September 30, 2015 and 2014, the redemption price for the Series E preferred stock was $477,829.

Series F Convertible Preferred Stock

During fiscal year 2014, the Board of Directors designated 7,803 shares of preferred stock as Series F convertible preferred stock (“Series F preferred stock”). In April 2014, the Company increased the authorized shares of Series F preferred stock to 10,000. Series F preferred stock is non-voting, has a stated value of $1,000 and is convertible into common stock at $0.3337 per share (see Note 12). The Series F preferred stock has a dividend rate, payable quarterly, of 8% until April 30, 2015, 16% from May 1, 2015 to July 31, 2015, 20% from August 1, 2015 to October 31, 2015 and 25% thereafter.

During fiscal year 2014, the Company issued 5,361 shares of Series F preferred stock for net proceeds of $3,580,771, after considering $675,229 of related costs, and the conversion of $574,592 of debt and accrued interest. During fiscal years 2015 and 2014, the Company accrued dividends of $643,320 and $322,730 to Series F preferred shareholders. During fiscal year 2015, the Company settled $643,320 of dividends on Series F preferred stock by issuing 3,372,917 shares of common stock. The conversion rate of $0.19 per common share was greater than the designated conversion rate and, therefore, the additional fair value of $301,097 was recorded as a deemed dividend. During fiscal year 2014, the Company settled $144,030 of dividends plus $3,601 of accrued interest on Series F preferred stock by paying $73,815 in cash and issuing 184,541 shares of common stock.

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

13.     Preferred Stock (cont.)

Liquidation Preference

Upon any liquidation, dissolution or winding up of the Company, before any distribution or payment may be made to the holders of the common stock, the holders of the Series D preferred stock, Series E preferred stock, and Series F preferred stock are entitled to be paid out of the assets an amount equal to $1.00 per share plus all accrued but unpaid dividends. If the assets of the Company are insufficient to make payment in full to all holders of preferred stock, then the assets shall be distributed among the holders of preferred stock ratably in proportion to the full amounts to which they would otherwise be entitled.

14.     Common Stock

In April 2014, the Company amended its Certificate of Incorporation increasing the total number of authorized shares of common stock from 50,000,000 shares to 200,000,000 shares.

During fiscal year 2015, the Company issued the following shares of common stock:

•         290,000 shares to the former Interim Chief Executive Officer for future services, the value on the date of grant was $69,600. The shares originally vested quarterly over two years, but fully vested upon the mutual resignation of the former Interim Chief Executive Officer during March 2015;

•         7,177,103 shares for employee compensation for past services and bonuses, the value on the date of grant was $1,761,606;

•         118,068 shares to settle accrued dividends for Series D preferred stock, the value on the date of grant was $31,051;

•         275,000 shares as part of a settlement agreement on accounts payable, the value on the date of grant was $68,750;

•         3,000,000 shares as part of a settlement agreement on notes payable and accounts payable that resulted in a new note payable, the value on the date of grant was $780,000 which is included in loss on extinguishment of debt;

•         2,000,000 shares to the Executive Chairman of the Board of Directors for services for the calendar year 2015, according to an agreement entered into prior to appointment as the Executive Chairman, the value on the date of grant was $600,000;

•         4,000,000 shares to the Executive Chairman of the Board of Directors for future services, according to an employment agreement entered into for further appointment as the Chief Executive Officer. The value on the date of grant was $720,000. The shares vest monthly over two years;

•         305,556 shares to the Executive Chairman of the Board of Directors for a future bonus to be earned for additional end users (300 shares for each new end user). The value on the date of grant was $55,000. Additional shares may be issued to the Executive Chairman of the Board of Directors for additional end users acquired through December 2015;

•         2,000,000 shares to the Chief Financial Officer for future services according to a consulting agreement, the value on the date of grant was $360,000. The shares vest monthly over two years;

•         3,372,917 shares to settle accrued dividends for Series F preferred stock, the value on the date of grant was $944,417;

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

14.     Common Stock (cont.)

•         2,750,000 shares for services provided by independent consultants, the value on the date of grant was $770,000;

•         250,000 shares to an entity controlled by the former Executive Chairman of the Board of Directors for services provided, the value of the shares on the date of grant was $53,500.

•         250,000 shares for future services to be provided by an independent consultant, the value at the date of grant was $45,000;

•         509,976 shares for notes payable origination fees, the value on the date of grant was $89,397;

•         6,000,000 shares to an entity controlled by an officer of the Company for related-party notes payable origination fees, the value on the date of grant was $1,080,000.

The fair value of unvested common stock as of September 30, 2015 was $2,607,016.

15.     Common Stock Options and Warrants

The fair value of each stock option or warrant is estimated on the date of grant using a binomial option-pricing model. The expected life of stock options or warrants represents the period of time that the stock options or warrants are expected to be outstanding, based on the simplified method. Expected volatilities are based on historical volatility of the Company’s common stock, among other factors. The Company uses the simplified method within the valuation model due to the Company’s short trading history. The risk-free rate related to the expected term of the stock options or warrants is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield is zero.

During fiscal years 2015 and 2014, the Company measured the fair value of the warrants using a binomial valuation model with the following assumptions:

	2015	2014
Exercise price	$0.30 – $1.00	$0.50 – $1.40
Expected term (years)	1 – 2	1 – 3
Volatility	228% – 302%	101% – 216%
Risk-free rate	0.22% – 0.63%	0.11% – 0.92%
Dividend rate	0%	0%

During the fiscal year ended September 30, 2015, the Company did not grant any common stock options or warrants. During February 2015, the Company modified the exercise price of options and warrants previously issued to the Executive Chairman of the Board of Directors from $1.00 to $0.30 per share, according to an agreement entered into prior to appointment as the Executive Chairman, and recognized additional expense of $20,472. During April 2015, the Company modified the exercise price of options and warrants previously issued to a note holder from $1.00 to $0.40 per share as part of a settlement agreement and conversion of an existing note payable and other payables into a new note payable. The additional expense of $22,397 was recorded as a loss on extinguishment of debt.

During the fiscal year ended September 30, 2014, the Company modified the exercise price of options and warrants previously issued to current employees and officers to $0.50 per share. The Company recognized additional expense of $71,942 and deferred $7,960 over the remaining vesting period of the options and warrants.

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

15.     Common Stock Options and Warrants (cont.)

The following table summarizes information about stock options and warrants outstanding as of September 30, 2015:

Options and Warrants	Number of Options and Warrants	Weighted- Average Exercise Price
Outstanding as of October 1, 2014	10,991,576	$1.05
Granted	—
Exercised	—
Forfeited	(1,494,025)	1.52
Outstanding as of September 30, 2015	9,497,551	0.91
Exercisable as of September 30, 2015	7,667,551	1.01

As of September 30, 2015, the outstanding warrants have an aggregate intrinsic value of $0, the weighted average remaining term of the warrants was 2.91 years, and the fair value of unvested stock options and warrants was $154,522.

16.     Segment Information

The Company operated two business segments during fiscal year 2014 and a portion of fiscal year 2015 based primarily on the nature of the Company’s products. The Chronic Illness Monitoring segment is engaged in the business of developing, distributing and marketing mobile monitoring of patient vital signs and physical activity to insurance companies, disease management companies, third-party administrators, and self-insured companies. The customer contracts and equipment leased to customers of the CareServices segment were sold in December 2014. The CareServices segment was engaged in the business of developing, distributing and marketing mobile health monitoring and concierge services to distributors and consumers.

At the corporate level, the Company raises capital and provides for the administrative operations of the Company as a whole.

The following table reflects certain financial information relating to each reportable segment for fiscal years 2015 and 2014:

	Corporate	Chronic Illness Monitoring	CareServices (Discontinued Operations)	Total
As of September 30, 2015 and for the Fiscal Year Then Ended
Sales to external customers	$—	$6,597,981	$152,686	$6,750,667
Segment income (loss)	(10,757,547)	(583,890)	(186,232)	(11,527,669)
Interest expense, net	977,234	—	—	977,234
Segment assets	767,302	1,771,658	—	2,538,960
Property and equipment purchases	15,289	—	—	15,289
Depreciation and amortization	57,036	—	233,664	290,700

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

16.     Segment Information (cont.)

	Corporate	Chronic Illness Monitoring	CareServices (Discontinued Operations)	Total
As of September 30, 2014 and for the Fiscal Year Then Ended
Sales to external customers	$—	$6,107,941	$1,003,238	$7,111,179
Segment loss	(9,957,268)	(2,051,752)	(1,452,567)	(13,461,587)
Interest expense, net	1,936,039	—	—	1,936,039
Segment assets	550,370	4,134,403	737,012	5,421,785
Property and equipment purchases	70,603	—	—	70,603
Depreciation and amortization	92,823	57,220	972,819	1,122,862

17.     Income Taxes

As of September 30, 2015, the Company had net operating loss carryforwards available to offset future taxable income, if any, of approximately $77,700,000, which will begin to expire in 2027. The utilization of the net operating loss carryforwards is dependent upon the tax laws in effect at the time the net operating loss carryforwards can be utilized. The Internal Revenue Code contains provisions that likely could reduce or limit the availability and utilization of these net operating loss carryforwards. For example, limitations are imposed on the utilization of net operating loss carryforwards if certain ownership changes have taken place or will take place. The Company will perform an analysis to determine whether any such limitations have occurred as the net operating losses are utilized.

The amount and ultimate realization of the benefits from the net operating loss carryforwards are dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which cannot be determined. The Company has established a valuation allowance against all deferred income tax assets not offset by deferred income tax liabilities due to the uncertainty of their realization. Accordingly, there is no benefit for income taxes in the accompanying statements of operations.

Deferred income taxes are determined based on the estimated future effects of differences between the consolidated financial reporting and income tax reporting bases of assets and liabilities given the provisions of currently enacted tax laws and the tax rates expected to be in place.

The deferred income tax assets (liabilities) were comprised of the following as of September 30:

	2015	2014
Net operating loss carryforwards	$29,000,000	$23,858,000
Depreciation, amortization and reserves	721,000	1,515,000
Stock-based compensation	1,728,000	2,007,000
Accrued vacation	28,000	53,000
Valuation allowance	(31,477,000)	(27,433,000)
Total	$—	$—

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

17.     Income Taxes (cont.)

Reconciliations between the benefit for income taxes at the federal statutory income tax rate and the Company’s benefit for income taxes for fiscal years 2015 and 2014 were as follows:

	2015	2014
Federal income tax benefit at statutory rate	$3,919,000	$4,577,000
State income tax benefit, net of federal income tax effect	380,000	444,000
Non-deductible expenses	(367,000)	67,000
Other	112,000	135,000
Change in valuation allowance	(4,044,000)	(5,223,000)
Benefit for income taxes	$—	$—

During fiscal years 2015 and 2014, the Company recognized no interest or penalties, and there were no changes in unrecognized tax benefits from tax positions taken or from lapsed statutes of limitations. There were no settlements with taxing authorities. As of September 30, 2015, the Company had no unrecognized tax benefits that, if recognized, would affect the effective tax rate, and there are no positions that are anticipated to significantly increase or decrease. The Company had no tax examinations beginning, ending, or remaining in process as of and for the years ended September 30, 2015 and 2014. Tax returns for fiscal years subsequent to 2011 remain subject to examination.

18.     Commitments and Contingencies

During fiscal year 2015, the Company leased office space under a non-cancelable operating lease, which was terminated during June 2015. In February 2015, the Company entered into a sublease agreement for part of the office space under the non-cancelable operating lease through the end of the original lease period. Payments under the sublease were made by the sublessee directly to the Company’s landlord. During the fiscal year ended September 30, 2015, the Company recognized $42,438 of sublease income as part of other expense, net.

The Company’s rent expense for facilities under the terminated operating lease for the nine months ended June 30, 2015 and fiscal year ended September 30, 2014 was approximately $226,000 and $279,000, respectively.

During June 2015, the Company entered into a new non-cancelable operating lease for its existing office space, excluding the previously subleased space, and with payments beginning in July 2015. Future minimum rental payments under the non-cancelable operating lease as of September 30, 2015 were as follows:

Years Ending September 30,
2016	$126,249
2017	130,036
2018	111,340
$367,625

The Company’s rent expense under the new non-cancelable operating lease for fiscal year 2015 was approximately $31,000.

On May 28, 2015, an investor of the Company filed a lawsuit claiming damages of $1,000,000 exclusive of interest and costs against the Company, its Executive Chairman, an entity controlled by its former Executive Chairman, and 4G Biometrics, a wholly owned subsidiary of the Company for a breach of contract. The Company has engaged legal counsel regarding the matter. As the lawsuit is in its early stages, it is not possible to predict the outcome of the matter. The Company intends to vigorously dispute the litigation and believes it has meritorious defenses to the claims.

ActiveCare, Inc.

Notes to Consolidated Financial Statements
September 30, 2015 and 2014

18.     Commitments and Contingencies (cont.)

On November 4, 2015 the Company received a demand for payment of $275,000 from a former employee of the Company and former principle of 4G Biometrics who was terminated for cause in regards to his employment agreement. On December 4, 2015, the Company filed a complaint against the former owners of 4G Biometrics, including this former employee, seeking damages in excess of $300,000 related to alleged misrepresentations made to induce ActiveCare to acquire 4G Biometrics. As the lawsuit is in its early stages, it is not possible to predict the outcome of the matter.

19.     Related Party Transactions Not Otherwise Disclosed

During fiscal year 2015, Purizer Corporation, an entity controlled by the Company’s former Executive Chairman of the Board of Directors, consulted with the Company to enter into an agreement with a customer. The Company granted Purizer Corporation 250,000 shares of common stock with a fair value of $53,500. The Company also agreed to pay Purizer Corporation 8.5% of revenue from this customer as long as the sales contract remains in full force.

During September 2015, the Company entered into consulting agreements with ADP Management, an entity controlled by the former Executive Chairman of the Board of Directors. The Company agreed to pay for the former Executive Chairman’s healthcare insurance cost plus $6,000 per month for consulting services. The Company also agreed to pay as a bonus to ADP Management a fee equal to 15% of the funds raised less payments to third parties owed in regards to the funds raised.

During September 2015, the Company entered into a one-year consulting agreement with Bluestone Advisors, LLC, an entity controlled by Mr. Jeffrey Peterson, who assumed a new role as Chief Financial Officer of the Company. The Company agreed to pay Bluestone Advisors, LLC $20,000 per month and 2,000,000 shares of common stock with a fair value of $360,000.

20.     Subsequent Events

Subsequent to September 30, 2015, the Company entered into the following agreements and transactions:

(1)      In October 2015, the Company entered into a consulting agreement with a third party in which it issued 250,000 shares of common stock.

(2)      In October 2015, the Company received funding under convertible debentures of $138,000 in which it issued 331,200 shares of common stock.

(3)      In November 2015, the Company entered into a factoring agreement in which it may factor $2,000,000 of receivables at any given time. In connection with the execution of this agreement, the Company issued 791,666 shares of common stock.

(4)      In November 2015, the Company altered certain terms and conditions of a previously executed factor agreement in which that agreement was subordinated to the factor agreement described in (3) above.

(5)      In December 2015, the Company entered into a factoring agreement in which the Company was advanced $200,000.

(6)      In December 2015, the Company entered into a convertible loan agreement with an existing debt holder with interest at 10% and is due December 2017, which incorporated $303,212 of principal and $31,380 of accrued interest of a previous note payable. All or part of the principal, interest and any late fees of the note payable is convertible into a shares of the Company’s common stock at a 5-day volume weighted average of the closing sales price. The convertible note is guaranteed by the Company’s chief financial officer and former Executive Chairman.

1 >>> TECHNOLOGY

Patients associated with participating employers receive a state-of-the art glucometer and testing supplies which allow for test results to be sent wirelessly to ActiveCare immediately after every test.

405

VISIBILITY AND CLARITY

Without any support or encouragement, 70% - 80% of diabetics taking medication never test. Are they following their treatment plan or out of control?

2 >>> STRONG SUPPORT

132
143
135

INSTANT ACCESS

Log books are a thing of the past.

As the physician you can now have access to realtime readings or accurate and real readings received directly from the glucometer at every appointment. Receive all the information you need to help them control their condition.

In coordination with your patient you can view readings online or receive a printed copy. Once invited, access is immediate and secure.

ActiveCare converts used diabetes test strips from trash into actionable data points, instantly capturing blood glucose information that was previously unavailable.

ActiveCare is able to interpret the readings and communicate with caregivers, physicians, disease management & wellness coordinators within minutes of any reading, supporting members in their moment of need. This "live" real-time intervention helps modify habits as it reinforces wellness goals.

103
160
201

3 >>> INCREASED COMPLIANCE

CHANGING OUTCOMES THROUGH REGULAR TESTING & COMPLIANCE

Blindness
Diabetes is a leading cause of blindness
Stroke
Diabetics are four times as likely to have a stroke
Heart Attack
Diabetics are three times as likely to have a heart attack
Kidney Disease
Diabetes is the leading cause of kidney failure
Life Expectancy
Diabetes reduces life expectancy on average 5–10 years.
Depression
People with diabetes are more than twice as likely to suffer from depression.
Amputation
Diabetes is the leading cause of non-traumatic lower limb amputations
76%
A 76% reduction in eye disease
42%
A 42% reduction in a cardiovascular disease event
57%
A 57% reduction in nonfatal heart attack, stroke or death from cardiovascular causes
50%
A 50% reduction in kidney disease (nephropathy)
60%
A 60% reduction in nerve disease (neuropathy)

Shares of Common Stock

Warrants to Purchase       Shares of Common Stock

_______________________

PROSPECTUS

_______________________

Joseph Gunnar & Co.

[  ], 2016

Through and including              , 2016 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock and warrants being registered. All amounts other than the SEC registration fees and FINRA fees are estimates.

SEC Registration Fees	$	[•]
FINRA Fees		[•]	*
NASDAQ Capital Markets Listing Fee		[•]	*
Printing and Engraving Expenses		[•]	*
Legal Fees and Expenses		[•]	*
Accounting Fees and Expenses		[•]	*
Transfer Agent Fees		[•]	*
Miscellaneous		[•]	*
Total	$	[•]

____________

*         Estimated expenses not presently known.

Item 14. Indemnification of Directors and Officers

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the DGCL.

Our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933, as amended, is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities issued for the last three fiscal years and through July 15, 2016. During fiscal year 2013, the Company issued the following shares of common stock:

From April 19, 2013 through September 30, 2013, the Company issued an aggregate of 327,382 shares as compensation for services to six independent consultants;

From May 16, 2013 through August 12, 2013, the Company issued an aggregate of 220,000 shares as compensation for two key employees as an incentive to work for the Company. The stock vests according to the terms of the employment agreements;

From October 25, 2012 through March 18, 2013, the Company issued an aggregate of 27,650 shares for employee bonuses;

On August 28, 2013, the Company issued 350,000 shares related to warrant exercises;

On August 28, 2013, the Company issued an aggregate of 150,000 shares for an employment contract extension with a key employee;

On September 1, 2013, the Company issued an aggregate of 25,000 shares to medical advisory board members for services through September 2014;

On September 1, 2013, the Company issued 25,000 shares for services provided by a board member;

From May 16, 2013 through August 28, 2013, the Company issued an aggregate of 141,987 shares as loan origination fees;

On May 16, 2013, the Company issued 4,758 shares for the extension of related-party payables;

From March 31, 2013 to May 16, 2013, the Company issued 40,000 shares for the extension of third-party notes payable;

From June 24, 2013 through September 20, 2013, the Company issued an aggregate of 13,439,190 shares for the conversion of outstanding debt;

On May 16, 2013, the Company issued 2,600 shares as part of the issuance of new debt to a related party;

From July 18, 2013 through September 17, 2013, the Company issued an aggregate of 166,200 shares to settle an accrued liability;

From June 20, 2013 through July 18, 2013, the Company issued an aggregate of 250,000 shares for the conversion of 50,000 shares of Series D preferred stock;

On April 11, 2013, the Company issued an aggregate of 425,000 shares for the exercise of warrants held by two key managers of GWire Corporation related to an asset purchase;

From April 1, 2013 through September 30, 2013, the Company issued an aggregate of 200,625 shares as dividends accrued for Series C and Series D preferred stock holders;

From July 10, 2013 through August 30, 2013, the Company issued 1,313,334 shares for cash;

From October 25, 2012 through June 25, 2013, the Company issued an aggregate of 29,600 shares to employees in accordance with a restricted stock agreement.

During fiscal year 2014, the Company issued the following shares of common stock:
From November 20, 2013 through December 16, 2013, the Company issued an aggregate of 3,712,549 shares to settle notes payable and related accrued interest.

From January 7, 2014 through January 10, 2014, the Company issued an aggregate of 6,924,526 shares in connection with the conversion of 480,000 shares of Series C preferred stock and 893,218 shares of Series D preferred stock.

On March 21, 2014, the Company issued 584,100 shares to the Chief Executive Officer related to the exercise of warrants.

On March 21, 2014, the Company issued 474,000 shares to a former Chief Executive Officer related to the exercise of warrants.

On June 25, 2014, the Board issued 650,000 shares to an entity controlled by an officer of the Company related to the exercise of warrants.

On June 25, 2014, the Board issued 15,000 shares to a board member related to the exercise of warrants.

From October 15, 2013 through March 31, 2014, the Company issued an aggregate of 161,738 shares for notes payable origination fees.

From December 16, 2013 through February 1, 2014, the Company issued an aggregate of 342,930 shares services.

On May 22, 2014, the Company issued and aggregate of 6,892 shares to officers of the Company as fees for unpaid services.

From December 31, 2013 through June 30, 2014, the Company issued an aggregate of 271,343 shares to settle accrued dividends for Series C, Series D and Series F preferred stock.

From December 16, 2013 through May 22, 2014, the Company issued an aggregate of 409,000 shares for services provided by independent consultants.

From January 30, 2014 through June 25, 2014, the Company issued an aggregate of 868,136 shares for employee compensation for past services and bonuses.

On March 21, 2014, the Company issued 100,000 shares for services provided by a board member.

On June 25, 2014, the Board issued 5,000,000 shares to its former Chief Executive Officer, David Derrick for future services (vest quarterly over two years).

On June 25, 2014, the Board issued and aggregate of 447,500 shares for employee compensation. 87,500 shares were forfeited during fiscal year 2014.

On June 25, 2014, the Board issued 4,072,334 shares to an entity controlled by an officer of the Company for future services.

During fiscal year 2015, the Company issued the following shares of common stock:

On October 1, 2014, the Board issued 290,000 shares to the former Interim Chief Executive Officer for future services. The shares originally vested quarterly over two years, but fully vested upon the mutual resignation of the former Interim Chief Executive Officer during March 2015.

From October 1, 2014 through September 23, 2015, the Board issued an aggregate of 7,177,103 shares for employee compensation for past services and bonuses.

From October 1, 2014 through September 23, 2015, the Board issued an aggregate of 118,068 shares to settle accrued dividends for Series D preferred stock.

On March 16, 2015, the Board issued 2,000,000 shares to the former Executive Chairman of the Board of Directors for services for the calendar year 2015, according to an agreement entered into prior to appointment as the Executive Chairman.

On September 23, 2015, the Board issued 275,000 shares as part of a settlement agreement on accounts payable.

On September 23, 2015, the Board issued 3,000,000 shares as part of a settlement agreement on notes payable and accounts payable that resulted in a new note payable which is included in loss on extinguishment of debt.

On September 23, 2015, the Board issued 4,000,000 shares to the former Executive Chairman of the Board of Directors for future services, according to an employment agreement entered into for further appointment as the Chief Executive Officer. The shares vest monthly over two years.

On September 23, 2015, the Board issued 305,556 shares to the former Executive Chairman of the Board of Directors related to services.

On September 23, 2015, the Board issued 2,000,000 shares to the Chief Financial Officer for future services according to a consulting agreement. The shares vest monthly over two years.

On June 23, 2015, the Board issued an aggregate of 3,372,917 shares to settle accrued dividends for Series F preferred stock.

From April 15, 2015 through September 23, 2015, the Board issued an aggregate of 2,750,000 shares for services provided by independent consultants.

On September 23, 2015, the Board issued 250,000 shares to an entity controlled by the former Executive Chairman of the Board of Directors for services provided.

On September 23, 2015, the Board issued 250,000 shares for future services to be provided by an independent consultant.

From September 1 through September 18, 2015, the Board issued an aggregate of 509,976 shares for notes payable origination fees.

On September 23, 2015, the Board issued an aggregate of 6,000,000 shares to an entity controlled by an officer of the Company for related-party notes payable origination fees.

During the six months ended March 31, 2016, the Company issued 29,115,646 shares of common stock as follows:

From February 29, 2016 through March 24, 2016, the Board issued an aggregate of 15,087,985 shares to settle notes payable and related accrued interest.

On February 29, 2016, the Board issued 500,000 shares for future services to be provided by an independent consultant.

On February 29, 2016, the Board issued an aggregate of 867,682 shares for employee compensation for past services and bonuses.

From November 5, 2015 through February 29, 2016, the Board issued an aggregate of 1,250,000 shares for services provided by independent consultants.

On February 29, 2016, the Board issued an aggregate of 10,000,000 shares as part of the redemption of Series F preferred stock.

From October 28, 2015 through November 24, 2015, the Board issued an aggregate of 1,122,866 shares for notes payable origination and financing fees.

On February 29, 2016, the Board issued an aggregate of 250,000 shares for the extension of notes payable.

On February 29, 2016, the Board issued an aggregate of 37,113 shares to settle accrued dividends for Series D preferred stock.

Subsequent to the six months ended March 31, 2016, the Company issued 2,806,093 shares of common stock as follows:

On May 3, 2016, the Board issued 140,365 shares for employee compensation for past services and bonuses;

On May 3, 2016, the Board issued 1,000,000 shares for a note payable origination fee.

On May 3, 2016, the Board issued 1,000,000 shares to an entity controlled by an officer of the Company for a related-party note payable origination fee.

On May 3, 2016, the Board issued an aggregate of 189,538 shares to settle accrued dividends for Series D preferred stock.

On June 17, 2016, the Board issued 476,190 shares in lieu of payment on a note payable at the option of the holder according to the terms of the agreement.

Item 16. Exhibits and Financial Statement Schedules

(a) EXHIBITS

We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement and below in this Item 16:

Exhibit Number	Description
1.1†	Form of Underwriting Agreement

3.1	Articles of Incorporation (Previously Filed as Exhibit to S-1 on September 29, 2008)

3.2	Articles of Amendment to Articles of Incorporation (Previously Filed as Exhibit to S-1 on September 29, 2008)

3.3	Articles of Amendment to Articles of Incorporation for Change of Name (Previously filed as exhibit to 10-K for the year ended September 30, 2009)

3.4	Certificate of Incorporation filed with Delaware July 15, 2009 (Previously filed as exhibit to 10-K for the year ended September 30, 2009)

3.5*	Certificate of Correction to Certificate of Incorporation filed May 7, 2016

3.6	Certificate of Amendment to Certificate of Incorporation filed June 19, 2014

3.7	Designation of Rights and Preferences for Series A Convertible Preferred Stock (Previously filed as exhibit to 8-K, September 11, 2009)

3.8	Amended and Restated Certificate of Designation of Rights and Preferences for Series A Convertible Preferred Stock (Previously filed as exhibit to 8-K, March 29, 2010)

3.9	Certificate of Designation of Rights and Preferences of Series B Convertible Preferred Stock (Previously filed as exhibit to 8-K, March 29, 2010)

3.10*	Amended and Restated Certificate of Designation of Rights and Preferences of Series C Preferred Stock

3.11*	Amended and Restated Certificate of Designation of Rights and Preferences of Series D Preferred Stock

3.12*	Certificate of Designation of Rights and Preferences of Series E Preferred Stock

3.13*	Corrected Certificate of Designation of Series Convertible Preferred Stock

3.14	Certificate of Designations of Preferences, Rights and Limitations of Series F Variable Rate Convertible Preferred Stock (Previously filed as exhibit to 8-K, December 18, 2013)

3.15	Certificate of Amendment to Series F Variable Rate Convertible Preferred Stock Certificate of Designation

3.16

Amendment to Certificate of Designations of Preferences, Rights and Limitations of Series F Variable Rate Convertible Preferred Stock (Previously filed as part of Definitive Information Statement on Form 14C, May 21, 2014)

3.17	Bylaws (Previously Filed as Exhibit to S-1 on September 29, 2008)

3.18	Amended and Restated Bylaws (Previously filed as exhibit to 10-K for the year ended September 30, 2009)

4.1†	Form of Underwriters’ Warrant

5.1†	Opinion of Lucosky Brookman LLP

Exhibit Number	Description
10.1	Employment agreement with chief executive officer (Previously filed as exhibit to 10-K for the year ended September 30, 2015)

10.2	Consulting agreement for chief financial officer (Previously filed as exhibit to 10-K for the year ended September 30, 2015)

10.3	Form of indemnification agreements (Previously filed as exhibit to 10-K for the year ended September 30, 2015)

10.4	Consulting agreement with ADP Management (Previously filed as exhibit to 10-K for the year ended September 30, 2015)

10.5	Settlement agreement with Bluestone Advisors (Previously filed as exhibit to 10-K for the year ended September 30, 2015)

10.6	Note payable agreement with ADP Management (Previously filed as exhibit to 10-K for the year ended September 30, 2015)

10.7	Settlement agreement with Advance Technology Investors (Previously filed as exhibit to 10-K for the year ended September 30, 2015)

10.8	Corporate office sublease agreement (Previously filed as exhibit to 10-K for the year ended September 30, 2015)

10.9	Loan and Security Agreement between ActiveCare and PFG (Previously filed as exhibit to 10-Q for the quarter ended December 31, 2015)

10.10	Form of Securities Exchange Agreement between ActiveCare and Series F Holders (Previously filed as exhibit to 10-Q for the quarter ended December 31, 2015)

10.11	Form of Notice of Conversion By and Among ActiveCare and the Holders of 12% Subordinated Convertible Promissory Notes (Previously filed as exhibit to 10-Q for the quarter ended December 31, 2015)

10.12	Form of Merchant Agreement (Previously filed as exhibit to 10-Q for the quarter ended December 31, 2015)

10.13	Addendum #1 to the Settlement Agreement between ActiveCare and Bluestone Advisors (Previously filed as exhibit to 10-Q for the quarter ended December 31, 2015)

10.14	Convertible Promissory Note issued to ADP Management (Previously filed as exhibit to 10-Q for the quarter ended December 31, 2015)

10.15	Secured Convertible Promissory Note Issued to Tonaquint, Inc. (Previously filed as exhibit to 10-Q for the quarter ended December 31, 2015)

10.16	Form of Purchase and Sale Agreement (Previously filed as exhibit to 10-Q for the quarter ended December 31, 2015)

10.17	Addendum# 1 to Settlement Agreement Between ActiveCare, Inc. and Advance Technology Investors (Previously filed as exhibit to 10-Q for the quarter ended December 31, 2015)

Exhibit Number	Description
10.18	Form of 10% Convertible Debenture (Previously filed as exhibit to 10-Q for the quarter ended December 31, 2015)

10.19	Form of Warrant to be issued to holders of ActiveCare Series F Convertible Preferred Stock (Previously filed as exhibit to 10-Q for the quarter ended December 31, 2015)

10.20	Form of Warrant to be issued to Partners For Growth in connection with Loan and Security Agreement (Previously filed as exhibit to 10-Q for the quarter ended December 31, 2015)

10.21	Amended and Restated Consulting Agreement with ADP Management (Previously filed as exhibit to 10-Q for the quarter ended December 31, 2016)

10.22	Consulting Agreement with Active Care and James Dalton

23.1*	Consent of Tanner LLC

23.2	Consent of Lucosky Brookman LLP (reference is made to Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page of the Registration Statement)

____________

*         Filed herewith

†        To be filed by amendment

(b) Financial statement schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)      That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)      The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(h)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)       The undersigned Registrant hereby undertakes:

(1)      That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)      That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*         Paragraph references correspond to those of Regulation S-K, Item 512.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orem, Utah, on July 19 2016.

ActiveCare, Inc.

By:	/s/ Jeffrey S. Peterson
Name: Jeffrey S. Peterson Title: Director, Chairman, Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Jeffrey S. Peterson and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Eric Robinson	Chief Financial Officer, Secretary, Treasurer Officer,
Eric Robinson	(Principal Accounting and Financial Officer)	July 19, 2016

/s/ Robert J. Welgos	Director
Robert J. Welgos		July 19, 2016

/s/ Bradley Robinson	Director
Bradley Robinson		July 19, 2016